                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 14a-11(c) or 14a-12

                                  APL LIMITED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        Common Stock, $.01 par value

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        24,636,744 shares of Common Stock

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): (1)

        $33.50

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction: (1)

        $825,330,924

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        $165,066.00

        ------------------------------------------------------------------------
---------------
1 The filing fee assumes the purchase of 24,636,744 shares of Common Stock of the Registrant at $33.50 in cash per share. The amount of the filing fee, calculated in accordance with Rule 0-11(c)(1) of the Securities Exchange Act of 1934, as amended, equals one-fiftieth (1/50) of one percent of the proposed cash payments to the holders of Common Stock, for a total of $165,066.00.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[APL LIMITED LOGO]

                                  APL LIMITED
                                 1111 BROADWAY
                           OAKLAND, CALIFORNIA 94607

                                                                   July 21, 1997

TO THE SHAREHOLDERS OF
  APL LIMITED:

     You are cordially invited to attend the Annual Meeting of Shareholders of APL Limited (the "Company") to be held at 10:00 a.m. on August 28, 1997, at the Company's headquarters, 1111 Broadway, Oakland, California.

     As described in the enclosed Proxy Statement, at the Annual Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of April 13, 1997, by and among Neptune Orient Lines Limited ("NOL"), Neptune U.S.A., Inc., an indirect wholly-owned subsidiary of NOL ("Sub"), and the Company (the "Merger Agreement") and the transactions contemplated by the Merger Agreement, including the merger of Sub with and into the Company (the "Merger"). Pursuant to the Merger Agreement, the Company will become an indirect wholly-owned subsidiary of NOL, and each outstanding share of the Company's common stock will be converted in the Merger into the right to receive $33.50 in cash, without interest. You are urged to read the enclosed Proxy Statement, which provides you with a description of certain of the terms of the proposed Merger. A copy of the Merger Agreement is included as Appendix A to the enclosed Proxy Statement.

     At the Annual Meeting, you will also be asked to elect five Class II directors to hold office until 2000, or if the Merger is consummated, for terms ending on the date of consummation of the Merger, to ratify the selection of Arthur Andersen LLP as the Company's independent auditors for fiscal year 1997 and to transact such other business as may properly come before the meeting and any adjournment thereof. The Proxy Statement provides detailed information about the five nominees for director.

     Your Board of Directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company and its shareholders and has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, "FOR" THE PROPOSED SLATE OF DIRECTORS AND "FOR" THE PROPOSED RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP.

     Consummation of the Merger is subject to certain conditions, including approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company's common stock entitled to vote thereon and the approval of the Merger and the transactions contemplated thereby by various regulatory authorities.

     It is very important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign, and return the proxy card in the enclosed postage paid envelope. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE ANNUAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. The giving of a proxy will not affect your right to vote in the event that you attend the Annual Meeting.

     Please do not send in your stock certificate at this time. In the event that the Merger is approved by the requisite vote of the Company's shareholders, you will be sent a letter of transmittal for that purpose promptly after the Merger is consummated. Your Board of Directors and management look forward to seeing you at the meeting.

Sincerely,

/s/ TIMOTHY J. RHEIN                                /s/ JOJI HAYASHI
TIMOTHY J. RHEIN                                    JOJI HAYASHI
President and Chief                                 Chairman of the Board
Executive Officer

                                  APL LIMITED
                                 1111 BROADWAY
[APL LIMITED LOGO]         OAKLAND, CALIFORNIA 94607

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD AUGUST 28, 1997
                            ------------------------

TO OUR SHAREHOLDERS:

     Notice is hereby given of, and you are cordially invited to attend, the annual meeting of shareholders (the "Annual Meeting") of APL Limited (the "Company") to be held on August 28, 1997, at 10:00 a.m. at the Company's headquarters, 1111 Broadway, Oakland, California for the following purposes:

          (1) To elect five Class II directors to hold office until 2000, or if the Merger (as hereinafter defined) is consummated, for terms ending on the date of consummation of the Merger;

          (2) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of April 13, 1997, by and among Neptune Orient Lines Limited, a Singapore corporation ("NOL"), Neptune U.S.A., Inc., a Delaware corporation and an indirect wholly-owned subsidiary of NOL ("Sub"), and the Company (the "Merger Agreement") (a copy of which is attached to the accompanying Proxy Statement as Appendix A) and the transactions contemplated by the Merger Agreement, including the Merger. As more fully described in the Proxy Statement, the Merger Agreement provides that: (i) Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation;
     (ii) the Company will thereupon become an indirect wholly-owned subsidiary of NOL and the current shareholders of the Company will cease to have an ownership interest in the Company; and (iii) each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Stock") (other than certain shares owned by the Company, NOL, or their respective wholly-owned subsidiaries, which will be cancelled, and other than shares as to which rights to appraisal have been perfected under Delaware law as described in the accompanying Proxy Statement) will be converted, upon the effectiveness of the Merger, into the right to receive $33.50 in cash, without interest;

          (3) To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for fiscal year 1997; and

          (4) To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on July 10, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

     The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger, and certain actions to be taken in connection with the Merger, and provides detailed information about the five nominees for director. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage paid envelope, whether or not you plan to attend the Annual Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Annual Meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, "FOR" the proposed slate of directors and "FOR" the proposed ratification of the selection of Arthur Andersen LLP.

     Holders of the Company's common stock have the right to dissent from the Merger and obtain a judicial determination of the "fair value" of their shares and to receive payment therefor by following the procedures prescribed in
Section 262 of the Delaware General Corporation Law, which is attached as Appendix C to, and summarized under "DISSENTERS' RIGHTS" in, the accompanying Proxy Statement.

     In the event that there are not sufficient votes to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, it is expected that the Annual Meeting will be postponed or adjourned to a later time in order to permit additional time for further solicitation of proxies or votes by the Company.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ MARYELLEN B. CATTANI
                                          MARYELLEN B. CATTANI
                                          Executive Vice President,
                                          General Counsel and Secretary

Oakland, California
July 21, 1997

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, "FOR" THE PROPOSED SLATE OF DIRECTORS AND "FOR" THE PROPOSED RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP.

     The affirmative vote of holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. You may revoke the proxy at any time prior to its exercise in the manner described in the accompanying Proxy Statement. Any shareholder present at the Annual Meeting, including any adjournment or postponement thereof, may revoke such holder's proxy and vote personally on the Merger Agreement and the transactions contemplated thereby, including the Merger, and on the other proposals, at the Annual Meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE ANNUAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

        PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

                                  APL LIMITED
                                 1111 BROADWAY
                           OAKLAND, CALIFORNIA 94607

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                AUGUST 28, 1997
                            ------------------------

     This Proxy Statement is being furnished to the holders of common stock, par value $.01 per share (the "Common Stock"), of APL Limited, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the annual meeting of shareholders (including any postponements or adjournments thereof, the "Annual Meeting") to be held on August 28, 1997, at 10:00 a.m. at the Company's headquarters, 1111 Broadway, Oakland, California, and at any adjournments or postponements thereof. The Board has fixed the close of business on July 10, 1997, as the record date (the "Record Date") for the Annual Meeting with respect to this solicitation. Only holders of record of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. At the close of business on such date, there were 24,813,009 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

     At the Annual Meeting, the holders of Common Stock (the "Shareholders") will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of April 13, 1997, by and among Neptune Orient Lines Limited, a Singapore corporation ("NOL"), Neptune U.S.A., Inc., a Delaware corporation and an indirect wholly-owned subsidiary of NOL ("Sub"), and the Company (the "Merger Agreement") (a copy of which is attached to this Proxy Statement as Appendix A) and the transactions contemplated thereby, including the Merger (as hereinafter defined). Pursuant to the Merger Agreement, and subject to satisfaction of the conditions set forth therein, (i) Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"), (ii) the Company will thereupon become an indirect wholly-owned subsidiary of NOL and the current Shareholders of the Company will cease to have an ownership interest in the Company, and (iii) each outstanding share of Common Stock (other than shares owned by the Company, NOL, or their respective wholly-owned subsidiaries, which will be cancelled, and other than Dissenting Shares (as hereinafter defined)) will be converted, upon the effectiveness of the Merger, into the right to receive $33.50 in cash, without interest (the "Merger Consideration"). The aggregate cash consideration to be paid in the Merger is approximately $825 million, exclusive of payments to be made in connection with stock options, bonus shares, premium shares, phantom shares and dividend equivalent rights.

     At the Annual Meeting, the Shareholders will also consider and vote upon proposals to elect five Class II directors to hold office until 2000, or if the Merger is consummated, for terms ending on the date of consummation of the Merger, to ratify the selection of Arthur Andersen LLP as the Company's independent auditors for fiscal year 1997 and to transact such other business as may properly come before the meeting and any adjournment thereof.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, "FOR" THE PROPOSED SLATE OF DIRECTORS AND "FOR" THE PROPOSED RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP.

     Shareholders are urged to read and consider carefully the information contained in the Proxy Statement and to consult with their personal financial and tax advisors. As of July 18, 1997, the reported closing price of the Company's Common Stock on the NYSE Composite Tape was $30 5/8.

     The date of this Proxy Statement is July 21, 1997, and this Proxy Statement, the accompanying Notice of Annual Meeting and the accompanying proxy card are first being mailed to Shareholders on or about July 21, 1997.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     This Proxy Statement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are set forth in the Company's Form 10-K for the year ended December 27, 1996 (as amended by Amendment No. 1 on Form 10-K/A) and Form 10-Q for the quarterly period ended April 4, 1997, and include competitive pressures and growth or declines in the markets served by the Company, changes in industry capacity, changes in the maritime regulatory environment and labor matters. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     All information contained in this Proxy Statement concerning NOL and Sub has been supplied by NOL for inclusion herein and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

     Following the consummation of the Merger, the Company will no longer be subject to the informational requirements of the Exchange Act and the rules and regulations thereunder and, accordingly, will no longer file reports, proxy statements and other information with the SEC.
                            ------------------------

     NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY OR NOL SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        -----
SUMMARY.............................................................................        5
  The Annual Meeting................................................................        5
  Parties to the Merger.............................................................        6
  Recommendation of Board of Directors..............................................        7
  Opinion of Financial Advisor......................................................        7
  Accounting Treatment..............................................................        7
  The Merger Agreement..............................................................        7
  Dissenters' Rights................................................................        9
  Regulatory Approvals and Certain Other Legal Matters..............................        9
  Interests of Certain Persons in the Merger........................................        9
  Certain Federal Income Tax Consequences to Holders of Common Stock................       10
  Security Ownership by Certain Beneficial Owners and Management....................       10
  Market Prices of Common Stock.....................................................       10
  Selected Consolidated Financial Data..............................................       10
THE ANNUAL MEETING..................................................................       11
  Matters to be Considered at the Annual Meeting....................................       11
  Record Date and Voting............................................................       11
  Vote Required; Revocability of Proxies............................................       12
  Solicitation of Proxies...........................................................       13
PARTIES TO THE MERGER...............................................................       13
  The Company.......................................................................       13
  NOL...............................................................................       13
  Sub...............................................................................       14
THE MERGER..........................................................................       15
  General...........................................................................       15
  Background of the Merger..........................................................       15
  Reasons for the Merger............................................................       17
  Opinion of Financial Advisor......................................................       20
  Accounting Treatment..............................................................       23
THE MERGER AGREEMENT................................................................       24
  Effective Time....................................................................       24
  The Merger........................................................................       24
  Representations and Warranties....................................................       25
  Conduct of the Business Pending the Merger........................................       26
  Employee Arrangements.............................................................       27
  Company Stock Plans...............................................................       27
  Indemnification and Insurance.....................................................       28
  Efforts; Consents.................................................................       28
  Solicitation of Acquisition Transactions..........................................       29
  Other Agreements..................................................................       30
  Conditions Precedent to the Merger................................................       30

                                                                                        PAGE
                                                                                        -----
  Termination.......................................................................       31
  Fees and Expenses.................................................................       32
  Amendment; Waiver.................................................................       32
DISSENTERS' RIGHTS..................................................................       32
REGULATORY APPROVALS AND CERTAIN OTHER LEGAL MATTERS................................       34
  Regulatory Approvals..............................................................       34
  Certain Other Legal Matters.......................................................       37
INTERESTS OF CERTAIN PERSONS IN THE MERGER..........................................       37
  Payments Relating to Change in Control............................................       37
CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF COMMON STOCK..................       40
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS.............................................       40
  Information With Respect to Nominees and Directors................................       40
  Certain Committees of the Board of Directors; Meetings............................       42
  Information With Respect to Executive Officers....................................       42
  Stock Ownership of Directors and Executive Officers...............................       44
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS....................................       45
  Pension Plan Table................................................................       47
  Compensation of Directors.........................................................       47
  Employment Contracts, Termination of Employment and Change-in-Control Arrangements
     and Certain Transactions.......................................................       48
  Compensation Committee Report on Executive Compensation...........................       49
  Performance Graph.................................................................       52
CERTAIN BENEFICIAL OWNERSHIP OF SECURITIES..........................................       53
  Section 16(a) Beneficial Ownership Reporting Compliance...........................       54
PROPOSAL NO. 2 -- THE MERGER........................................................       54
PROPOSAL NO. 3 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.................       54
MARKET PRICES OF COMMON STOCK.......................................................       55
SELECTED CONSOLIDATED FINANCIAL DATA................................................       56
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................................       57
OTHER MATTERS.......................................................................       57
PROPOSALS OF SECURITY HOLDERS.......................................................       57
APPENDIX A   Agreement and Plan of Merger, dated as of April 13, 1997, among           A-1
             Neptune Orient Lines Limited, Neptune U.S.A., Inc. and APL Limited...
APPENDIX B   Fairness Opinion, dated as of April 13, 1997, of J.P. Morgan &            B-1
             Company..............................................................
APPENDIX C   Section 262 of the General Corporation Law of the State of                C-1
             Delaware.............................................................

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this Proxy Statement, or in the documents attached as Appendices hereto. Each Shareholder is urged to give careful consideration to all of the information contained in this Proxy Statement and the Appendices before voting.

THE ANNUAL MEETING

     Matters to be Considered at the Annual Meeting. The Annual Meeting is scheduled to be held at 10:00 a.m., on August 28, 1997, at the Company's headquarters, 1111 Broadway, Oakland, California. At the Annual Meeting, Shareholders will consider and vote upon (1) the election of five Class II directors to hold office until 2000, or if the Merger is consummated, for terms ending on the date of consummation of the Merger, (2) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, (3) a proposal to ratify the selection of Arthur Andersen LLP as the Company's independent auditors for fiscal year 1997 and (4) such procedural matters, including without limitation potential adjournments of the Annual Meeting, and such other business as may properly be brought before the Annual Meeting. See "THE ANNUAL MEETING -- Matters to be Considered at the Annual Meeting" and "OTHER MATTERS."

     Record Date and Voting. The Board has fixed the close of business on July 10, 1997, as the Record Date for the Annual Meeting. At the close of business on the Record Date, there were 24,813,009 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 2,932 Shareholders of record. Each holder of Common Stock on the Record Date will be entitled to one vote for each share of Common Stock held of record upon each matter properly submitted at the Annual Meeting. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted at the Annual Meeting is necessary to constitute a quorum thereat. Abstentions (including broker non-votes) are included in the calculation of the number of votes represented at the meeting for purposes of determining whether a quorum has been achieved. See "THE ANNUAL MEETING -- Record Date and Voting."

     Vote Required; Revocability of Proxies. The affirmative vote of holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereat is required to ratify the selection of Arthur Andersen LLP. Directors will be elected by a plurality of the Common Stock represented at the Annual Meeting and entitled to vote.

     The required vote of the Shareholders on the Merger Agreement and the transactions contemplated thereby, including the Merger, is based upon the total number of outstanding shares of Common Stock as of the Record Date. Therefore, the failure to submit an executed proxy card (or to vote in person at the Annual Meeting) or the abstention from voting by a Shareholder (including broker non-votes) will have the same effect as a vote against approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. With respect to other matters submitted for Shareholder approval at the Annual Meeting (other than the election of directors), abstentions are treated as shares represented and entitled to vote and thus have the same effect as an "AGAINST" vote, and broker non-votes or other circumstances in which proxy authority has been withheld will have no effect on the approval of any such matter. Proxies may be revoked prior to the proxy being voted by following the procedures described in this Proxy Statement. See "THE ANNUAL MEETING -- Vote Required; Revocability of Proxies."

     SHAREHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO SHAREHOLDERS BY THE DISBURSING AGENT (AS HEREINAFTER DEFINED) PROMPTLY AFTER THE EFFECTIVE TIME (AS HEREINAFTER DEFINED).

PARTIES TO THE MERGER

     The Company. APL Limited and its subsidiaries provide transportation services for containerized cargo in the trans-Pacific, intra-Asia, Asia-Europe, Asia-Latin America and North American markets. Certain of the services are provided through alliances with other transportation companies. In addition, the Company provides cargo distribution and warehousing services in the United States and freight consolidation services in Mexico, Asia, the Middle East, Europe, and Africa. The Company provides freight deconsolidation services in several locations in the United States and Europe and acts as a non-vessel operating common carrier in the intra-Asia region and from Asia to Europe and Australia. The Company provides intermodal transportation and freight brokerage services to North American and international shippers within the United States, as well as time-critical cargo transportation and just-in-time delivery (principally to the automotive manufacturing industry). These services are provided through an integrated system of rail and truck transportation, the primary element of which is train services provided utilizing double-stack rail cars.

     The Company's international transportation operations are conducted through American President Lines, Ltd., an ocean common carrier with operations in the Pacific Basin, Europe and Latin America. Another operating unit, American Consolidation Services, Ltd., provides cargo distribution, warehousing and freight consolidation services. Stevedoring and terminal operations on the U.S. West Coast are conducted through Eagle Marine Services, Ltd. American President Business Logistics Services, Ltd. provides logistical consulting and management services. The Company's North America transportation operations are conducted through APL Land Transport Services, Inc., which provides intermodal transportation. The Company's principal offices are located at 1111 Broadway, Oakland, California 94607, and its telephone number is (510) 272-8000. See "PARTIES TO THE MERGER -- The Company."

     NOL. Neptune Orient Lines Limited, a Singapore corporation, is a diversified transportation group with shipping as its core business. NOL has its headquarters in Singapore and is the largest shipping company listed on the Stock Exchange of Singapore. NOL operates a comprehensive network of container liner services and worldwide charter services in the liquid and dry-bulk trades. Its fleet consists of 36 containerships, 30 tankers and 7 dry-bulk carriers, with 14 additional vessels scheduled for delivery in 1997 and 1998.

     NOL's liner services are backed by representative offices around the world that provide support for the container liner business in the form of cargo canvassing, cargo documentation, cargo and port operations, transhipment, and ship husbandry. NOL subsidiary and associated companies offer shippers a complete range of transportation-related services, including warehousing and distribution. NOL's chartering fleet includes crude oil tankers and clean product tankers, as well as dry-bulk carriers that are deployed on spot and time-charters in the Caribbean, Southeast Asia, China, Japan, the United States, and Arabian Gulf. NOL's wholly-owned subsidiary, American Eagle Tankers, Inc. Limited is the largest lightering operator in the U.S. Gulf/Caribbean region, with its deployment of 11 Aframax tankers.

     NOL's principal office is located at 456 Alexandra Road, #06-00 NOL Building, Singapore 119962, Republic of Singapore, and the telephone number of its Corporate Secretariat is (65) 371-5376. See "PARTIES TO THE MERGER -- NOL."

     Sub. Neptune U.S.A., Inc. is a Delaware corporation and an indirect wholly-owned subsidiary of NOL. Pursuant to the terms of the Merger Agreement, at the Effective Time, Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation. Sub's principal office is c/o Neptune Orient Lines Limited, at 456 Alexandra Road, #06-00 NOL Building, Singapore 119962, Republic of Singapore, and the telephone number of its Corporate Secretariat is (65) 371-5376. See "PARTIES TO THE MERGER -- Sub."

     The aggregate cash consideration to be paid in the Merger is approximately $825 million, exclusive of payments to be made in connection with stock options, bonus shares, premium shares, phantom shares and dividend equivalent rights. NOL intends to fund such cash payments to Shareholders through cash on hand at the time of the Merger and borrowings under its existing lines of credit. Although the amounts, terms and conditions have not been determined by NOL, NOL expects that certain of the debt under its existing lines of credit will be incurred by Sub for tax and other reasons. Any such debt incurred by Sub will become debt of the Surviving Corporation following the Merger and, accordingly, the Surviving Corporation's debt to equity ratio is expected to increase and its interest coverage ratio is expected to decrease from the Company's current ratios. In addition, since the Surviving Corporation will no longer be subject to the informational requirements of the Exchange Act and the rules and regulations thereunder, no information with respect to the financial condition or results of operations of the Surviving Corporation is expected to be disclosed publicly following the consummation of the Merger. See "ADDITIONAL INFORMATION."

RECOMMENDATION OF BOARD OF DIRECTORS

     The Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company and its Shareholders and has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger. THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     In reaching its unanimous determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company and its Shareholders, the Board considered a number of factors, as more fully described under "THE MERGER -- Background of the Merger" and "THE MERGER -- Reasons for the Merger." In light of the Company's historical performance and its prospects, including the industry conditions described under "THE MERGER -- Background of the Merger," the Company expects that, if the Merger is not consummated, it would again consider alternatives to increase shareholder value, which alternatives may include continued operations as an independent company with increased focus on its terminal, intermodal and logistics operations and possible corporate restructurings to take advantage of more competitive tax structures, the sale of certain lines of business or assets of the Company, a spin-off of one or more of the business divisions of the Company and a leveraged recapitalization of the capital stock of the Company (or a combination of the foregoing), as well as a sale or merger of the Company.

OPINION OF FINANCIAL ADVISOR

     On April 11, 1997, J.P. Morgan Securities Inc. ("J.P. Morgan"), financial advisor to the Company in connection with the Merger, delivered its oral opinion to the Board that, as of that date, the Merger Consideration to be paid to the Shareholders pursuant to the proposed Merger was fair, from a financial point of view, to such Shareholders. J.P. Morgan subsequently confirmed its oral opinion by delivery of its written opinion dated as of April 13, 1997. The full text of the written opinion of J.P. Morgan, dated as of April 13, 1997, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. Shareholders are urged to read such opinion in its entirety. See "THE MERGER -- Opinion of Financial Advisor."

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. A summary of the material financial analyses relied upon by J.P. Morgan in rendering its opinion, which yielded ranges of values for the Company from approximately $25 per share to approximately $37 per share, is set forth under "THE MERGER -- Opinion of Financial Advisor," as are certain other financial analyses performed by J.P. Morgan, which yielded higher ranges of value for the Company.

ACCOUNTING TREATMENT

     The Merger will be treated as a "purchase" for accounting purposes. See "THE MERGER -- Accounting Treatment."

THE MERGER AGREEMENT

     The Merger. Subject to the provisions of the Merger Agreement, as of the Effective Time, each issued and outstanding Share (as hereinafter defined), other than those held by NOL, the Company and their respective wholly-owned subsidiaries and other than any Dissenting Shares, will be converted into and represent the right to receive $33.50 in cash, without interest thereon, and Sub will be merged with and into the Company, with the Surviving Corporation thereby becoming an indirect wholly-owned subsidiary of NOL and the current Shareholders of the Company will cease to have an ownership interest in the Company. The shares of Common Stock together with, to the extent applicable, the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement (as hereinafter defined), are referred to herein collectively as the "Shares." See "THE MERGER AGREEMENT -- Effective Time" and "THE MERGER AGREEMENT -- The Merger."

     The Company has agreed not to solicit any inquiries or the making of any proposal with respect to an Acquisition Transaction (as hereinafter defined) or, subject to certain limitations, to negotiate, explore or otherwise engage in substantive discussions with respect to any Acquisition Transaction. The Company may, in response to an unsolicited proposal with respect to an Acquisition Transaction from a third party that a nationally recognized investment banking firm retained by the Company advises, and the Board determines, may reasonably be expected to result in a transaction that is more favorable to the Company and its Shareholders than the transactions contemplated by the Merger Agreement, furnish information to, negotiate, explore and otherwise engage in substantive discussions with, and enter into an agreement with, such third party if the Board deems it necessary to do so in the exercise of its fiduciary obligations after consultation with outside counsel. See "THE MERGER AGREEMENT -- Solicitation of Acquisition Transactions."

     Conditions Precedent to the Merger. Consummation of the Merger is subject to various conditions, including, among others: (i) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the Shareholders; (ii) receipt of certain governmental consents and approvals and the expiration or termination of applicable waiting periods imposed by certain governmental authorities; and (iii) the absence of any order, judgment, decree, injunction or ruling of a court of competent jurisdiction restraining, enjoining or prohibiting consummation of the Merger. In addition, NOL's and Sub's obligations to consummate the Merger are subject to the condition, among others, that, subject to certain exceptions, no change shall have occurred since the date of the Merger Agreement that would have a Material Adverse Effect (as defined herein) on the Company. See "THE MERGER
AGREEMENT -- Conditions Precedent to the Merger" and "REGULATORY APPROVALS AND CERTAIN OTHER LEGAL MATTERS."

     Termination; Termination Fees. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Shareholders, as follows:

          (i) by the mutual written consent of NOL and the Company;

          (ii) by NOL or the Company, if (a) the Merger has not been consummated on or before January 31, 1998 (provided that the terminating party is not otherwise in material breach of its obligations under the Merger Agreement) or (b) the Annual Meeting concludes without the Company obtaining the required Shareholder approval of the Merger Agreement and the transactions contemplated thereby;

          (iii) by NOL or the Company, if any court or other governmental entity has issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling has become final and nonappealable;

          (iv) by NOL (a) upon a material breach of the Merger Agreement on the part of the Company which is not cured and which would cause the condition precedent described in clause (i) under "THE MERGER AGREEMENT -- Conditions Precedent to the Merger -- NOL and Sub" to be incapable of being satisfied by January 31, 1998, or (b) if the Board has withdrawn or modified in a manner adverse to NOL its recommendation of the Merger Agreement or the Merger;

          (v) by the Company, upon a material breach of the Merger Agreement on the part of NOL or Sub which is not cured and which would cause the condition precedent described under "THE MERGER

     AGREEMENT -- Conditions Precedent to the Merger -- The Company" to be incapable of being satisfied by January 31, 1998; or

          (vi) by the Company, under certain circumstances, if a third party makes a proposal in respect of an Acquisition Transaction.

See "THE MERGER AGREEMENT -- Termination."

     Under certain circumstances, termination of the Merger Agreement will require the payment by the Company to NOL of a termination fee of $25 million and the reimbursement of NOL by the Company of NOL's fees and expenses related to the Merger Agreement and the transactions contemplated thereby (subject to a maximum of $2,000,000). See "THE MERGER AGREEMENT -- Fees and Expenses."

DISSENTERS' RIGHTS

     Under Delaware law, any holder of record of Shares who does not vote in favor of the Merger and delivers a demand for appraisal prior to the vote of the Shareholders on the Merger has the right to obtain cash payment for the "fair value" of his or her Shares (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, a Shareholder must comply with all the procedural requirements of Section 262 of the Delaware General Corporation Law ("DGCL"), the full text of which is attached as Appendix C to this Proxy Statement. Section 262 should be read in its entirety. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Section 262 in a timely manner will result in a loss of appraisal rights. See "DISSENTERS' RIGHTS."

REGULATORY APPROVALS AND CERTAIN OTHER LEGAL MATTERS

     The consummation of the Merger is contingent upon, among other things, the receipt of the Maritime Approvals (as defined herein) and the transfer of certain of the Company's vessels to a qualified transferee. See "REGULATORY APPROVALS AND CERTAIN OTHER LEGAL MATTERS," "THE MERGER AGREEMENT -- Efforts; Consents" and "THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

     The Company and its directors have been named as defendants in a purported class action on behalf of all public Shareholders of the Company pending in the Superior Court of the State of California for the County of Alameda, which alleges, among other matters, that the Company's directors breached their fiduciary duties in connection with the proposed Merger with NOL. See "REGULATORY APPROVALS AND CERTAIN OTHER LEGAL MATTERS -- Certain Other Legal Matters."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Company's management and of the Board may receive economic benefits as a result of the Merger, including benefits pursuant to certain employment agreements entered into as of January 28, 1997, between the Company and certain executives which, by their terms, are to remain in effect following the Merger. In addition to their interests as Shareholders, certain directors and executive officers hold options to purchase Common Stock (See "PROPOSAL NO. 1 -- ELECTION OF DIRECTORS -- Stock Ownership of Directors and Executive Officers") and premium shares, phantom shares, bonus shares and dividend equivalent rights under the Company's 1995 Stock Bonus Plan. The value of the interests of such directors and executive officers under such options and the 1995 Stock Bonus Plan upon consummation of the Merger (other than amounts that were already vested as of April 13, 1997) ranges from $42,178 to $76,516 for nonexecutive directors and from $261,438 to $1,913,170 for executive officers. Certain of the executive officers have "change in control" provisions in their employment agreements, and if the obligation to make payments under these employment agreements is triggered, the amounts payable, based on the individuals' annual compensation as of April 1, 1997, range from $1,014,044 to $3,154,192. Under such employment agreements these officers, except for L. Dale Crandall, would also be entitled to certain additional payments in lieu of payments under the Company's qualified defined benefit retirement plan and the Company's 1995 Supple-mental Executive Retirement Plan (which, if triggered immediately following consummation of the Merger, would range from $208,969 to $1,640,099 as of October 1, 1997) and L. Dale Crandall would be entitled to retirement benefits with a present value of $1,431,001 as of October 1, 1997. Further, dependent upon their previous election, the executive officers may become entitled to receive, upon consummation of the Merger or upon termination after the Merger, lump-sum distributions of amounts previously deferred pursuant to the Company's deferred compensation plans (which, as of April 1, 1997, range from $23,743 to $1,675,025).

     NOL has announced that it intends to invite Timothy J. Rhein, the Company's President and Chief Executive Officer, to join NOL's Board of Directors.

     For additional information concerning such benefits, options and other interests of certain persons in the Merger, see "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF COMMON STOCK

     The Merger will be a taxable transaction to Shareholders. For federal income tax purposes, Shareholders will generally recognize gain or loss in the Merger in an amount determined by the difference between the cash received and their tax basis in the Shares exchanged therefor. For further information regarding certain federal income tax consequences to Shareholders, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF COMMON STOCK."

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of May 1, 1997, (i) the directors and executive officers of the Company beneficially owned, in the aggregate, 2,100,907 shares of Common Stock (excluding certain shares which could be acquired upon the exercise of options), representing approximately 8.5% of the outstanding shares of Common Stock, and
(ii) NOL beneficially owned 171,400 shares of Common Stock, representing approximately 0.7% of the outstanding shares of Common Stock. To the knowledge of the Company, such directors and executive officers of the Company intend to vote their outstanding shares of Common Stock for the approval and adoption of the Merger Agreement. Pursuant to the Merger Agreement, NOL has agreed to vote all shares of Common Stock beneficially owned by it for the approval and adoption of the Merger Agreement. See "PROPOSAL NO. 1 -- ELECTION OF
DIRECTORS -- Stock Ownership of Directors and Executive Officers."

MARKET PRICES OF COMMON STOCK

     The Common Stock is listed and traded on the New York Stock Exchange, Inc. ("NYSE") and the Pacific Stock Exchange ("PSE") under the symbol "APL." On April 11, 1997, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing price of the Common Stock as reported on the NYSE Composite Tape was $21.50. On July 18, 1997, the most recent trading day prior to the printing of this Proxy Statement, the reported closing price of the Common Stock on the NYSE Composite Tape was $30 5/8. For additional information concerning historical market prices of the Common Stock, see "MARKET PRICES OF COMMON STOCK."

SELECTED CONSOLIDATED FINANCIAL DATA

     Certain selected historical financial data of the Company are set forth under "SELECTED CONSOLIDATED FINANCIAL DATA." That information should be read in conjunction with the financial statements and related notes incorporated by reference in this Proxy Statement. See "SELECTED CONSOLIDATED FINANCIAL DATA" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                               THE ANNUAL MEETING

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     Each copy of this Proxy Statement mailed to Shareholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board for use at the Annual Meeting. The Annual Meeting is scheduled to be held at 10:00 a.m., on August 28, 1997, at the Company's headquarters, 1111 Broadway, Oakland, California. At the Annual Meeting, Shareholders will consider and vote upon (1) the election of five Class II directors to hold office until 2000, or if the Merger is consummated, for terms ending on the date of consummation of the Merger (Proposal No. 1), (2) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger (Proposal No. 2), (3) a proposal to ratify the selection of Arthur Andersen LLP as the Company's independent auditors for fiscal year 1997 (Proposal No. 3) and
(4) such procedural matters, including without limitation potential adjournments of the Annual Meeting, and such other matters as may properly come before the Annual Meeting. See "OTHER MATTERS."

     The Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company and its Shareholders and has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger. THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, "FOR" THE PROPOSED SLATE OF DIRECTORS AND "FOR" THE PROPOSED RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP. See "THE MERGER -- Background of the Merger," "THE MERGER -- Reasons for the Merger" and "THE MERGER AGREEMENT."

     SHAREHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD TO THE COMPANY IN THE ENCLOSED POSTAGE PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE ANNUAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT.

RECORD DATE AND VOTING

     The Board has fixed the close of business on July 10, 1997, as the Record Date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting. Only Shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 24,813,009 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 2,932 Shareholders of record.

     Each holder of Common Stock on the Record Date will be entitled to one vote for each share of Common Stock held of record upon each matter properly submitted at the Annual Meeting. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted at the Annual Meeting is necessary to constitute a quorum thereat. Abstentions (including broker non-votes) are included in the calculation of the number of votes represented at the meeting for purposes of determining whether a quorum has been achieved.

     If the enclosed proxy card is properly executed and received by the Company in time to be voted at the Annual Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, "FOR" the proposed slate of directors and "FOR" the proposed ratification of the selection of Arthur Andersen LLP.

     The Board is not aware of any matters other than those set forth in the Notice of Annual Meeting of Shareholders that may be brought before the Annual Meeting. If any other matters properly come before the

Annual Meeting, the persons named as proxies in the accompanying form of proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board, except that shares represented by proxies which have been voted "AGAINST" the Merger Agreement will not be used to vote "FOR" adjournment of the meeting for the purpose of allowing additional time for soliciting additional votes "FOR" the Merger. See "-- Vote Required; Revocability of Proxies" and "OTHER MATTERS."

     SHAREHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO SHAREHOLDERS BY THE DISBURSING AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

VOTE REQUIRED; REVOCABILITY OF PROXIES

     The affirmative vote of holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereat is required to ratify the selection of Arthur Andersen LLP. Directors are elected by a plurality vote of the Common Stock represented at the Annual Meeting and entitled to vote.

     The required vote of the Shareholders on the Merger Agreement and the transactions contemplated thereby, including the Merger, is based upon the total number of outstanding shares of Common Stock as of the Record Date. Therefore, the failure to submit a proxy card (or to vote in person at the Annual Meeting) or the abstention from voting by a Shareholder (including broker non-votes) will have the same effect as an "AGAINST" vote with respect to approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. With respect to other matters submitted for Shareholder approval at the Annual Meeting (other than the election of directors), abstentions are treated as shares represented and entitled to vote and thus have the same effect as an "AGAINST" vote, and broker nonvotes or other circumstances in which proxy authority has been withheld will have no effect on the approval of any such matter.

     A proxy may be revoked prior to its being voted by: (i) delivering to the Secretary of the Company, at or before the Annual Meeting, a written instrument bearing a later date than the proxy, which instrument, by its terms, revokes the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company at or before the Annual Meeting or
(iii) attending the Annual Meeting and giving notice of revocation to the Secretary of the Company or in open meeting prior to the proxy being voted (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written instrument revoking a proxy should be sent to: APL Limited, 1111 Broadway, Oakland, California 94607, Attention: Corporate Secretary.

     If a quorum is not obtained, or if fewer shares of Common Stock than the number required therefor are voted in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, it is expected that the Annual Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

     The obligations of the Company and NOL to consummate the Merger Agreement are subject to, among other things, the condition that the Shareholders, by the requisite vote thereof, approve and adopt the Merger Agreement and the transactions contemplated thereby. See "THE MERGER AGREEMENT -- Conditions Precedent to the Merger -- All Parties." APL has been advised by NOL that no vote of the stockholders of NOL is required in connection with the Merger Agreement.

SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies in the accompanying form from Shareholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram, or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies. Morrow & Co., Inc.'s fee for solicitation of the proxies is estimated to be $6,000 plus reimbursement for out-of-pocket costs and expenses.

                             PARTIES TO THE MERGER

THE COMPANY

     The Company and its subsidiaries provide transportation services for containerized cargo in the trans-Pacific, intra-Asia, Asia-Europe, Asia-Latin America and North American markets. Certain of the services are provided through alliances with other transportation companies. In addition, the Company provides cargo distribution and warehousing services in the United States and freight consolidation services in Mexico, Asia, the Middle East, Europe, and Africa. The Company provides freight deconsolidation services in several locations in the United States and Europe and acts as a non-vessel operating common carrier in the intra-Asia region and from Asia to Europe and Australia. The Company provides intermodal transportation and freight brokerage services to North American and international shippers within the United States, as well as time-critical cargo transportation and just-in-time delivery (principally to the automotive manufacturing industry). These services are provided through an integrated system of rail and truck transportation, the primary element of which is train services provided utilizing double-stack rail cars.

     The Company's international transportation operations are conducted through American President Lines, Ltd., an ocean common carrier with operations in the Pacific Basin, Europe and Latin America. Another operating unit, American Consolidation Services, Ltd., provides cargo distribution, warehousing and freight consolidation services. Stevedoring and terminal operations on the U.S. West Coast are conducted through Eagle Marine Services, Ltd. American President Business Logistics Services, Ltd. provides logistical consulting and management services. The Company's North America transportation operations are conducted through APL Land Transport Services, Inc., which provides intermodal transportation.

     The Company's principal offices are located at 1111 Broadway, Oakland, California 94607, and its telephone number is (510) 272-8000.

NOL

     NOL is a diversified transportation group with shipping as its core business. NOL has its headquarters in Singapore and is the largest shipping company listed on the Stock Exchange of Singapore. NOL operates a comprehensive network of container liner services and worldwide charter services in the liquid and dry-bulk trades. Its fleet consists of 36 containerships, 30 tankers and 7 dry-bulk carriers, with 14 additional vessels scheduled for delivery in 1997 and 1998.

     NOL's liner services are backed by representative offices around the world that provide support for the container liner business in the form of cargo canvassing, cargo documentation, cargo and port operations, transhipment, and ship husbandry. NOL subsidiary and associated companies offer shippers a complete range of transportation-related services, including warehousing and distribution. NOL's chartering fleet includes crude oil tankers and clean product tankers, as well as dry-bulk carriers that are deployed on spot and time-charters in the Caribbean, Southeast Asia, China, Japan, the United States, and Arabian Gulf. NOL's wholly-owned subsidiary, American Eagle Tankers, Inc. Limited is the largest lightering operator in the U.S. Gulf/Caribbean region, with its deployment of 11 Aframax tankers.

     NOL's principal office is located at 456 Alexandra Road, #06-00 NOL Building, Singapore 119962, Republic of Singapore, and the telephone number of its Corporate Secretariat is (65) 371-5376.

SUB

     Sub is a Delaware corporation that conducts no business and is an indirect wholly-owned subsidiary of NOL. Pursuant to the terms of the Merger Agreement, at the Effective Time, Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and the separate corporate existence of Sub ceasing.

     The aggregate cash consideration to be paid in the Merger is approximately $825 million, exclusive of payments to be made in connection with stock options, bonus shares, premium shares, phantom shares and dividend equivalent rights. NOL intends to fund such cash payments to Shareholders through cash on hand at the time of the Merger and borrowings under its existing lines of credit. Although the amounts, terms and conditions have not been determined by NOL, NOL expects that certain of the debt under its existing lines of credit will be incurred by Sub for tax and other reasons. Any such debt incurred by Sub will become debt of the Surviving Corporation following the Merger and, accordingly, the Surviving Corporation's debt to equity ratio is expected to increase and its interest coverage ratio is expected to decrease from the Company's current ratios. In addition, since the Surviving Corporation will no longer be subject to the informational requirements of the Exchange Act and the rules and regulations thereunder, no information with respect to the financial condition or results of operations of the Surviving Corporation is expected to be disclosed publicly following the consummation of the Merger. See "ADDITIONAL INFORMATION."

     Sub's principal office is c/o Neptune Orient Lines Limited at 456 Alexandra Road, #06-00 NOL Building, Singapore 119962, Republic of Singapore, and the telephone number of its Corporate Secretariat is (65) 371-5376.

                                   THE MERGER

GENERAL

     The following information, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Appendix A. Shareholders are urged to read the Merger Agreement in its entirety. All information contained in this Proxy Statement with respect to NOL and its subsidiaries, including Sub, has been supplied by NOL for inclusion herein and has not been independently verified by the Company.

BACKGROUND OF THE MERGER

     Throughout 1994 and 1995, the Company underwent a reengineering program that involved the integration and reorganization of the Company's business units, a renewed focus on the Company's core strengths, the sale of businesses peripheral to the Company's long-term plans and a significant cost-cutting effort. During the fourth quarter of 1995, the Company recorded a restructuring charge of $48.4 million related to the accelerated completion of the reengineering program and other organizational changes. During 1996, the Company completed this restructuring, eliminated approximately 950 positions and sold certain non-core operations. As a result, the Company reduced its operating costs by approximately $151 million during 1996. Although the restructuring lowered the Company's operating costs, improved its management of capital resources and enhanced the quality of its customer service, the problems of industry overcapacity, depressed shipping rates and intense competition persisted. In the fall of 1996, after considering, among other factors, the Company's past performance, the Company's prospects and business plan, depressed shipping rates due to overcapacity in container vessels, the prospects that such overcapacity would persist for the foreseeable future, and the limitations on the Company's ability to continue to cut costs further and improve efficiencies in its container shipping operations, the Company's Board and management began to explore strategic alternatives to enhance Shareholder value, including increased focus on its non-shipping operations, tax planning and potential corporate restructurings, while continuing to address the difficult conditions prevailing in the container shipping business.

     In October 1996, the Company was approached by another industry participant regarding a potential strategic business combination, to be structured as a merger of equals between the two companies in which the Company's Shareholders would retain an equity interest in the combined business. In November 1996, the Company commenced preliminary discussions with that company to evaluate the potential for such a business combination. In connection with such discussions, a jointly-engaged management consultant undertook a study of the potential operating synergies of a combination between the two companies. Each of the Company and the potential merger partner entered into written confidentiality agreements, dated as of November 1, 1996, with the management consultant and provided certain confidential information to the management consultant (which information was not disclosed to the other party). In December 1996, the Company and Hellman & Friedman Capital Partners, an investment firm that, together with affiliates, owned approximately 8.25% of the Common Stock, jointly entered into a written confidentiality agreement with the potential merger partner and the two companies exchanged certain confidential information. (Two of the Company's directors were, at that time, partners of Hellman & Friedman Capital Partners.) The study of potential operating synergies (which, among other things, identified potential synergies through eliminating duplicative administrative and operational functions, increasing asset utilizations and leveraging purchasing volumes) was completed by the jointly-engaged management consultant in December 1996. Although discussions continued with the potential merger partner in December 1996 and January 1997, no agreement was reached.

     In January 1997, the Company retained J.P. Morgan to act as the Company's financial advisor to assist the Company in exploring the potential merger, as well as alternative means of increasing Shareholder value. The Company also continued to investigate other strategic alternatives, including increasing its focus on its terminal, intermodal and logistics operations and possible corporate restructurings to take advantage of more competitive tax structures.

     In late January and early February 1997, the Company received unsolicited inquiries from two other industry participants regarding possible business combinations with the Company, including an inquiry from NOL with an indicated value of $30 in cash for each outstanding share of Common Stock of the Company. The Company entered into written confidentiality agreements with each of the interested parties (including new confidentiality agreements with the original potential merger partner and with a party that was considering financing that transaction), and J.P. Morgan sent to each of them a letter establishing procedures for them to evaluate potential business combination opportunities with the Company. The Company's senior management made informational presentations to each of these interested parties, and the Company provided certain non-public information to each party for the purpose of its due diligence review and the submission of formal indications of interest. In early March 1997, the Company received written, non-binding indications of interest from two of the interested parties, including an indication of interest from NOL that valued the Company at $31 in cash for each outstanding share of Common Stock of the Company. The other interested party indicated that it might propose, under certain conditions, a transaction in which the Company's Shareholders would receive $30 to $35 in cash for each outstanding share of Common Stock of the Company. The original potential merger partner indicated that it would not participate further in the process established by the Company and J.P. Morgan, but that it would be interested in pursuing the merger of equals transaction on terms previously discussed with the Company. Based on the Board's understanding of the financial terms of the proposed transaction that such potential merger partner would have been interested in pursuing, as well as its understanding of the business and financial condition of such potential merger partner and the results of the study of potential operating synergies discussed above, and after consultation with J.P. Morgan, the Board concluded that the terms of such merger of equals (in which shareholders would retain an equity interest in the combined business) were less favorable than both the $31 transaction then proposed by NOL and the $30 to $35 per share transaction that such other interested party indicated it might propose.

     On the basis of these indications of interest, NOL and the other interested party were granted access to a due diligence data room for more detailed review of the Company's material agreements and information, and selected meetings with senior management and senior operating personnel were held. At a meeting on March 21, 1997, J.P. Morgan and the Company's legal advisors reviewed with the Board certain strategic alternatives available to the Company, including continued operations as an independent company pursuant to the Company's business plan (which business plan included the assumption that the Company would be able to take advantage of more competitive tax structures), the sale of certain lines of business or assets of the Company, a spin-off of one or more of the business divisions of the Company and a leveraged recapitalization of the capital stock of the Company (or a combination of the foregoing) and presented an evaluation and analysis of the proposals from each interested party and the current status of discussions. Following review and discussion of the various strategic alternatives, the Board directed management, working with the Company's advisors, to continue its discussions with NOL and the other interested party with respect to their indications of interest. On March 24, 1997, a member of the Board and the Chief Executive Officer of the Company met with members of senior management of NOL to discuss NOL's indication of interest. At this meeting, NOL increased its proposed cash purchase price per share to $33.50 and indicated its desire to continue its evaluation and review of the Company. On March 29, 1997, the Company provided to each of the two interested parties a proposed merger agreement providing for a cash merger with the Company, and, on March 31, 1997, J.P. Morgan requested that each interested party submit final, firm offers for an acquisition of the Company by April 4, 1997.

     On April 4, 1997, NOL submitted a proposal for a merger with the Company at a purchase price of $33.50 in cash for each outstanding share of Common Stock. The other interested party did not submit any proposal, but indicated that it might have an interest in submitting a proposal after passage of an unspecified period of time. After receipt of NOL's proposal, certain members of senior management of the Company, along with J.P. Morgan and the Company's outside legal advisors, commenced negotiations with certain members of senior management of NOL, and NOL's outside financial and legal advisors, relating to the terms of the proposed merger agreement providing for a cash merger among NOL, Sub and the Company. These negotiations continued through April 10, 1997.

     The proposed Merger was unanimously approved by the Board at a meeting held on April 11, 1997. At such meeting, the Board considered, among other matters, a presentation by J.P. Morgan and the oral opinion of J.P. Morgan (which was subsequently confirmed in writing on April 13, 1997) that, as of such date, the consideration to be received by the Shareholders pursuant to the proposed Merger Agreement with NOL was fair to the Shareholders, as well as other considerations set forth below under "-- Reasons for the Merger." At such meeting, J.P. Morgan discussed with the Board the process of discussions and negotiations that had occurred with interested parties. The Board also discussed with management and the Company's advisors the material terms of the Merger Agreement. On April 13, 1997, NOL's Board of Directors unanimously approved the proposed Merger Agreement and the transactions contemplated thereby, including the Merger. On April 13, 1997, the Merger Agreement was executed and delivered by the parties, and the Company and NOL issued a press release announcing the proposed Merger.

REASONS FOR THE MERGER

     The Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company and its Shareholders and has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. See "-- Background of the Merger" and "-- Opinion of Financial Advisor."

     In reaching its unanimous determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company and its Shareholders, the Board considered a number of factors, which factors taken together supported such determination, including without limitation the following:

          (i) the Board's knowledge of the business, operations, properties, assets, financial condition and operating results of the Company;

          (ii) information relating to the financial condition, results of operations, asset quality and prospects of the Company (see "SELECTED CONSOLIDATED FINANCIAL DATA"), management's assessment of the prospects of the Company (including management's projections which assumed that the Company's consolidated net income would grow from $55 million in 1997 to $187.1 million in 2001) and the Board's consideration of the highly unpredictable nature of the Company's business, as demonstrated by the Company's actual historical performance versus its previous predictive plans; in this regard, the Board considered that based on the Company's actual results through 1996, the Company's actual cumulative operating income was 45%, 68%, 77% and 60% of the cumulative forecasted operating income predicted pursuant to the Company's 5-year plans prepared in each of 1992, 1993, 1994 and 1995 (see "-- Opinion of Financial Advisor -- Discounted Cash Flow Analysis");

          (iii) the current and prospective environment in which the Company operates, including national and international economic conditions, the competitive environment for containerized shipping generally, the current and prospective industry climate of depressed freight rates due to overcapacity in the containerized shipping industry, and the related trend toward consolidation in the containerized shipping industry;

          (iv) the presentation by J.P. Morgan and its opinion that the cash consideration of $33.50 per share to be paid to the Shareholders pursuant to the Merger was fair, from a financial point of view, to such Shareholders (which was one of the factors upon which the Board relied, without independent verification, in connection with its conclusion that the proposed transaction is advisable and in the best interest of the Company) (see "-- Opinion of Financial Advisor");

          (v) the relationship of the Merger Consideration to the historical and current market prices for the Common Stock preceding the announcement of the Merger (see "MARKET PRICES OF COMMON STOCK");

          (vi) the conclusion of the Board that NOL's proposal was the most favorable transaction available to the Company, in terms of the value to be realized by Shareholders and the likelihood of consummation, based on the advice of senior management and J.P. Morgan after the discussions with other potentially interested parties discussed above and on the fact that, while another potentially interested party had indicated that it might propose a transaction in which the Company's shareholders would receive $30 to $35 per share for the Common Stock of the Company, it had not submitted a firm offer for acquisition of the Company and had indicated that it might be interested in submitting such an offer only after passage of an unspecified period of time; as well as the Board's judgment, after review with the Company's management and its outside legal and financial advisors of alternatives to the Merger, particularly the alternatives of continued operations as an independent company and the other alternatives described below (or a combination thereof), that the Shareholders would realize greater value from the transaction with NOL than from the other alternatives available to the Company and that the transaction with NOL would have greater certainty of completion than such other alternatives (see "-- Background of the Merger" and "-- Opinion of Financial Advisor");

     in that regard, the alternatives referred to above were the following:

        - the alternative of a sale of certain lines of business or assets of the Company, in connection with which the Board considered and discussed with representatives of J.P. Morgan, that the value of such a transaction would depend upon a number of factors, including market conditions and the degree of separability of, and the economics of any contractual relationship established between, any particular line of business and the remaining businesses of the Company, and the illustrative analysis of J.P. Morgan which indicated that, in the event that the sale of one or more lines of business could be accomplished at favorable prices and that such a sale would not adversely affect the remaining businesses through loss of customers or otherwise, and based upon an analysis of multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") of certain comparable companies, ranges of value from $23.04 to $38.56 per share could be implied by such sales depending on the line of business sold; as well as the view of management and J.P. Morgan that, among other things, while such a sale could potentially unlock value in non-core businesses and allow a cash distribution to Shareholders, if feasible, it would possibly be a taxable transaction, would be subject to completion risks, could result in separability problems, in particular, but without limitation, risk of leakage of competitive information, loss of strategic integration and contractual issues, could impair future transaction flexibility and would not allow Shareholders to participate in the upside of the sold business,

        - the alternative of a spin-off of one or more businesses of the Company, in connection with which the Board considered and discussed with representatives of J.P. Morgan, that the value of such a transaction would vary depending on the value of the business spun-off (including allocated debt), the degree of separability of, and the economics of any contractual relationship established between, the business spun-off and the remaining businesses and the value of the remaining businesses following the spin-off, which could vary depending upon the synergies otherwise attributable to the Company's unified intermodal system lost in the spin-off, and the illustrative analysis of J.P. Morgan which indicated that, in an assumed spin-off of the terminals business, in the event that (i) the terminals business was valued at an amount equal to 75% of its discounted cash flow value (based on projections supplied by management) minus the amount of debt allocated to that business, (ii) the earnings of the remaining businesses were unaffected by the spin-off, (iii) the remaining businesses of the Company traded in the market at a price reflecting a multiple of 4.0 times EBITDA after the spin-off and (iv) the remaining businesses of the Company carried $650 million of debt and had $284 million in cash, the value realized by Shareholders would be $28.08 per share; as well as the view of management and J.P. Morgan that, among other things, while such a spin-off could potentially unlock value in non-core businesses, would potentially be tax-free and would allow Shareholders the option to retain the upside in both businesses, if feasible, it would be subject to completion risks, could result in separability problems, would not result in a distribution or other payment of cash to

           Shareholders, could impair the Company's or such spun-off entity's future transaction flexibility and would add risk related to the uncertainty of the trading profile of the spun-off business, and

        - the alternative of a leveraged recapitalization of the capital stock of the Company, in connection with which the Board considered and discussed with representatives of J.P. Morgan, that the value of such a transaction would be highly contingent upon the results of operations of the Company due to the increased leverage that would result from such a transaction, and on the amount of any cash dividend paid to the Company's Shareholders, and the illustrative analysis of J.P. Morgan which indicated that, assuming a leveraged recapitalization in which the Company paid a $16 special dividend at the end of 1997, and further assuming (i) that the value of the Company in year 2001 would be based on 4.5 times projected EBITDA for the year 2001 and (ii) a discount rate of 10%, the value realized by Shareholders in such a leveraged recapitalization would, due to significant leverage effects, have a wide range of value, as high as $51.29 per share (utilizing 2001 EBITDA based on management's five-year plan), as low as $11.08 per share (assuming a reduction of 1% in all rates and volume assumptions from those set forth in management's plan) and showing an illustrative per share value of $22.66 per share (assuming a reduction of 1% in freight rates, but no reduction in volumes, from the assumptions set forth in management's five-year plan); as well as the view of management and J.P. Morgan that, among other things, while such a leveraged recapitalization would result in a significant cash distribution to Shareholders, if feasible, it would significantly increase leverage in an uncertain shipping rate environment, could be difficult to finance and subject the Company to restrictive covenants decreasing operating flexibility, would significantly increase the risk-profile of the Company, would increase fixed costs, would be a taxable transaction and would add risk related to the uncertainty of the trading profile of the highly leveraged remaining equity of the Company;

     the Board also considered and discussed with representatives of J.P. Morgan that a sale of the Company could potentially result in realization of a substantial premium to the current stock price on a more expedited basis than other alternatives, and further, that the transaction proposed by NOL was less complex than the potential merger of equals discussed above, although, among other things, regulatory approval and completion risks would exist with respect to any sale of the Company and in the event of any such transaction the Shareholders would not participate in any industry upside;

          (vii) the terms of the Merger Agreement as reviewed by the Board with its legal advisors, and in particular the facts that consummation of the Merger is conditioned upon receipt of the approval of the Company's Shareholders and that the Company may, if the Board deems it necessary to do so in the exercise of its fiduciary obligations after consultation with outside counsel (and upon payment of certain fees and expenses), enter into an alternative transaction that may reasonably be expected to be more favorable to the Company and the Shareholders (see "THE MERGER AGREEMENT");

          (viii) the facts that the Merger Consideration is all cash and that the Merger is not subject to financing contingencies (see "THE MERGER AGREEMENT -- The Merger" and "THE MERGER AGREEMENT -- Conditions Precedent to the Merger");

          (ix) the Board's awareness and assessment of the potential that, in connection with the Merger, in addition to their interests as Shareholders, certain payments would be made to and other interests could be received by certain of the Company's directors and executives pursuant to the Company's stock plans and under certain circumstances following the Merger (see "INTERESTS OF CERTAIN PERSONS IN THE MERGER"); and

          (x) the fact that the Merger is conditioned upon receipt of regulatory approvals (see "THE MERGER AGREEMENT -- Conditions Precedent to the Merger"), especially considering that NOL is not an United States citizen.

     The foregoing discussion of the information and factors considered by the Board is not meant to be exhaustive but is believed to include the material factors considered by the Board. The Board's analysis of the fairness of the transaction to Shareholders included its analysis of each of the factors discussed above. The

Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Shareholders. In reaching its determination, the Board took the various factors into account collectively and did not perform a factor-by-factor analysis, nor did the Board consider whether any factor was, on balance, positive or negative, but rather its determination was made in consideration of all of the factors as a whole.

OPINION OF FINANCIAL ADVISOR

     Pursuant to an engagement letter dated January 22, 1997, the Company retained J.P. Morgan as its financial advisor to assist the Company in exploring the potential merger that was under consideration, as well as alternative means of increasing Shareholder value, including a potential sale, by way of merger, spin-off or other means, of all or a portion of the assets or stock of the Company.

     At the meeting of the Board on April 11, 1997, J.P. Morgan rendered its oral opinion to the Board that, as of such date, the Merger Consideration to be paid in the proposed Merger was fair, from a financial point of view, to the Company's Shareholders. J.P. Morgan has confirmed its April 11, 1997 oral opinion by delivering its written opinion to the Board, dated April 13, 1997, that, as of such date, the Merger Consideration to be paid in the proposed Merger was fair, from a financial point of view, to the Company's Shareholders. No limitations were imposed by the Company's Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

     The full text of the written opinion of J.P. Morgan, dated April 13, 1997, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. The Company's Shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Board, is directed only to the Merger Consideration to be paid in the Merger and does not constitute a recommendation to any Shareholder of the Company as to how such Shareholder should vote at the Annual Meeting. J.P. Morgan has consented to the disclosure of and reference to its opinion in this Proxy Statement. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement describes the material aspects of the opinion, but does not purport to be complete and is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinions, J.P. Morgan reviewed, among other things, in the case of its April 11, 1997 opinion, a draft of the Merger Agreement and, in the case of its written opinion dated April 13, 1997, the Merger Agreement; in the case of its April 11, 1997 and April 13, 1997 opinions, the audited financial statements of the Company for the fiscal year ended December 27, 1996, and the unaudited financial statements of the Company for the period ended February 28, 1997; current and historical market prices of the Common Stock; certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed by J.P. Morgan to be comparable; the terms of other business combinations deemed relevant by J.P. Morgan; and certain internal financial analyses and forecasts prepared by the Company and its management. J.P. Morgan also held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters believed by J.P. Morgan to be necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by the Company or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. J.P. Morgan has also assumed that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement.

     The projections furnished to J.P. Morgan by the Company were prepared by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions, prevailing rates in the containerized shipping industry and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect such opinions, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinions.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

     Historical Trading Analysis. J.P. Morgan reviewed the historical price trading performance of the Common Stock, on a daily basis, over the Company's trading history. As of the date of the opinions, the 52-week trading range of the Company's Common Stock was $18 to $28 7/8 per share. The Company's Common Stock price has exceeded $33 1/2 per share only once in its trading history, closing at $34 per share on March 8, 1994. J.P. Morgan also reviewed the compound annual share price appreciation and compound annual total return of the Common Stock compared to the S&P 500 and a composite index (the "S&P Transport Index") composed of the following companies: Burlington Northern Santa Fe Corp., Delta Air Lines, Federal Express Corp., Norfolk Southern Corporation, AMR Corp., Caliber System Inc., Conrail Inc., CSX Corporation, Southwest Airlines Co., Ryder System Inc., US Airways Group Inc. and Union Pacific Corporation. This analysis showed that the Common Stock underperformed both indices in terms of compound annual share price appreciation and compound annual total return for the one, three, five and ten year periods prior to the delivery of the opinions. J.P. Morgan also reviewed the historical rolling forward one-year price to earnings multiple at which the Common Stock had traded and at which the S&P 500 had traded. This analysis showed that the Common Stock had, with the exception of an approximately two-year period from 1990 to 1992, underperformed the S&P 500.

     Market Acquisition Premium Analysis. J.P. Morgan reviewed the median control premium paid from 1988 to 1992 and in 1993, 1994, 1995 and 1996 for the acquisition of U.S. public companies where majority control was purchased and the transaction value exceeded $50 million, based on data provided by the Securities Data Company. These premiums (which were calculated based on the final offer price versus the target stock price five business days prior to the initial offer) were 48.0%, 35.1%, 32.9%, 28.0% and 28.2%, respectively. The Merger Consideration of $33.50 per share of Common Stock represents a premium of 71.8% over the closing market price of the Common Stock on April 9, 1997, which was $19.50 per share. The 1996 median control premium of 28.2%, applied to the April 9, 1997 market price of the Common Stock of $19.50 per share, implied a transaction price per share of $25.00.

     Selected Trading Multiples Analyses. J.P. Morgan compared selected financial data of the Company with similar data, using publicly available information, for selected publicly traded shipping companies. The companies selected by J.P. Morgan were Alexander & Baldwin Inc., Teekay Shipping Corp., Kirby Corp., International Shipholding Inc., Stolt-Nielsen S.A., Hvide Marine Inc. and Seacor Holdings Inc. (the "Selected Companies"). These companies were selected, among other reasons, because J.P. Morgan determined that, although there are no publicly-traded companies with precisely the same mix of business and financial condition as the Company, the Selected Companies are publicly-traded companies with operations that, for purposes of analysis, may be considered to be similar to the operations of the Company. For each company, the most recent publicly available financial performance was measured and J.P. Morgan reviewed the following multiples: firm value (which includes the market value of equity and preferred stock plus debt net of cash and marketable securities) to latest twelve months ("LTM") earnings before interest and taxes ("EBIT") and to projected 1997 EBIT; firm value to LTM EBITDA and to projected 1997 EBITDA; and equity value to projected 1997 and 1998 earnings. J.P. Morgan selected a firm value to projected 1997 EBITDA multiple range of 5.0x to 6.0x. This multiple range was then applied to the Company's estimate of its 1997 EBITDA, yielding implied trading values for the Common Stock of approximately $28 to $37 per share.

     J.P. Morgan also reviewed the market value weighted price to estimated 1997 earnings ratio of sixty-nine major transportation companies relative to the S&P price to estimated 1997 earnings ratio to derive an implied transportation company price-to-earnings multiple range of 11.7x to 12.6x. This multiple range was then applied to the Company's estimate of its 1997 earnings, yielding implied trading values for the Company's Common Stock of approximately $26 to $28 per share.

     J.P. Morgan also reviewed the mean and median value for the equity value to projected 1997 earnings multiples of comparable shipping companies and selected a multiple range of 12.0x to 14.0x. This multiple range was then applied to the average of the most recent 1997 earnings per share estimates by analysts at Furman Selz, Gruntal & Co., Lazard Freres, Value Line, Standard & Poor's and NatWest Securities. This yielded implied trading values for the Common Stock of approximately $25 to $29 per share.

     Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Common Stock. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 1997 through 2001 based upon financial projections prepared by the management of the Company through the years ended 2001 (which projections assumed that the Company's consolidated net income would grow from $55 million in 1997 to $187.1 million in
2001), upon such management projections as adjusted by J.P. Morgan with the consent of the Company's management (to reflect the achievement of 60-70% of the projections, which adjustment is consistent with the Company's historical actual performance versus prior five-year financial plans) and upon such management projections assuming all freight rates and volumes were 1% below those forecasted by the projections. J.P. Morgan also calculated a range of terminal asset values of the Company at the end of the five-year period ending 2001 by applying perpetual growth rates to the unlevered free cash flow of the Company during the final year of the five-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.5% to 10.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for the Company's excess cash, option exercise proceeds and total debt as of February 28, 1997. Based on the management projections (as adjusted by J.P. Morgan to reflect the Company's historical actual performance versus prior five-year financial plans) and a discount rate of 10.0%, the discounted cash flow analysis indicated a range of equity values of between $25 and $33 per share of Common Stock, which range J.P. Morgan selected as most appropriate for purposes of its opinion. Based on the unadjusted management projections and on management's projections, adjusted to assume that all freight rates and volumes are 1% lower than forecasted, and, in each case, using a range of discount rates from 9.5% to 10.5%, the discounted cash flow analysis indicated ranges of equity values of $51 to $59 and $29 to $36, respectively, per share of Common Stock.

     Segment Multiples Breakup Analysis. J.P. Morgan also analyzed and presented to the Board a firm value for the Company based on 1997 EBITDA multiples for each segment of the Company's business. J.P. Morgan selected a 1997 EBITDA multiple range of 5.0x to 6.0x for the shipping segment (using Alexander & Baldwin Inc., Teekay Shipping Corp., Kirby Corp., International Shipholding Inc., Stolt-Nielsen S.A., Hvide Marine Inc. and Seacor Holdings Inc. as comparable companies), 7.5x to 9.0x for the terminals segment (using Kelang Container Terminal, International Container Terminal Services, Inc. and Asian Terminals Inc. as comparable companies), 5.5x to 6.5x for the stacktrain and domestic automobile segment (using J.B. Hunt Transport Services, Inc., Werner Enterprises, Inc., Swift Transportation Co., Inc., US Freightways Corporation, Heartland Express, Inc., M.S. Carriers, Inc., Landstar System, Inc., Knight Transportation, Inc. and Covenant Transport, Inc. as comparable companies) and 9.5x to 10.5x for the consolidation services and intermodal marketing/distribution services segment (using Hub Group, Inc. and Mark VII, Inc. as comparable companies). This analysis indicated a range of after-tax equity values for the Company on a segment breakup basis of $34 to $40 per share of Common Stock. Although a segment multiples breakup analysis is a generally accepted valuation methodology, J.P. Morgan did not utilize this analysis in connection with its opinion based on J.P. Morgan's view, shared by the Company's management and Board, that realization of such breakup values would be highly uncertain because of separability issues (including contractual issues, erosion of highly integrated system efficiencies and the risk of leakage of competitive information), timing and completion risks and the incremental costs of infrastructure that would be required for each of the Company's segments to operate as a stand-alone business.

     As described above, J.P. Morgan's opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Merger on the basis of such experience and its familiarity with the Company.

     For services rendered in connection with the Merger, the Company has agreed to pay J.P. Morgan a fee of 0.38% of the aggregate amount of consideration received by the Company's Shareholders (including the aggregate spread attributable to vested options) in the Merger, plus the amount of any debt securities assumed, redeemed or remaining outstanding. Based on the most recently available data, the maximum fee payable would be approximately $6 million assuming consummation of the Merger. In addition, the Company has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

     J.P. Morgan acted as co-manager on the Company's $150 million senior notes issuance in 1993 and advised the Company on the sale of its Domestic Distribution Services unit in 1996 and on the Company's share repurchases between 1992 and 1996, including Dutch Auctions, targeted and open market repurchases. J.P. Morgan's affiliate, Morgan Guaranty Trust Company of New York, is the agent bank for the Company's revolving credit facility and has entered into interest rate hedge contracts with the Company. The credit facility may remain outstanding after consummation of the Merger. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of the Company for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time.

                              THE MERGER AGREEMENT

     The following is a summary of all material provisions of the Merger Agreement, a copy of which is attached hereto as Appendix A. This summary does not purport to be complete, and all references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement which is incorporated herein by reference.

EFFECTIVE TIME

     Subject to the provisions of the Merger Agreement, the closing of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions relating to Shareholder approval, the expiration of certain regulatory waiting periods and the receipt of certain regulatory and other consents or approvals set forth in the Merger Agreement (and subject to the other conditions in the Merger Agreement being satisfied or waived), unless another time is agreed to in writing by the parties to the Merger Agreement (the "Closing Date"). Subject to the provisions of the Merger Agreement, the Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, which filing will be made as soon as practicable on the Closing Date. The term "Effective Time" means the time at which such certificate is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger.

THE MERGER

     The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Sub will be merged with and into the Company, and the separate existence of Sub will thereupon cease, and the Company will continue as the Surviving Corporation under the laws of the State of Delaware under the name "APL Limited." The Merger Agreement provides that the Merger will, from and after the Effective Time, have all the effects provided by applicable Delaware law.

     The Surviving Corporation. After the Effective Time, the directors of Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified. The Certificate of Incorporation and By-laws of the Company as in effect immediately prior to the Effective Time will be the Certificate of Incorporation and By-laws of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law, subject to certain limitations with respect to provisions relating to indemnification, and except that the Certificate of Incorporation of the Company will be amended as set forth in Annex A to the Merger Agreement. See "-- Indemnification and Insurance" and Appendix A to this Proxy Statement.

     Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of the Company or Sub (i) all Shares that are held by NOL, the Company or any wholly-owned subsidiary of NOL (including Sub) or the Company will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; (ii) each issued and outstanding Share, other than those described in clause (i) above and other than any Dissenting Shares, will be converted into and represent the right to receive $33.50 in cash; and (iii) each issued and outstanding share of common stock of Sub will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     Dissenting Shares. Each Dissenting Share will not be converted into the right to receive the Merger Consideration unless and until the holder of such Dissenting Share fails to perfect or withdraws or otherwise loses his rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares will thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon.

     Payment. Pursuant to an agreement in form and substance reasonably acceptable to the Company to be entered into prior to the Effective Time between NOL and a disbursing agent selected by NOL and reasonably acceptable to the Company (the "Disbursing Agent"), at the Effective Time, NOL or Sub will make available to the Disbursing Agent the aggregate amount of cash to which Shareholders will be entitled pursuant to the Merger Agreement.

     As soon as practicable after the Effective Time, NOL will cause the Disbursing Agent to send a notice and a letter of transmittal to each holder of certificates formerly evidencing Shares (other than certificates formerly representing Shares held by NOL, the Company or any wholly-owned subsidiary of NOL (including Sub) or the Company, which Shares will be cancelled, and certificates representing Dissenting Shares) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such certificates for exchange into the Merger Consideration for each Share so represented, and that delivery will be effected, and risk of loss and title to the Shares will pass, only upon proper delivery to the Disbursing Agent of the certificates for the Shares and a duly executed letter of transmittal and any other required documents of transfer. Each holder of certificates theretofore evidencing Shares, upon surrender thereof to the Disbursing Agent together with such duly executed letter of transmittal and any other required documents of transfer, will be entitled to receive in exchange therefor the Merger Consideration with respect to each such Share. Upon such surrender, the Disbursing Agent will promptly deliver the Merger Consideration, less any amount required to be withheld under applicable law, in accordance with the instructions set forth in the related letter of transmittal, and the certificates so surrendered will promptly be cancelled. Until surrendered, certificates formerly evidencing Shares (other than Dissenting Shares) will be deemed for all purposes to evidence only the right to receive the Merger Consideration per Share or, in the case of Dissenting Shares, the fair value of such Dissenting Shares. See "-- Dissenting Shares." No interest will accrue or be paid on any cash payable upon the surrender of certificates which immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Shares in accordance with applicable provisions of the DGCL).

     If the Merger Consideration is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it will be a condition to the payment of such Merger Consideration that the certificates so surrendered be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

     Unless otherwise required by applicable law, any portion of the aggregate Merger Consideration which remains undistributed to holders of Shares one year after the Effective Time will be delivered to NOL and any holders of Shares who have not theretofore complied with the provisions of the Merger Agreement relating to payment will thereafter look only to the Surviving Corporation for payment of any Merger Consideration to which they are entitled pursuant to the Merger Agreement. Neither NOL nor the Disbursing Agent will be liable to any holder of Shares for any cash held by NOL or the Disbursing Agent for payment pursuant to the Merger Agreement delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     No Further Rights. From and after the Effective Time, all of the Shares will no longer be outstanding and will be cancelled and retired and cease to exist, and holders of certificates theretofore evidencing Shares will cease to have any rights as Shareholders, except as provided in the Merger Agreement or by law. No transfer of Shares will, after the Effective Time, be made on the stock transfer books of the Company.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations, warranties and agreements of the Company, NOL, and Sub including, without limitation, representations and warranties regarding their respective due organization, good standing, and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby. The Company has made certain additional representations and warranties to NOL relating to provision of its Certificate of Incorporation and By-laws; capitalization; Significant Subsidiaries (as defined herein); the absence of conflict between transactions contemplated by the Merger Agreement and other agreements and documents; filings, consents and approvals; reports filed with the SEC and financial statements; accuracy of information included in this Proxy Statement; litigation; absence of certain changes or events; employee benefit plans; compliance with the Employee Retirement Income Security Act of 1974, as amended, and certain related matters; taxes; the holding of permits and licenses; compliance with laws; requirements relating to the Shareholder vote on the Merger; non-applicability of Delaware anti-takeover laws and certain provisions of the Company's Certificate of Incorporation; non-applicability of the Rights Agreement, dated as of October 27, 1991, by and between the Company and the First National Bank of Boston (the "Rights Agreement"); brokers; environmental matters; insurance policies maintained by the Company; certain of the Company's vessels; and certain regulatory matters. NOL has made certain additional representations and warranties to the Company as to NOL's ownership of Sub; the absence of conflict between transactions contemplated by the Merger Agreement and other agreements and documents; filings, consents and approvals; accuracy of information included in this Proxy Statement; brokers; the fact that it has all funds necessary to consummate the Merger and the transactions contemplated by the Merger Agreement; nonapplicability of Delaware anti-takeover laws and certain provisions of the Company's Certificate of Incorporation; and nonapplicability of the Rights Agreement. The term "Significant Subsidiaries" means each of the Company's significant subsidiaries (within the meaning of Regulation S-X under the Exchange Act), including any subsidiary that owns a C-10 or C-11 class container vessel.

CONDUCT OF THE BUSINESS PENDING THE MERGER

     The Company has agreed to consult and cooperate with NOL prior to the Effective Time in order to facilitate planning and execution of the integration of operations of the Company and NOL from and after the Effective Time. During the period from the date of the Merger Agreement to the Effective Time, except with the prior written consent of NOL or as contemplated by the Merger Agreement or as disclosed to NOL, the Company has agreed that it will, and will cause its subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of its subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of its customers, employees, unions and others having business relationships with it. Except as otherwise contemplated by the Merger Agreement or as disclosed to NOL, the Company will not, and will not permit any of its Significant Subsidiaries to, prior to the Effective Time, without the prior written consent of NOL: (i) adopt any amendment to its charter or By-laws or comparable organizational documents or the Rights Agreement; (ii) except for issuances of capital stock of the Company's subsidiaries to the Company or a wholly-owned subsidiary of the Company, issue, reissue or sell, or authorize the issuance, reissuance or sale of, (a) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Stock in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options (as defined herein) outstanding on the date hereof, or the issuance of Common Stock pursuant to the Company's 1995 Stock Bonus Plan, or
(b) any other securities in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date of the Merger Agreement; (iii) declare, set aside or pay any dividend or other distribution in respect of any of its capital stock other than between any of the Company and any of its wholly-owned subsidiaries, except for the regular quarterly dividend on the Common Stock not in excess of $0.10 per Share and redemption of the Rights; (iv) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock, or any of its other securities; (v) subject to certain exceptions, increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees, or pay any benefit not required by any existing plan or arrangement or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or other key employee of the Company or establish, adopt, enter into, or amend any Employee Benefit Arrangement (as defined herein); (vi) acquire, sell, lease or dispose of any vessel; (vii) subject to certain exceptions, acquire, sell, lease or dispose of any assets (other than vessels) or securities which are material to the Company and its subsidiaries taken as a whole, or enter into any commitment to do any of the foregoing or enter into any other material commitment or transaction, outside the ordinary course of business consistent with past practice; (viii) subject to certain exceptions, (a) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, or (c) make any loans, advances or capital contributions to, or investments in, any other person; (ix) subject to certain exceptions, (a) settle or compromise any material claims or litigation, or (b) except in the ordinary course of business, modify, amend or terminate any of its material contracts or permits or waive, release or assign any other material rights or claims; (x) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to NOL, except in the ordinary course of business; (xi) grant any lien on any C-10 or C-11 class container vessels in respect of borrowed money; and (xii) agree in writing or otherwise to take any of the foregoing actions. The term "Employee Benefit Arrangement" means any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees of the Company or any of its subsidiaries.

EMPLOYEE ARRANGEMENTS

     NOL has agreed that, from and after the Effective Time, it will cause the Surviving Corporation to honor each Employee Benefit Arrangement disclosed to NOL and, to the extent that any benefit has accrued thereunder as of the Effective Time, each other Employee Benefit Arrangement to which the Company or any of its subsidiaries was a party as of the date of the Merger Agreement. NOL also has agreed to cause the Surviving Corporation to take such actions as are necessary so that, for a period of at least two years from the Effective Time, employees of the Company and its subsidiaries (excluding employees covered by collective bargaining agreements) will, subject to certain limitations relating to plans and programs requiring the issuance of capital stock, be provided cash compensation, employee benefits and incentive compensation and similar plans and programs as will provide compensation and benefits which, in the aggregate, are no less favorable than those provided to such employees as of the date of the Merger Agreement.

COMPANY STOCK PLANS

     The Company has agreed that, prior to the Effective Time, it will take all actions necessary to provide that, immediately prior to the Effective Time, (i) each outstanding option to purchase Common Stock (an "Option") granted under the Company's 1989 Stock Incentive Plan or the Company's 1992 Directors Stock Option Plan, whether or not then exercisable or vested, will become fully exercisable and vested, (ii) each Option which is then outstanding will be cancelled and
(iii) in consideration of such cancellation, and except to the extent that NOL or Sub and the holder of any such Option otherwise agree, the Company will pay to such holders of Options an amount in respect thereof equal to the product of
(A) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes). In addition, the Company has agreed that, prior to the Effective Time, it will take all actions necessary to provide that, immediately prior to the Effective Time, (i) all Common Stock granted under the Company's 1989 Stock Incentive Plan, the Company's 1992 Directors' Stock Option Plan or the Company's 1995 Stock Bonus Plan, whether or not then vested or subject to restrictions, will become fully vested and free of restrictions and
(ii) all "phantom shares" under the 1995 Stock Bonus Plan will be cancelled and, in consideration of such cancellation, the Company will pay to the holders of such phantom shares the product of the Merger Consideration and the number of phantom shares held by such holder. The total amount to be paid to holders of Options and to holders of shares of Common Stock and phantom shares under the 1995 Stock Bonus Plan, at the Effective Time, based on the Merger Consideration of $33.50 per Share, is approximately $52.4 million.

INDEMNIFICATION AND INSURANCE

     NOL has agreed that all rights to indemnification existing in favor of any director, officer, employee or agent of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective Certificates of Incorporation, By-laws or in indemnification agreements with the Company or any of its subsidiaries, or otherwise in effect as of the date of the Merger Agreement, will survive the Merger and will continue in full force and effect for a period of not less than six years from the Effective Time. In the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until final disposition of any and all such claims. NOL also has agreed, subject to certain limitations, to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of, or otherwise on behalf of, the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by the Merger Agreement, and NOL has agreed to pay as incurred certain legal and other expenses (including the cost of any investigation and preparation) incurred by Indemnified Parties, including expenses and attorneys' fees, that may be incurred by any Indemnified Party in enforcing such indemnity and other obligations.

     NOL also has agreed that, from and after the Effective Time, the Surviving Corporation will cause to be maintained in effect for not less than two years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution will not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation will not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement. If the Surviving Corporation is unable to obtain the insurance so required, it will be required to obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

EFFORTS; CONSENTS

     Subject to the terms and conditions provided in the Merger Agreement and to applicable legal requirements, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions precedent to the Merger are satisfied and to consummate and make effective the transactions contemplated by the Merger Agreement. In addition, each of the parties to the Merger Agreement has agreed to promptly inform the other party of any event or circumstance which should be set forth in an amendment to this Proxy Statement.

     Each of the parties to the Merger Agreement also has agreed to use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of, or registrations or filings with or notifications to (any of the foregoing being a "Consent") any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity") or any other person required in connection with, and waivers of any Violations (as defined herein) that may be caused by, the consummation of the transactions contemplated by the Merger Agreement. The term "Violation" means (i) any conflict with or violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or its Significant Subsidiaries, or by which any of them or any of their respective properties or assets are bound or affected, or (ii) any event that would result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any lien on any of the property or assets of the Company or any of its Significant Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound or affected.

     NOL has agreed to use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority (the "Antitrust Laws"). The obligation to use such reasonable best efforts will not require NOL to agree to hold separate or to divest any of the businesses, product lines or assets of NOL or any of its affiliates or of any of the Company, its subsidiaries or affiliates or take any other action that would have a Material Adverse Effect on the Company or a Material Adverse Effect on NOL and the Company taken as a whole. In addition, each of the Company, Sub and NOL has agreed to use its reasonable best efforts to obtain the Maritime Approvals and to otherwise resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the Merger Agreement under any shipping or maritime laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority ("Maritime Laws"). NOL has agreed to take such action or make such commitments or agreements to take action in the future (and will consent to the Company taking such action or making such commitments or agreements) as may be required by the applicable government or governmental or multinational authority in order to obtain the Maritime Approvals or to resolve such objections as such government or authority may have; provided, however, that no such action, commitment or agreement shall be required to be taken or made if it would have a Material Adverse Effect on the Company or a Material Adverse Effect on NOL and the Company, taken as a whole. The term "Material Adverse Effect" means, with respect to any person, any change in or effect on the business, operations or financial condition of such person or any of such person's subsidiaries that is materially adverse to such person and its subsidiaries taken as a whole or would materially adversely affect the ability of such person to consummate the transactions contemplated by the Merger Agreement.

     Subject to receipt of the Maritime Approvals, the Company has agreed that it will, on or prior to the Effective Time, consummate and effectuate the transfers of certain of its agreements and vessels, and enter into certain agreements, trusts and charters related thereto, and transfer or terminate certain other maritime or defense related agreements to which the Company or its subsidiaries are subject, in order to comply with, or obtain Consents under, such agreements and the Maritime Laws, on terms and conditions and involving agreements and obligations of the Company and/or its subsidiaries as determined by the Company after consultation with NOL. In the event that any filings are required pursuant to Sections 4 or 5 of the Shipping Act of 1984 in connection with the consummation of certain of the transactions required to obtain the Maritime Approvals, the Company has agreed to, after consultation with NOL, make such filings as soon as practicable (and in no event later than ten business days after finalization of all documentation related to such transactions). In addition, neither NOL nor (except as set forth above) the Company (or any of their affiliates) will enter into any other agreement related to the Merger Agreement or the transactions contemplated thereby that would require filing under Section 4 or 5 of the Shipping Act of 1984 without the prior written consent of the other. In the event that any such agreement is entered into (with such consent) it shall be filed as soon as practicable (and in no event later than 10 business days) thereafter pursuant to Sections 4 and 5 of the Shipping Act of 1984. The Company has also agreed that it will, on or prior to the Effective Time, at its election and on terms and conditions and involving agreements and obligations of the Company and/or its subsidiaries as determined by the Company, either (i) sell or otherwise transfer to an entity that is a 75%-owned citizen under Section 2 of the Shipping Act, 1916 the barges that are chartered pursuant to a Bareboat Charter Party dated as of January 14, 1985, or
(ii) terminate such Bareboat Charter Party with respect to such barges. See "REGULATORY APPROVALS AND CERTAIN OTHER LEGAL MATTERS."

SOLICITATION OF ACQUISITION TRANSACTIONS

     The Company has agreed that, prior to the Effective Time, it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or its subsidiaries or acquisition of all or substantially all of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that the Company may, in response to an unsolicited proposal with respect to an Acquisition Transaction from a third party that a nationally recognized investment banking firm retained by the Company advises, and the Board determines, may reasonably be expected to result in a transaction that is more favorable to the Company and its Shareholders than the transactions contemplated by the Merger Agreement, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understanding, in each case only if the Board deems it necessary to do so in the exercise of its fiduciary obligations after consultation with outside counsel. The Company has agreed to notify NOL promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company.

OTHER AGREEMENTS

     The Company has agreed, subject to certain limitations, that, from the date of the Merger Agreement until the Effective Time, it will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give NOL and Sub and their respective officers, employees, counsel, advisors and representatives (collectively, the "NOL Representatives") reasonable access during normal business hours and upon reasonable notice, to the offices and other facilities and to the books and records of the Company and its subsidiaries, as will permit NOL and Sub to make inspections of such as either of them may reasonably require and will cause the Company Representatives and the Company's subsidiaries to furnish NOL, Sub and the NOL Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as NOL and Sub may from time to time reasonably request.

     NOL has agreed that, for a period of at least three years after the Effective Time, it will cause the Surviving Corporation to retain a substantial corporate presence in the Oakland, California area.

CONDITIONS PRECEDENT TO THE MERGER

     All Parties. The obligations of the Company, NOL and Sub to consummate the Merger are subject to the satisfaction (or waiver by NOL and the Company) of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Common Stock; (ii) any (a) waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the Merger and under the Shipping Act of 1984 relating to certain agreements entered into in connection with the Maritime Approvals shall have expired and (b) waiting periods or, if applicable, review periods of Governmental Authorities, under the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Laws") and any foreign or supranational Antitrust Laws shall have expired; (iii) the Maritime Approvals shall have been obtained; and (iv) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction, provided, however, that the parties are required to comply with the provisions described in "-- Efforts; Consents" and are also required to use their reasonable best efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted, unless such action would have a Material Adverse Effect on the Company or a Material Adverse Effect on NOL and the Company, taken as a whole.

     The Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the condition that the representations and warranties of NOL and Sub set forth in the Merger Agreement are true when made and (except for representations and warranties made as of a specific date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except for any failures to be true that, in the aggregate, do not have a Material Adverse

Effect on NOL; NOL and Sub shall have performed their covenants and agreements under the Merger Agreement in all material respects; and the Company shall have received certificates of the Chief Executive Officer or a Vice President of NOL and Sub to the foregoing effect.

     NOL and Sub. The obligations of NOL and Sub to consummate the Merger are subject to the satisfaction (or waiver by NOL) of the following conditions: (i) the representations and warranties of the Company set forth in the Merger Agreement are true when made and (except for representations and warranties made as of a specific date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except for any failures to be true that, in the aggregate, do not have a Material Adverse Effect on the Company; the Company shall have performed its covenants and agreements under the Merger Agreement in all material respects; and NOL and Sub shall have received a certificate of the Chief Executive Officer or a Vice President of the Company to the foregoing effect; (ii) except as contemplated by the Merger Agreement, or as disclosed to NOL, no change shall have occurred, since the date of the Merger Agreement, that would have a Material Adverse Effect on the Company, other than
(x) changes relating to or arising from general economic, market or financial conditions or generally affecting the industries, markets or trade lanes in which the Company operates or (y) changes relating to or arising from the consummation or disclosure of the Merger Agreement or any transaction contemplated by the Merger Agreement; and (iii) there shall not have occurred and be continuing (a) any general suspension of, or limitation on prices for, trading in securities on the Singapore Stock Exchange or the NYSE, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks or other lending institutions in the United States or Singapore, (c) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Singapore, or (d) in the case of any of the foregoing existing at the date of the Merger Agreement, a material acceleration or worsening thereof.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the
Shareholders:

          (a) by mutual written consent of NOL and the Company;

          (b) by either NOL or the Company if any court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction or ruling or other action has become final and nonappealable;

          (c) by either NOL or the Company if the Merger has not been consummated by January 31, 1998 (provided that the terminating party has not breached its obligations under the Merger Agreement in any material respect);

          (d) by either NOL or the Company if the Annual Meeting (including as it may be adjourned from time to time) concludes without the Company obtaining the required Shareholder approval of the Merger Agreement and the transactions contemplated thereby;

          (e) by NOL (i) upon a material breach of the Merger Agreement on the part of the Company which has not been cured and which would cause the condition described in clause (i) under "-- Conditions Precedent to the Merger -- NOL and Sub" to be incapable of being satisfied by January 31, 1998, or (ii) if the Board shall have withdrawn or modified in a manner adverse to NOL or Sub its recommendation of the Merger Agreement or the Merger, or shall have resolved to do any of the foregoing; or

          (f) by the Company (i) upon a material breach of the Merger Agreement on the part of NOL or Sub which has not been cured and which would cause the condition described under "-- Conditions Precedent to the Merger -- The Company" to be incapable of being satisfied by January 31, 1998, or (ii) if a third party, including any group, shall have made a proposal in respect of an Acquisition Transaction that a nationally recognized investment banking firm retained by the Company advises, and the Board determines, may reasonably be expected to result in a transaction that is more favorable to the Company and its Shareholders than the transactions contemplated by the Merger Agreement.

FEES AND EXPENSES

     The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

     In addition, the Merger Agreement provides that in the event (i) NOL terminates the Merger Agreement pursuant to the provisions described in clause
(e)(ii) under "-- Termination" and (x) ten business days shall have elapsed from the withdrawal or modification in a manner adverse to NOL or Sub of the Board's recommendation of the Merger Agreement and the Merger (except if the Board shall have taken any of the actions set forth in clause (y) below), without such recommendation being reinstated in full prior to such termination or (y) the Board shall have advised Shareholders to reject the Merger Agreement and the Merger or to tender shares to, or accept or vote for an agreement relating to an Acquisition Transaction with, any person other than NOL (or affiliates thereof) or (ii) the Company terminates the Merger Agreement pursuant to the provisions described in clause (f)(ii) under "-- Termination," then the Company will promptly, but in no event later than two days after the date of request (in accordance with the terms of the Merger Agreement) therefor, reimburse NOL for its fees and expenses related to the Merger Agreement, the transactions contemplated thereby and any related financing (subject to a maximum of $2,000,000), which amount shall be payable in same day funds, and pay NOL a termination fee of $25,000,000, which amount shall be payable in same day funds. If the Company fails to pay promptly the expense reimbursement or the termination fee due pursuant to the provisions described in this section, and, in order to obtain such payment, NOL or Sub commences a suit which results in a judgment against the Company for such fee, the Company has agreed to pay to NOL or Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest thereon.

AMENDMENT; WAIVER

     The Merger Agreement provides that it may be amended by the parties thereto at any time before or after approval thereof by the Shareholders, but, after such approval, no amendment will be made which decreases the Merger Consideration or which adversely affects the rights of the Shareholders without the approval of such Shareholders. The Merger Agreement also provides that, at any time prior to the Effective Time, the parties to the Merger Agreement may
(i) extend the time for the performance of any of the obligations or other acts of any other party to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties by any other party contained in the Merger Agreement or in any document, certificate or writing delivered by any other party pursuant to the Merger Agreement or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations.

                               DISSENTERS' RIGHTS

     If the Merger is consummated, dissenting holders of Shares will be entitled to have the "fair value" (exclusive of any element of value arising from the accomplishment or expectation of the Merger) of their Shares ("Dissenting Shares") at the Effective Time judicially determined and paid to them by complying with the provisions of Section 262 of the DGCL.

     The following is a brief summary of the material provisions of Section 262 which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. This summary does not purport to be a complete statement of the provisions of Delaware law relating to the rights of Shareholders of the Company to an appraisal of the value of their Shares and is qualified in its entirety by reference to Section 262, the full text of which is attached hereto as Appendix C. FAILURE TO FOLLOW SUCH PROCEDURES EXACTLY COULD RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     Shareholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL. A written demand for appraisal of Shares must be filed with the Company before the taking of the vote on the Merger. This written demand for appraisal for Shares must be in addition to and separate from any proxy vote abstaining from or voting against the Merger. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for appraisal within the meaning of Section 262.

     Shareholders electing to exercise their appraisal rights under Section 262 must not vote for adoption of the Merger Agreement. If a Shareholder returns a signed proxy but does not specify a vote against adoption of the Merger Agreement or a direction to abstain, the proxy will be voted for adoption of the Merger Agreement, which will have the effect of waiving that Shareholder's appraisal rights.

     A demand for appraisal must be executed by or for the Shareholder of record, fully and correctly, as such Shareholder's name appears on the Share certificate. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the Shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others may exercise his right of appraisal with respect to the Shares for all or less than all beneficial owners of Shares as to which he or she is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly mentioned, the demand will be presumed to cover all Shares outstanding in the name of such record owner.

     A Shareholder who elects to exercise appraisal rights should mail or deliver his or her written demand to APL Limited, 1111 Broadway, Oakland, California 94607, Attention: Maryellen B. Cattani, Secretary. The written demand for appraisal should specify the Shareholder's name and mailing address, and that the Shareholder is thereby demanding appraisal of his or her Shares. Within ten days after the Effective Time, the Company must provide notice of the Effective Time to all Shareholders who have complied with Section 262 and have not voted for adoption of the Merger Agreement.

     Within 120 days after the Effective Time, any Shareholder who has satisfied the requirements of Section 262 may deliver to the Company a written demand for a statement listing the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares.

     Within 120 days after the Effective Time, either the Company or any Shareholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court demanding a determination of the fair value of the Dissenting Shares. The Company has no present intention to file such a petition if demand for appraisal is made.

     Upon the filing of any such petition by a Shareholder, service of a copy thereof shall be made upon the Company which shall, within 20 days after such service, file in the office of the Register of Chancery in which the petition was filed, a duly verified list containing the names and addresses of all Shareholders who have demanded payment for their Shares and with whom agreements as to the value of their Shares have not been reached by the Company. If the petition shall be filed by the Company, the petition shall be accompanied by such verified list. The Register of Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Company and to the Shareholders shown upon the list at the address therein stated, and notice shall also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court.

     If a petition for an appraisal is filed in a timely fashion, after a hearing on such petition, the Court will determine which Shareholders are entitled to appraisal rights, and will appraise the Shares owned by such

Shareholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., decided February 1, 1983, the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of the Company...." The Delaware Supreme Court stated that in making this determination of fair value the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court held that the "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     Shareholders considering seeking appraisal of their Shares should note that the fair value of their Shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Shares. The costs of the appraisal proceeding may be determined by the Court and taxed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting Shareholder, the Court may order that all or a portion of the expenses incurred by any dissenting Shareholder in connection with the appraisal proceeding including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment each party bears his or her own expenses.

     Any Shareholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to Shareholders of record at a date prior to the Effective Date.

     At any time within 60 days after the Effective Time, any Shareholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger Agreement. After this period the Shareholder may withdraw his or her demand for appraisal and receive payment for his or her Shares as provided in the Merger Agreement only with the consent of the Company. If no petition for appraisal is filed with the court within 120 days after the Effective Time, Shareholders' rights to appraisal will cease and Shareholders will be entitled to receive the Merger Consideration as provided for in the Merger Agreement. Inasmuch as the Surviving Corporation has no obligation to file such a petition, and has no present intention to do so, any Shareholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Court demanding appraisal shall be dismissed as to any Shareholder without the approval of the Court, and such approval may be conditional upon such terms as the Court deems just.

              REGULATORY APPROVALS AND CERTAIN OTHER LEGAL MATTERS

REGULATORY APPROVALS

     Pursuant to certain Maritime Laws, the consummation of the transactions contemplated by the Merger Agreement, including the Merger, will require certain approvals, actions, agreements and concurrences ("Approvals") from certain U.S. Governmental Entities, including the Maritime Administrator, Maritime Subsidy Board or Maritime Administration (individually and collectively, "MarAd") and the U.S. Coast Guard. The Company has agreed that it will, on or prior to the Effective Time, effect transfers of Maritime Security Program Operating Agreements between its subsidiary and the United States, and enter into certain agreements, trusts and charters related thereto. These transfers and related transactions are described in a letter, dated January 21, 1997, from the Maritime Administration Secretary, approving in principle such transfers, subject to the conditions set forth therein. The consummation of the transactions described in such letter requires the following Approvals: (i) Approvals by MarAd pursuant to the Merchant Marine Act of 1936, as amended by the Maritime Security Act of 1996, the regulations pertaining thereto, the Maritime Security Program Operating Agreements between American President Lines, Ltd., a wholly-owned subsidiary of the Company ("Lines") and the United States, and the letter, dated January 21, 1997, from the Maritime Administration Secretary; (ii) Approvals by the U.S. Coast Guard pursuant to the vessel documentation statutes, the 1996 Coast Guard Authorization Act and the regulations pertaining thereto; (iii) Approvals by MarAd and the U.S. Department of Defense under the statutes relating to the Emergency Preparedness Program and the Voluntary Intermodal Sealift Agreement between Lines and the United States, the regulations pertaining thereto; and
(iv) if required, Approvals under Section 9 of the Shipping Act, 1916 in respect of U.S. flag vessels to be owned by the Surviving Corporation. The Company also has agreed that it will, on or prior to the Effective Time, (i) either terminate the Operating-Differential Subsidy Agreement between Lines and the United States (the "ODS Agreement") or transfer such ODS Agreement in a manner similar to that described in the letter, dated January 21, 1997, from the Maritime Administration Secretary, and (ii) if such ODS Agreement is terminated, commence operations under the Maritime Security Program Operating Agreements reasonably contemporaneous with such termination. In connection with such termination or transfer, Approvals by MarAd are required pursuant to the Merchant Marine Act of 1936, the regulations pertaining thereto and the ODS Agreement.

     The Company also has agreed that it will, on or prior to the Effective Time, transfer to one or more qualified transferees or terminate the Ready Reserve Fleet, Ship Manager Contracts and related agency agreements between Lines and the United States. In connection therewith, Approvals by MarAd are required pursuant to (i) 50 U.S.C. app. sec.1744 (National Defense Reserve Fleet) and the regulations pertaining thereto, (ii) the Anti-Assignment Act and Assignment of Claims Act, and (iii) such Ready Reserve Fleet, Ship Manager Contracts. In addition, each of the Company's Pacesetter vessels is subject to a Construction-Differential Subsidy Contract between American President Lines, Ltd. and the United States (each, a "CDS Agreement"). The Company has agreed that, to the extent that as of the Effective Time any such CDS Agreement has not expired according to its terms, the Company will terminate its obligations under the applicable CDS Agreement by, at the Company's election, (i) transferring the applicable vessel and related CDS Agreement to a qualified transferee, (ii) scrapping such vessel or (iii) repaying to the United States any unamortized construction-differential subsidy relating to such vessel, with interest thereon, if applicable. In connection with such transactions relating to the CDS Agreements, Approvals by MarAd are required pursuant to the Merchant Marine Act of 1936 and the regulations pertaining thereto, Section 9 of the Shipping Act, 1916 (in the event that the Company elects to transfer such vessels to foreign flag in order to scrap such vessels) and the applicable CDS Agreement. The term "Maritime Approvals" refers collectively to the Approvals described above under this section.

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have expired or been terminated. On April 23, 1997, NOL and the Company each filed the Notification and Report Form required by the HSR Act. On May 6, 1997, the Company and NOL received notice from the Federal Trade Commission (the "FTC") that the applicable waiting period under the HSR Act was terminated early. At any time before or after the transaction, the Antitrust Division of the Department of Justice or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of substantial assets of the parties. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. While NOL and the Company believe that the Merger is legal under the antitrust laws, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     Pursuant to the requirements of German competition law, the parties filed a notification with the German Federal Cartel Office on May 28, 1997. On June 4, 1997, the Company and NOL received a letter of clearance from the German Federal Cartel Office which permits the Merger to proceed under German law. Pursuant to the Mexican Federal Law of Economic Competition Act, the parties filed a notification with the

Mexican Federal Competition Commission (the "FCC") on June 6, 1997. On July 16, 1997, the FCC decided not to object nor condition the transaction.

     On April 25, 1997, NOL, Sub and the Company jointly submitted a voluntary notice to the Staff Chairman of the Committee on Foreign Investment in the United States ("CFIUS") pursuant to section 721 of the Exon-Florio Laws ("Section 721") and the regulations thereunder. On May 23, 1997, CFIUS permitted NOL, Sub and the Company to withdraw voluntarily their notice to CFIUS, so as to permit the parties to resubmit the notice at an appropriate later date so that the Section 721 review could proceed on a parallel timing track with MarAd's review. On June 25, 1997, Lines submitted notices to MarAd pursuant to Section 652(j) of the Merchant Marine Act, 1936 ("Section 652(j)") for the transfer of nine Maritime Security Operating Agreements ("MSP Operating Agreements") held by Lines, and applied to MarAd for approval pursuant to Section 608 of the Merchant Marine Act, 1936 ("Section 608") for the transfer of the ODS Agreement which expires December 31, 1997, also held by Lines, to American Ship Management LLC ("AMS"), in each case immediately prior to consummation of the Merger. ASM, a newly-formed company, owned and controlled by United States citizens that will not be affiliated with the Company or NOL, submitted a supporting application to MarAd on July 1, 1997. Lines provided MarAd with supplemental materials on July 3 and July 18, 1997. MarAd regulations implementing Section 652(j) provide that a MSP Operating Agreement may be transferred to an eligible person unless disapproved by MarAd within 90 days after notification by the filing of a completed application. MarAd advised Lines that it considers that the 90-day period began on July 18, 1997, and will expire on October 16, 1997. No equivalent statutory time period for approval of a request to transfer an ODS agreement is specified in Section 608. MarAd action under Section 608 is subject to review by the U.S. Secretary of Transportation ("Secretary") and does not become final until the expiration of 20 days (25 days in an appeal is filed). If the Secretary determines to take an action by MarAd under review, the Secretary can further postpone the effective date of the action. There is no defined statutory period within which MarAd is required to act with respect to the other Maritime Approvals which are to be sought in connection with the transaction.
Section 721 provides for a thirty-day period for review of the Merger. If, during such review period, CFIUS determines that an investigation should be undertaken, the Staff Chairperson of CFIUS must send written advice to the parties of the commencement of an investigation. CFIUS then has up to the forty-fifth day (or the next business day if the forty-fifth day falls on a weekend or holiday) after the commencement of its investigation to complete or terminate its investigation and to report its recommendation to the President of the United States. The President must decide whether or not to take action pursuant to Section 721 and must announce such decision no later than the fifteenth day (or the next business day if the fifteenth day falls on a weekend or holiday) after the investigation is completed. The President is authorized by
Section 721 and the regulations thereunder to take such action as the President considers appropriate to suspend or prohibit an acquisition, including, where necessary, divestment authority.

     The Merger Agreement provides that the obligation of each of the Company, NOL and Sub to consummate the Merger is conditioned upon, among other things, the receipt of the Maritime Approvals and the expiration of waiting periods or other review periods under the Antitrust Laws and the Exon-Florio Laws. NOL and the Company are not aware of any other material governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any Governmental Entity will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, or, if such a challenge is made, the result thereof. Each of the parties to the Merger Agreement has agreed, among other things, to use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of Violations that may be caused by, the consummation of the transactions contemplated by the Merger Agreement. The Company, NOL and Sub also have agreed to use their reasonable best efforts, subject to certain limitations, to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the Merger

Agreement under any Antitrust Laws or any Maritime Laws. See "THE MERGER AGREEMENT -- Conditions Precedent to the Merger" and "THE MERGER
AGREEMENT -- Efforts; Consents."

CERTAIN OTHER LEGAL MATTERS

     The Company and its directors have been named as defendants in a purported class action on behalf of all public shareholders of the Company pending in the Superior Court of the State of California for the County of Alameda, captioned Soshtain et al. v. Arledge et al., Case No. 781838-3. The complaint was filed in mid-April 1997 and alleges that the Company's directors breached their fiduciary duties in connection with the proposed Merger with NOL by failing to take all necessary steps to ensure that the Company's stockholders would receive the maximum value realizable for their shares, and seeks damages in an unspecified amount and equitable relief, including an injunction against consummation of the proposed Merger. The time for the defendants to move or answer with respect to the complaint has not yet elapsed.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Company's management and of the Board may receive economic benefits as a result of the Merger and may have other interests in the Merger in addition to their interests as Shareholders. See "PROPOSAL NO.
1 -- ELECTION OF DIRECTORS -- Stock Ownership of Directors and Executive Officers."

PAYMENTS RELATING TO CHANGE IN CONTROL

     As of January 28, 1997, the Company entered into certain employment agreements with each of Timothy J. Rhein, President and Chief Executive Officer, Joji Hayashi, Chairman of the Board, John G. Burgess, Executive Vice President, Maryellen B. Cattani, Executive Vice President, General Counsel and Secretary,
L. Dale Crandall, Executive Vice President, Chief Financial Officer and Treasurer, James S. Marston, Executive Vice President and Chief Information Officer, and Michael Goh, Executive Vice President. Under these agreements, each of these officers has agreed to remain employed by the Company for a specified period after a "change in control" of the Company (each, an "Employment Period") at an annual base salary at least equal to twelve times the highest monthly base salary paid to such officer during the twelve-month period immediately preceding the month in which the change in control occurs. In addition, each such officer will be awarded an annual cash bonus for each fiscal year ending during the Employment Period equal to such officer's target bonus under the Company's annual bonus program, or any comparable bonus under any predecessor or successor plan for the year prior to the year in which the change in control occurs. If such officer resigns for good reason during his or her Employment Period, or such officer's employment is terminated other than for cause or disability during that period, then the Company will be obligated to pay to such officer a certain lump-sum amount. Such officer will also be entitled to continued employee benefits for a specified period. See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- Employment Contracts, Termination of Employment and Change-in-Control Arrangements and Certain Transactions."

     Consummation of the Merger will constitute a "change in control" under such employment agreements. If payments under the employment agreements are triggered, the lump-sum amounts payable under those agreements, based on each individual's annual compensation as of April 1, 1997, would be approximately $3,154,192, $1,926,184, $1,483,087, $1,415,682, $1,906,719, $1,014,044 and
$1,442,673 for Mr. Rhein, Mr. Hayashi, Mr. Burgess, Ms. Cattani, Mr. Crandall, Mr. Marston and Mr. Goh, respectively. Under the employment agreements, each officer other than Mr. Crandall would also be entitled to certain additional lump-sum payments in lieu of payments under the Company's qualified defined benefit retirement plan and the Company's 1995 Supplemental Executive Retirement Plan based on the value of certain retirement benefits and other payments foregone due to termination or resignation; if termination or resignation occurred immediately following consummation of the Merger, as of October 1, 1997, these additional payments would be approximately $1,640,099, $710,578, $409,229, $287,379, $211,617 and $208,969 for Mr. Rhein, Mr. Hayashi, Mr.
Burgess, Ms. Cattani, Mr. Marston and Mr. Goh, respectively and Mr. Crandall would be entitled to retirement benefits with a present value of $1,431,001. See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- Pension Plan Table" and "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- Employment Contracts, Termination of Employment and Change-in-Control Arrangements and Certain Transactions."

     If it is determined that any payment made to an officer pursuant to his or her agreement would subject him or her to an excise tax pursuant to the Internal Revenue Code, the Company will also be obligated to pay the officer an additional amount sufficient to put him or her in the same after-tax position that he or she would have been in, had no excise tax been imposed. See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- Employment Contracts, Termination of Employment and Change-in-Control Arrangements and Certain Transactions."

     Benefit Plans. NOL has agreed to cause the Surviving Corporation to honor each Employee Benefit Arrangement disclosed to NOL and each other Employee Benefit Arrangement to which the Company or its subsidiaries was a party as of the date of the Merger Agreement. NOL also has agreed to cause the Surviving Corporation to take such actions as are necessary so that, for at least two years after the Effective Time, employees of the Company and its subsidiaries (excluding employees covered by collective bargaining agreements) will, subject to certain limitations relating to plans and programs requiring the issuance of capital stock, be provided cash compensation, employee benefits and incentive compensation and similar plans and programs as will provide compensation and benefits which in the aggregate are no less favorable than those provided to such employees as of the date of the Merger Agreement. The executive officers may receive benefits under the plans, programs and arrangements referred to above. See "THE MERGER AGREEMENT -- Employee Arrangements." At the Effective Time, pursuant to the Merger, each director of the Company will cease service as a director of the Company, and each non-employee director will become eligible to receive retirement benefits under the Retirement Plan for Directors of APL Limited if such director is otherwise eligible under such plan. See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- Compensation of Directors." In addition, depending upon their previous elections, the executive officers may become entitled to receive, upon consummation of the Merger or upon termination of employment after the Merger, lump-sum distributions of amounts previously deferred pursuant to the Company's deferred compensation plans, which, as of April 1, 1997, would be $1,001,509, $65,957, $41,624, $23,743, $1,434,033,
$1,675,025, 1,468,699 and $454,720 for Mr. Burgess, Ms. Cattani, Mr. Crandall, Mr. Goh, Mr. Hayashi, Mr. Marston, Mr. Rhein and Mr. Stuebgen, respectively.

     Stock Plans. In connection with the Merger and pursuant to the terms of the applicable plans or agreements, the vesting and exercisability of certain Options held by officers and other key employees of the Company will be accelerated and cancelled in exchange for cash, and certain shares of Common Stock and phantom shares under the 1995 Stock Bonus Plan held by officers and key employees of the Company will become fully vested, free of restrictions and/or cancelled in exchange for cash. See "THE MERGER AGREEMENT -- Company Stock Plans." Set forth below, with respect to each of the executive officers and directors of the Company so listed, immediately following such individual's name, is a calculation of the amounts to be received by such individual with respect to Common Stock and/or phantom shares under the 1995 Stock Bonus Plan and Options held by such individual (other than amounts that were already vested as of April 13, 1997): Charles S. Arledge, $53,970; John H. Barr, $54,405; John
G. Burgess, $619,479; Maryellen B. Cattani, $589,770; L. Dale Crandall, $913,751; Tully M. Friedman, $76,516; Michael Goh, $574,375; Joji Hayashi, $890,000; F. Warren Hellman, $42,178; James S. Marston, $611,875; Toni Rembe, $53,769; Timothy J. Rhein, $1,913,170; Forrest N. Shumway, $42,178; William J. Stuebgen, $261,438; G. Craig Sullivan, $46,516; and Barry L. Williams, $51,189. See "THE MERGER AGREEMENT -- Company Stock Plans." In addition, under the Company's 1992 Directors' Stock Option Plan, on the first business day following the conclusion of the annual meeting, all non-employee directors will receive their annual grant of options to purchase 2,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the grant date.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that, for a period of not less than six years from the Effective Time, the directors, officers, employees and agents of the Company and its subsidiaries will continue to enjoy all rights to indemnification existing in their favor as of the date of the Merger Agreement as provided in the respective Certificate of Incorporation or by-laws of, or in indemnification agreements with, the Company or any of its subsidiaries, or otherwise in effect as of the date of the Merger Agreement. NOL also has agreed, subject to certain limitations, to indemnify such persons to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of, or otherwise on behalf of, the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by the Merger Agreement. In addition, NOL has agreed to cause to be maintained in effect for a period of not less than two years from the Effective Time the Company's current or similar directors' and officers' liability insurance, subject to certain cost limitations. See "THE MERGER AGREEMENT -- Indemnification and Insurance."

     Other Interests. Pursuant to the Merger Agreement, at the Effective Time the officers of the Company will become officers of the Surviving Corporation. See "THE MERGER AGREEMENT -- The Merger -- The Surviving Corporation." Although not required by the Merger Agreement, NOL has announced that it intends to invite Timothy J. Rhein, the Company's President and Chief Executive Officer, to join NOL's Board of Directors. In addition, Hellman & Friedman Capital Partners is not receiving any compensation for its participation in the negotiations leading up to the execution and delivery of the Merger Agreement.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                           TO HOLDERS OF COMMON STOCK

     The following is a summary of the material United States federal income tax consequences of the Merger to the Shareholders.

     The receipt of cash in exchange for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Shareholder will generally recognize gain or loss for federal income tax purposes in an amount determined by the difference between such Shareholder's adjusted tax basis in the Shares, and the amount of cash received in exchange therefor. Such gain or loss will be a capital gain or loss if such Shares are held as capital assets at the Effective Time, and will be a long-term capital gain or loss if, at the Effective Time, such Shares were held for more than one year.

     The foregoing discussion may not apply to Shareholders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements with the Company or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER UNDER SUCH SHAREHOLDER'S PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Company has three classes of directors with staggered three-year terms. Class I consists of three directors, Class II consists of five directors and Class III consists of two directors. Five Class II directors are to be elected at the Annual Meeting for terms which continue until the 2000 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified or until retirement in accordance with the Retirement Plan for Directors (as described below), or if the Merger is consummated, for terms ending on the date of consummation of the Merger. Mr. Forrest Shumway will reach the retirement age of 72 in 1999 and has advised the Board that, if the Merger is not consummated, he intends to retire from the Board of Directors at the time of the 1999 Annual Meeting. The Company's Certificate of Incorporation and By-laws provide that the number of directors shall be determined by resolution of the Board (but shall not be less than five). The Board has established by resolution that the number of directors constituting the Board shall be ten (10) and that the maximum number of directors shall be fixed at fifteen (15).

     All five Class II nominees have been recommended by the Board for election as directors. All of the Class II nominees are presently members of the Board. The Board knows of no reason why any of the nominees will be unable to serve. In the event that any nominee becomes unable or declines to serve, the proxies may be voted for the balance of those named and for such other nominee or nominees as the Board may select.

INFORMATION WITH RESPECT TO NOMINEES AND DIRECTORS

     Set forth below are the names and ages of the nominees for Class II director and the continuing directors of Class I and Class III, their principal occupations at present and for the past five years and certain directorships held by each. The terms of the continuing Class I and the Class III directors will expire in 1999 and 1998, respectively, unless the Merger is consummated, in which case such terms will end on the date of the consummation of the Merger.

  CLASS II -- NOMINEES FOR DIRECTOR

     Charles S. Arledge (Age 61). Mr. Arledge became a director of the Company in July 1983. Mr. Arledge is a partner of Signal Ventures, a private investment firm. He was Vice President, Strategic Planning of Aerojet-General Corporation from 1986 to 1989.(a)(c)

     F. Warren Hellman (Age 62). Mr. Hellman became a director of the Company in November 1988. He is a general partner of Hellman & Friedman, a San Francisco-based investment firm. Mr. Hellman is also a director of Williams-Sonoma, Inc., Levi Strauss & Co., Franklin Resources, Inc., MobileMedia Corporation and numerous private companies.(b)(d)

     Timothy J. Rhein (Age 56). Mr. Rhein was named President and Chief Executive Officer of the Company in October 1995. He served as the Company's President and Chief Operating Officer from July 1995 to October 1995. Prior to that, Mr. Rhein was President and Chief Executive Officer of APL Land Transport Services, Inc. from May 1990 to October 1995 and President and Chief Operating Officer of American President Lines, Ltd. from January 1987 to May 1990. He has been a director of the Company since July 1990.(d)

     Forrest N. Shumway (Age 70). Mr. Shumway became a director of the Company in August 1987. He retired as Vice Chairman of the Board of Allied-Signal Inc. in December 1987, a position he had held since 1985. Mr. Shumway is also a director of Transamerica Corporation, The Clorox Company and Aluminum Company of America.(b)(c)(d)

     Barry L. Williams (Age 52). Mr. Williams became a director of the Company in July 1983. He is President of Williams Pacific Ventures Inc., a venture capital and real estate investment and consulting firm. He was President of C.N. Flagg Power Inc., a construction services company, from July 1988 until its sale in July 1992, and a Managing Principal of Bechtel Investments, Inc. until May 1987. He is also a director of Tenera, Inc., CH2M Hill Companies, Ltd., The USA Group, Inc., PG&E Corporation, Simpson Manufacturing Company, Inc., Comp USA and Newhall Land and Farming Co., Inc.(a)(c)

  CLASS I -- DIRECTORS

     Tully M. Friedman (Age 55). Mr. Friedman was elected as a director of the Company in April 1994. He is currently Chairman of Tully M. Friedman & Company, LLC, which he formed in April 1997. Mr. Friedman was formerly a managing partner of Hellman & Friedman, a San Francisco-based investment firm. Mr. Friedman presently serves on the Advisory Board of Tevecap, S.A. and as a director of Levi Strauss & Co., Mattel, Inc. and McKesson Corporation.(a)

     Joji Hayashi (Age 57). Mr. Hayashi became the Chairman of the Board of Directors in October 1995. He was President and Chief Executive Officer of American President Lines, Ltd. from May 1990 until October 1995. He has been a director of the Company since July 1983.

     G. Craig Sullivan (Age 57). Mr. Sullivan was elected as a director of the Company in April 1994. Mr. Sullivan has been the Chairman of the Board and Chief Executive Officer of The Clorox Company since July 1, 1992. Prior to that, he was The Clorox Company's Vice Chairman and Chief Executive Officer (May-June
1992) and Group Vice President (1989-1992).(b)(d)

  CLASS III -- DIRECTORS

     John H. Barr (Age 67). Mr. Barr became a director of the Company in July 1983. He is a real estate developer of industrial and mobile home parks.(b)(d)

     Toni Rembe (Age 61). Ms. Rembe has been a director of the Company since October 1993. She has been a partner in the law firm of Pillsbury Madison & Sutro LLP since 1971, where she is managing partner of the firm's Tax Group and a former member of the Executive Committee. She is also a director of Potlatch Corporation and Transamerica Corporation, an Advisory Director of SBC Communications, Inc. and a Trustee and the President of both the van Loben Sels Foundation and the American Conservatory Theater.(a)(c)
---------------

(a)   Member of the Audit Committee
(b)   Member of the Compensation Committee
(c)   Member of the Nominating Committee
(d)   Member of the Executive Committee

CERTAIN COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

     The Company has standing audit, compensation, executive and nominating committees of the Board.

     The Audit Committee assists the Board in matters relating to accounting. The Audit Committee receives from, and reviews with, the Company's independent auditors the annual report of such auditors; reviews with the independent auditors the scope of the succeeding annual audit; nominates the independent auditors to be selected each year by the Board; reviews consulting services rendered by the Company's independent auditors and evaluates the possible effect on the auditors' independence of performing such services; ascertains the existence of adequate internal accounting and control systems; and reviews with management and the Company's independent auditors current and emerging accounting and financial reporting requirements and practices affecting the Company. The Audit Committee held four meetings during 1996.

     The Compensation Committee determines or reviews and passes upon management's recommendations with respect to executive compensation, bonuses, incentive stock awards and stock option grants and other compensation plans. The Compensation Committee is comprised of four non-employee directors, each of whom is identified under "-- Information With Respect to Nominees and Directors." There are no compensation committee interlocks. The Compensation Committee held five meetings during 1996.

     The Executive Committee, subject to the ultimate direction and control of the Board of Directors, exercises all of the powers of the Board in the management of the business and affairs of the Company during the intervals between meetings of the Board. The Executive Committee held one meeting during 1996.

     The Nominating Committee makes recommendations to the Board with respect to the number of directors to serve on the Board, reviews potential candidates for director and recommends nominees for election as director. The Nominating Committee held one meeting during 1996. Any Shareholder may recommend director nominees to the Nominating Committee by writing to the Secretary of the Company not less than 30 nor more than 60 days prior to any Shareholders' meeting called for the election of directors. Submissions should include the full name, age, business and residence addresses of the proposed nominee and a statement of the nominee's qualifications, including the nominee's principal occupation and employment during the last five years, and the number of shares of Common Stock owned by the nominee.

     Six meetings of the Board were held during 1996. During 1996, each of the directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which such director served.

INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

     Set forth below are the names and ages of the executive officers of the Company other than those who serve on the Company's Board and are named in "-- Information With Respect to Nominees and Directors" and their offices. The executive officers of the Company are elected by the Board. Each officer holds office until his or her successor has been duly elected and qualified, or until the earliest of his or her death, resignation, retirement or removal by the Board.

     The following sets forth certain information with respect to the remaining executive officers of the Company:

     John G. Burgess (Age 52). Mr. Burgess was elected Executive Vice President of the Company in May 1995. He has also served as Executive Vice President of American President Lines, Ltd. since December 1992. Prior to that, he served as Executive Vice President and Chief Operating Officer of American President Lines, Ltd. from May 1990 to November 1992.

     Maryellen B. Cattani (Age 53). Ms. Cattani was elected Executive Vice President of the Company in March 1995. She has also served as General Counsel and Secretary of the Company since July 1991 and as a Senior Vice President from July 1991 to March 1995. Prior to joining the Company, she was a partner in the law firm of Morrison & Foerster from 1989 to 1991.

     L. Dale Crandall (Age 55). Mr. Crandall was elected Executive Vice President and Chief Financial Officer of the Company in March 1995 and Treasurer of the Company in September 1995. Prior to that, Mr. Crandall was managing partner of Price Waterhouse's Los Angeles office from 1990 to 1995.

     Michael Goh (Age 47). Mr. Goh was elected Executive Vice President of the Company in April 1996. Prior to that, he served as Senior Vice President of the Company from March 1996 to April 1996, Senior Vice President of American President Lines, Ltd. from January 1996 to March 1996 and in various capacities with APL Land Transport Services, Inc., including Senior Vice President from May 1992 to July 1994 and Vice President from May 1989 to April 1992.

     James S. Marston (Age 63). Mr. Marston was elected Executive Vice President and Chief Information Officer of the Company in May 1995. He served as Senior Vice President and Chief Information Officer of the Company from September 1987 to May 1995.

     William J. Stuebgen (Age 49). Mr. Stuebgen has served as Vice President, Controller of the Company since October 1990.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of May 1, 1997, the number of shares of Common Stock beneficially owned by the directors and nominees named above, the executive officers listed in the Summary Compensation Table and the directors and executive officers of the Company as a group. Except as otherwise indicated, and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals and contained in the Company's records.

                                                                       NUMBER OF
                                                                     COMMON SHARES         PERCENT OF
                             NAME                                BENEFICIALLY OWNED(1)       CLASS
---------------------------------------------------------------  ---------------------     ----------
John G. Burgess................................................           38,351                 *
L. Dale Crandall...............................................                0                 *
Joji Hayashi...................................................           44,322                 *
James S. Marston...............................................           36,826                 *
Timothy J. Rhein...............................................           15,251                 *
Charles S. Arledge.............................................           22,487                 *
John H. Barr...................................................           48,457                 *
Tully M. Friedman..............................................           11,999                 *
F. Warren Hellman..............................................        2,044,697(2)           7.89%
Toni Rembe.....................................................           14,999                 *
Forrest N. Shumway.............................................           21,999                 *
G. Craig Sullivan..............................................           12,999                 *
Barry L. Williams..............................................            7,145                 *
All directors and executive officers as a group
  (16 persons including the 13 named above)....................        2,366,692              9.60%

---------------
  * Less than 1%.

(1) Includes shares of Common Stock which may be acquired pursuant to the exercise of options exercisable on May 1, 1997 or within 60 days thereafter, as follows: Mr. Burgess, 34,580; Mr. Hayashi, 38,168; Mr. Marston, 23,300; Mr. Rhein, 15,251; Mr. Arledge, 15,999; Mr. Barr, 15,999; Mr. Friedman, 11,999; Mr. Hellman, 15,999; Ms. Rembe, 13,999; Mr. Shumway, 15,999; Mr.
    Sullivan, 11,999; Mr. Williams, 5,333; and all directors and executive officers as a group, 265,785. Also includes shares attributable to accounts under the Company's SMART Plan as of May 8, 1997, as follows: Mr. Hayashi, 1,720; Mr. Marston, 992; and all directors and executive officers as a group, 6,762.

    Pursuant to the Merger Agreement, the Company will take all actions necessary to provide that, immediately prior to the Effective Time, each outstanding option will become fully exercisable and vested. See "THE MERGER AGREEMENT -- Company Stock Plans." In such an event, the number of shares of Common Stock which would be acquired pursuant to the exercise of outstanding options (all of which would be then exercisable), would be as follows: Mr. Burgess, 89,580; Mr. Crandall, 80,000; Mr. Hayashi, 118,168; Mr. Marston, 78,300; Mr. Rhein, 185,251; Mr. Arledge, 18,000; Mr. Barr, 18,000; Mr.
    Friedman, 14,000; Mr. Hellman, 18,000; Ms. Rembe, 16,000; Mr. Shumway, 18,000; Mr. Sullivan, 14,000; Mr. Williams, 7,334; and all directors and executive officers as a group, 855,293.

(2) Includes an aggregate of 2,028,698 shares of Common Stock held by Hellman & Friedman Capital Partners, a California Limited Partnership, Hellman & Friedman Capital Partners International (BVI), APC Partners, L.P. and H&F Redwood Partners, L.P. Mr. Hellman is a director and officer of each of the corporate general partners of such partnerships. Mr. Hellman beneficially owns all of the stock of each such corporation and has investment and voting power with respect to the shares of Common Stock held by the above-named partnerships. Mr. Hellman disclaims beneficial ownership of these shares. The address of Mr. Hellman is c/o Hellman & Friedman, One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     Information is set forth below as to the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company, each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer, and the Company's directors, for services rendered to the Company and its subsidiaries during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                                  -----------------------
                                                                                          AWARDS
                                                   ANNUAL COMPENSATION            -----------------------
                                           ------------------------------------   RESTRICTED   SECURITIES
            NAME AND                                               OTHER ANNUAL     STOCK      UNDERLYING      ALL OTHER
       PRINCIPAL POSITION         YEAR      SALARY      BONUS(1)   COMPENSATION   AWARDS(2)     OPTIONS     COMPENSATION(3)
--------------------------------  ----     --------     --------   ------------   ----------   ----------   ---------------
John G. Burgess.................  1996     $276,025     $138,120     $      0      $  2,092           0        $  17,215
  Executive Vice President        1995     $275,810     $63,740      $      0      $  2,793      17,500        $  17,263
                                  1994     $275,810     $119,915     $  8,283      $      0      15,000        $  17,093
L. Dale Crandall................  1996     $365,200     $180,834     $      0      $ 12,460           0        $  94,320
  Executive Vice President,       1995(4)  $275,305     $92,837      $      0      $  3,129      80,000        $ 430,080
  Chief
  Financial Officer and
  Treasurer
Joji Hayashi....................  1996     $365,040     $172,142     $      0      $      0           0        $  23,257
  Chairman of the Board           1995     $365,040     $92,797      $      0      $      0           0        $  23,214
                                  1994     $365,040     $177,382     $ 12,220      $      0      32,000        $  22,977
James S. Marston................  1996     $291,200     $131,084     $      0      $      0           0        $  18,722
  Executive Vice President and    1995     $291,200     $67,296      $      0      $      0           0        $  19,466
  Chief Information Officer       1994     $291,200     $134,050     $ 12,961      $      0      22,000        $  19,170
Timothy J. Rhein................  1996     $525,000     $324,097     $      0      $ 56,159      60,000        $  31,500
  President and Chief Executive   1995     $393,265     $155,382     $      0      $ 13,629      30,000        $  23,283
  Officer                         1994     $365,040     $177,382     $ 13,809      $      0      32,000        $  22,847

---------------
(1) Under the Company's 1995 Stock Bonus Plan, certain of the Company's executives and key employees can elect to receive all or any part of their bonuses in the form of phantom shares. Messrs. Burgess, Crandall and Rhein designated that $11,993, $70,822 and $319,087, respectively, of their bonuses payable with respect to 1996, and $15,918, $17,829 and $77,490, respectively, of their bonuses payable with respect to 1995, be credited to them in the form of phantom shares.

(2) The amounts shown with respect to 1995 and 1996 represent the value of premium phantom shares received under the 1995 Stock Bonus Plan. Participants who elect to receive their bonuses in the form of phantom shares receive a premium in the form of additional phantom shares equal to 17.6% of the shares representing their converted bonuses. Premium phantom shares vest in two years, subject to earlier vesting in the event the participant's employment terminates due to death or disability or in the event of a change in control with respect to the Company. The term "change in control" has the same meaning in this plan as in the 1989 Stock Incentive Plan (which is described below). If the participant's employment terminates in less than two years for any reason other than death or disability, the premium phantom shares are forfeited. Premium phantom shares carry a right to dividend equivalents, which are converted into additional phantom shares. The unvested premium phantom shares held by Messrs. Burgess, Crandall and Rhein as of the end of fiscal 1996 had values of $3,109, $3,483 and $15,170, respectively, based on the closing price of the Common Stock on the NYSE on December 27, 1996. Pursuant to the plan, the premium phantom shares accrued in fiscal 1996 were not credited to participants until February 14, 1997. Accordingly, these units had no fiscal 1996 year-end value.

(3) During fiscal year 1996, the Company paid premiums on life insurance for Messrs. Burgess, Crandall, Hayashi and Marston in the amounts of $653, $1,076, $1,355 and $2,068, respectively; made matching contributions under the Company's SMART Plan for Messrs. Burgess, Crandall and Rhein in the amounts of $4,780, $9,000 and $9,000, respectively; made matching contributions under the Company's 1995 Deferred Compensation Plan for Messrs. Burgess, Crandall, Hayashi, Marston and Rhein of $11,782, $12,912, $21,902, $16,654, and $22,500, respectively; and forgave $71,332 in principal and accrued interest on a loan made to Mr. Crandall in 1995 in connection with the sale of his home in Southern California, pursuant to his employment agreement.

(4) Mr. Crandall joined the Company on March 31, 1995, and his compensation is for the period from March 31 to December 29, 1995.

     Information is provided below with respect to all stock option grants to and exercises by the five executive officers named in the Summary Compensation Table during fiscal year 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS
                                                       -------------------------------
                                         NUMBER OF       % OF TOTAL
                                        SECURITIES        OPTIONS                                      GRANT
                                        UNDERLYING       GRANTED TO                                     DATE
                                          OPTIONS        EMPLOYEES      EXERCISE PRICE   EXPIRATION   PRESENT
                NAME                   GRANTED(1)(2)   IN FISCAL YEAR    PER SHARE(1)       DATE      VALUE(3)
-------------------------------------  -------------   --------------   --------------   ----------   --------
John G. Burgess......................           0              0%               N/A            N/A           0
L. Dale Crandall.....................           0              0%               N/A            N/A           0
Joji Hayashi.........................           0              0%               N/A            N/A           0
James S. Marston.....................           0              0%               N/A            N/A           0
Timothy J. Rhein.....................      10,000            6.8%          $ 22.375        7/26/03    $ 81,209
                                           50,000           34.0%          $ 22.375        7/26/03    $406,047

---------------

(1) All options were granted with an exercise price at or above fair market value. During fiscal year 1996, no stock appreciation rights were awarded to any executive officer.

(2) These options become exercisable in installments based upon achievement of specified targets for appreciation in the value of the Common Stock. See
    "-- Compensation Committee Report on Executive Compensation." On July 27, 1998, the options will vest as to 60% of the covered shares if not otherwise vested, and on July 27, 2002, the options will vest as to the remaining 40% if not otherwise vested. In addition, the options will vest in full in the event of the employee's death or disability or upon a "change in control" of the Company. As defined in the 1989 Stock Incentive Plan, a "change in control" of the Company occurs when: (a) any person, entity or group becomes the beneficial owner of at least 20% of the Company's outstanding Common Stock or of the combined voting power of the Company's outstanding securities, except by reason of (i) repurchases of securities by the Company or its employee benefit plans and (ii) certain business combinations in which (1) the Company's prior Shareholders continue to own a majority of the successor entity's common stock and voting power in substantially the same proportions as before the combination, (2) no person or entity beneficially owns 20% or more of the successor's common stock or voting power except to the extent that such ownership existed before the combination, and (3) the successor's board of directors consists of at least a majority of the "Incumbent Board," as described below; (b) the "Incumbent Board" ceases to constitute a majority of the Board; (c) a business combination is consummated that does not meet the requirements summarized in clause (ii) above; or (d) the Company's Shareholders approve a complete liquidation or dissolution of the Company. As defined in the plan, the "Incumbent Board" consists of those individuals who were directors of the Company on January 28, 1997, together with any other directors whose election or nomination was approved by a majority of the directors then comprising the "Incumbent Board," subject to certain exceptions. Consummation of the Merger will constitute a "change in control" as defined in the plan.

(3) "Grant Date Present Values" were determined based upon a model that uses the Black-Scholes option pricing methodology. These are estimated values based upon the following arbitrary assumptions: stock price volatility calculated using the daily stock prices for the 18-month period prior to the valuation date; a risk-free interest rate curve based on the interbank borrowing rate; exercise on the option expiration date; and a future dividend yield of 1.72%. The actual value, if any, that an executive ultimately realizes upon the exercise of an option will be the difference between the market price of the underlying shares and the option exercise price on the date of exercise.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF                VALUE OF
                                                                SECURITIES UNDERLYING        UNEXERCISED
                                                                     UNEXERCISED             IN-THE-MONEY
                                                                  OPTIONS AT FISCAL           OPTIONS AT
                                     SHARES                           YEAR-END            FISCAL YEAR-END(1)
                                   ACQUIRED ON      VALUE           EXERCISABLE/             EXERCISABLE/
NAME                                EXERCISE       REALIZED         UNEXERCISABLE           UNEXERCISABLE
---------------------------------  -----------     --------     ---------------------     ------------------
John G. Burgess..................       0             $0               34,580/ 55,000     $ 144,045/$ 55,000
L. Dale Crandall.................       0             $0                    0/ 80,000     $       0/$ 80,000
Joji Hayashi.....................       0             $0               38,168/ 80,000     $ 265,080/$ 80,000
James S. Marston.................       0             $0               23,300/ 55,000     $ 164,707/$ 55,000
Timothy J. Rhein.................       0             $0               15,251/170,000     $  73,078/$140,000

---------------
(1) Calculated based the market price for the Common Stock on December 27, 1996.

PENSION PLAN TABLE

     The following table illustrates the approximate retirement income which may become payable under the APL Limited Retirement Plan (the "Retirement Plan") (including the supplemental benefits under the Company's Excess-Benefit Plan and 1995 Supplemental Executive Retirement Plan) to an employee credited with the number of years of service shown, assuming that benefits commence at age 65 and are payable in the normal form (generally a joint and 50% survivor benefit).

                            ANNUAL RETIREMENT INCOME

                                                     YEARS OF SERVICE
       5-YEAR AVERAGE          ------------------------------------------------------------
     ANNUAL COMPENSATION          15           20           25           30           35
-----------------------------  --------     --------     --------     --------     --------
$400,000.....................  $120,000     $160,000     $180,000     $200,000     $200,000
$500,000.....................  $150,000     $200,000     $225,000     $250,000     $250,000
$600,000.....................  $180,000     $240,000     $270,000     $300,000     $300,000
$700,000.....................  $210,000     $280,000     $315,000     $350,000     $350,000
$800,000.....................  $240,000     $320,000     $360,000     $400,000     $400,000
$900,000.....................  $270,000     $360,000     $405,000     $450,000     $450,000

     The amounts shown in the table are subject to adjustment for Social Security benefits. The credited years of service of the executive officers of the Company named in the Summary Compensation Table are as follows: Mr. Burgess, 11 years; Mr. Crandall, 2 years; Mr. Hayashi, 27 years; Mr. Marston, 9 years; and Mr. Rhein, 29 years. The compensation covered by the Retirement Plan, Excess-Benefit Plan and 1995 Supplemental Executive Retirement Plan was $339,980, $458,037, $457,837, $358,496 and $680,000 for Messrs. Burgess,
Crandall, Hayashi, Marston and Rhein, respectively, during 1996. Covered compensation for any year is equal to the sum of the employee's annual salary rate on June 1 and any cash bonus that the employee receives or defers during the year. However, before June 1, 1997, the compensation on which retirement income would be determined is different from such amount because benefits accruing before that date are based upon a five-year average of the employee's compensation. Retirement benefits are supplemented for Mr. Crandall under the terms of his employment agreement. See "-- Employment Contracts, Termination of Employment and Change-in-Control Arrangements and Certain Transactions."

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive an annual retainer of $24,000, a fee of $1,000 per meeting when attending Board or Shareholder meetings and an additional fee of $850 for each committee meeting attended. The Chairpersons of the Company's Audit and Compensation Committees each receive an annual retainer of $3,000. All directors are reimbursed for their reasonable expenses incurred in connection with the Company's business. A director may elect to defer receipt of compensation earned as a director under a deferred compensation plan and may elect to receive such compensation in the form of Common Stock or phantom shares under the 1995 Stock Bonus Plan.

     Under the Retirement Plan for Directors of APL Limited (the "Retirement Plan for Directors"), directors who have never been employees of the Company are eligible to receive an unfunded benefit if they complete five years of service as a director or if they attain age 70 or become permanently and totally disabled while serving as a director. The benefit is equal to the amount of the annual retainer paid by the Company to its active directors during the period that the retired director is receiving the benefit, and is paid for a period equal to the lesser of 10 years or one year for each full or partial year of service as a director. A reduced benefit for a director's surviving spouse is provided in the event that the director dies before retirement or dies after retirement but before expiration of his or her benefit. In addition, the Retirement Plan for Directors provides for mandatory retirement of a director not later than the date of the annual meeting of Shareholders of the Company coinciding with or next following his or her 70th birthday (72nd birthday for individuals who were directors on September 15, 1992).

     Under the 1992 Directors' Stock Option Plan, directors who have never been Company employees receive options to purchase 10,000 shares of Common Stock upon election or appointment to the Board, and all non-employee directors receive annual grants of options to purchase 2,000 shares of Common Stock. These options have exercise prices equal to the fair market value of the Common Stock on the grant date. They vest in three equal annual installments and, if held for at least six months, vest in full upon the non-employee director's retirement, death or disability or a change in control of the Company. The term "change in control" has the same definition in this plan as in the 1989 Stock Incentive Plan (as described above). As provided in the plan, Ms. Rembe and Messrs. Arledge, Barr, Friedman, Hellman, Shumway, Sullivan and Williams each received options to purchase 2,000 shares of Common Stock in fiscal year 1996.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS AND CERTAIN TRANSACTIONS

     Messrs. Burgess, Crandall, Hayashi, Marston and Rhein are employed at annual salaries of not less than $303,860, $376,160, $380,000, $299,940 and
$600,000, respectively, under employment agreements that expire when they attain age 65. These agreements may be terminated by either party for any reason upon 30 days' notice. While the agreements remain in effect, these individuals are entitled to receive their salaries and to participate in the employee benefit and compensation plans maintained by the Company. If the Company terminates their employment without cause, specified percentages of their base salaries (150% for Messrs. Burgess and Marston, 155% for Messrs. Crandall and Hayashi and 160% for Mr. Rhein), and participation in all insurance and similar plans, will continue for three years (but not beyond age 65) and the applicable period will be counted as employment with the Company for purposes of determining the termination date of options, vesting under the Company's executive compensation programs, including the 1989 Stock Incentive Plan and 1995 Stock Bonus Plan, and calculation of a supplemental retirement benefit. In the event of such termination, Mr. Hayashi would also be credited with service for purposes of calculating the supplemental retirement benefit for a period during which he was employed by the Company in a seagoing position. These agreements with Messrs. Burgess, Crandall, Hayashi, Marston and Rhein also provide that the Company will compensate them for any amounts that they do not receive as a result of any provision in any plan or agreement limiting payments which are nondeductible by the Company for federal income tax purposes on account of Internal Revenue Code provisions relating to golden parachute payments.

     As of January 28, 1997, the Company entered into additional employment agreements with the officers named in the Summary Compensation Table and certain other executive officers. See "INTERESTS OF CERTAIN PERSONS IN THE
MERGER -- Payments Relating to Change in Control." Under these agreements, each of these officers has agreed to remain employed by the Company for a specified period after a change in control of the Company. The agreements also protect these officers against certain material reductions in compensation, benefits, titles and duties, and against material changes in their office locations, following a change in control. So long as each such officer remains employed with the Company during his or her Employment Period, he or she will be entitled to receive an amount equal to his or her annual salary (annualized from his or her highest monthly salary during the 12 months prior to the change of control) and annual bonus, and certain other benefits. In addition, if such officer resigns for good reason (including a resignation due to a material reduction in compensation, benefits, title or duties or a material relocation and a resignation within a specified time period) during his or her Employment Period, or such officer's employment is terminated other than for cause or disability during that period, then the Company will be obligated to pay a lump-sum amount equal to up to three times such officer's annual base salary and bonus plus the value of certain retirement benefits and other payments foregone due to the termination or resignation. Such officer will also be entitled to continued employee benefits for a specified period. If it is determined that any payment made to an officer pursuant to his or her agreement would subject him or her to an excise tax pursuant to the Internal Revenue Code, the Company will also be obligated to pay the officer an additional amount sufficient to put him or her in the same after-tax position that he or she would have been in, had no excise tax been imposed. The term "change in control" has the same meaning in these agreements as in the 1989 Stock Incentive Plan (as described above).

     The Company has also agreed to provide Mr. Crandall with an unfunded supplemental retirement benefit equal to the difference between the amount of the pension benefits actually paid under the Company's qualified and non-qualified defined benefit pension plans and the amount of a hypothetical pension benefit. If Mr. Crandall's employment terminates after he reaches age 65, the hypothetical pension benefit will be equal to 40% of his highest five-year average annual compensation (subject to adjustment for Social Security benefits). If his employment terminates before he reaches age 65, the hypothetical pension benefit will be equal to the greater of (i) $12,500 per month (subject to cost-of-living increases not to exceed three percent per year) and (ii) 40% of his highest five-year average annual compensation, prorated based upon his length of service with the Company (subject to adjustment for Social Security benefits). This hypothetical benefit for termination prior to age 65 will also be reduced by the amount of any retirement benefit that Mr. Crandall receives from his prior employer. If Mr. Crandall is not otherwise eligible for retiree health insurance coverage from the Company when his employment terminates, the Company will provide coverage comparable to the coverage then being provided to its retiring employees. Mr. Crandall will be required to contribute to the cost of this coverage on the same basis as retiring employees. To assist him in the sale of his home in Southern California, the Company made a loan in the amount of $400,000 to Mr. Crandall in fiscal 1995 which bears interest at the prime rate and is payable in annual installments of $50,000 over eight years commencing in March 1996. Payment of the first two installments and accrued interest was forgiven in March 1996 and March 1997, respectively, and payment of the next three installments and accrued interest will be forgiven as they become due, provided Mr. Crandall continues to be employed by the Company (or is treated as being so employed under his employment agreement), or in the event that his employment terminates due to disability.

     The law firm of Pillsbury Madison & Sutro LLP, of which Ms. Rembe is a partner, provides legal services to the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation of the Company's senior management is determined by the Compensation Committee of the Board, which is comprised of four non-employee directors. The Committee believes that the Company's executive compensation program should attract and retain highly qualified personnel and provide meaningful incentives for superior performance. The Company seeks to link executives' interests with those of the Company's Shareholders by rewarding the achievement of short- and long-term performance goals, as measured by improvements in the Company's earnings and return on equity. The Company intends that certain compensation paid to its senior management in 1996, including stock options, be exempt from the limitations on deductibility under Section 162(m) of the Internal Revenue Code. From time to time, the Committee retains an independent compensation consultant to provide advice with respect to the Company's compensation plans and programs.

     Based upon the recommendation of management, the Compensation Committee granted no merit salary increases to the Company's Chief Executive Officer or other senior executives for 1996. Instead, the Committee adopted a program which tied 1996 merit pay to the financial performance of the Company. Target payouts ranging from 7% to 14% of base salary were established based upon the achievement of return on equity targets for 1996. No payments were made under this program, as the minimum return on equity target was not achieved.

     In January 1996, management of the Company recommended, and the Compensation Committee approved, a bonus program for 1996. The program had two components: 80% of the bonus was based upon the achievement of return on equity targets, which were established on the basis of anticipated results for 1996, and 20% of the bonus was based upon the achievement of customer satisfaction targets, established from baseline measures. Bonus pools ranging from 50% to 150% of target bonuses were established to correspond to levels of return on equity and customer satisfaction. Following the end of 1996, the Committee authorized a bonus pool of 85.74% of target bonuses, based solely upon return on equity. The Committee determined that it was appropriate to exclude customer satisfaction as a criterion due to the special circumstances associated with implementation of the Company's reengineering program. The Committee fixed the bonus of Mr. Rhein at 102.89% of his target bonus and reviewed and acted upon recommendations of the management of the Company with respect to bonuses for the Company's other senior executives. Individual bonus awards were based upon the individual's annual salary and target bonus and an evaluation of the individual's contribution to the Company's performance.

     In 1993, the Compensation Committee approved a long-term incentive program, intended to replace annual option grants for five years. The program was designed to meet key strategic objectives of linking the interests of employees with the interests of Shareholders in stock price appreciation, creating a high level of employee focus and motivation, enhancing employee ownership of the Company's stock and promoting employee retention. Under the program, performance options were granted to each eligible employee in an aggregate amount of approximately five times the employee's 1993 annual grant. In addition, the Committee also grants options to certain newly hired or promoted employees. In January and October of 1996, Mr. Rhein was granted options for an aggregate of 60,000 shares based upon the Committee's assessment of his performance as President and Chief Executive Officer of the Company and to provide additional incentives for superior performance. Each of the performance options has a term expiring July 26, 2003, and an exercise price equal to the greater of the fair market value of the Common Stock at the time of the grant or $22.375, which was the stock's fair market value when the initial grant of performance options was made in July 1993. Vesting of the options will occur between the present time and July 27, 2002, depending upon the Company's achievement of certain stock price targets. See table entitled "Long-Term Incentive Program" below.

     The Compensation Committee believes that the total compensation provided to the Company's executive officers is competitive with the compensation provided by employers of comparable size and that the annual bonus and stock option programs have helped to focus the Company's senior management on increasing profitability and Shareholder value and reducing costs.

                                          G. Craig Sullivan, Chairman
                                          John H. Barr
                                          F. Warren Hellman
                                          Forrest N. Shumway

                          LONG-TERM INCENTIVE PROGRAM

     The performance stock options discussed above will vest based upon the Company's achievement of the stock price targets set forth below.

                                                                       VESTED PERCENTAGE OF
  TIME PERIOD                     STOCK PRICE TARGET                     ORIGINAL OPTION
----------------  ---------------------------------------------------  --------------------
July 27, 1996 to                        $33.563                              33 1/3%
July 26, 1997                           $36.919                              66 2/3%
                                        $42.513                                 100%
July 27, 1997 to                        $35.800                              33 1/3%
July 26, 1998                           $38.030                              66 2/3%
                                        $42.513                                 100%
July 27, 1998                            none                                    60%
July 27, 1998 to  Total return on the Company's Common Stock                    100%
July 26, 2002     (appreciation plus dividends) since date of
                  grant is at least 100% total return of median
                  company in S&P 500 Index for same period.
July 27, 2002                            none                                   100%

Before July 27, 1998, no portion of the options will vest unless the total return on the Common Stock from the date of grant to the potential vesting date has been at least 75% of the total return of the median company in the S&P 500 Index for the same period. This minimum requirement applies in addition to the targets in the table above. These options will also vest in full upon a "change in control" of the Company (as defined above).

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Common Stock with a comparable return on the indicated indices for the last five fiscal years. The total return on the Common Stock is determined based on the change in the price of the Common Stock and assumes reinvestment of all dividends and an original investment of $100. The total returns on the indicated indices also assume reinvestment of dividends and an original investment in each index of $100 on December 27, 1991.

                          TOTAL RETURN TO SHAREHOLDERS

                                   [GRAPH]

        MEASUREMENT PERIOD                                      S&P
      (FISCAL YEAR COVERED)               APL LTD         TRANSPORTATION       S&P 500 INDEX
            DEC 91                           100                 100                 100
            DEC 92                         95.40              108.66              107.62
            DEC 93                        142.63              129.34              118.46
            DEC 94                        127.80              108.44              120.03
            DEC 95                        118.28              151.10              165.13
            DEC 96                        123.57              172.90              203.05

                   CERTAIN BENEFICIAL OWNERSHIP OF SECURITIES

     Each of the following Shareholders has advised the Company under the rules of the SEC that it is the beneficial owner of more than 5% of the Common Stock of the Company. The following information is furnished as of July 10, 1997, with respect to any person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares shown.

                                                                 NUMBER OF SHARES      PERCENT OF
               NAME AND ADDRESS OF BENEFICIAL OWNER             BENEFICIALLY OWNED      CLASS(1)
    ----------------------------------------------------------  ------------------     ----------
    Hellman & Friedman Capital Partners(2)....................       1,263,996
    APC Partners, L.P.(2).....................................         653,833              8.2%
    Hellman & Friedman Capital Partners International
      (BVI)(2)................................................          68,227
    H&F Redwood Partners, L.P.(2).............................          42,642
    Franklin Resources, Inc.(3)...............................       1,334,725              5.4%
    777 Mariner's Island Blvd.
    San Mateo, CA
    Pioneering Management Corporation(4)......................       1,278,100              5.2%
    60 State Street
    Boston, MA
    Primecap Management Company(5)............................       1,560,100              6.3%
    225 South Lake Avenue
    Pasadena, CA
    Trimark Investment Management Inc.(6).....................       2,340,000              9.4%
    One First Canadian Place
    Ontario, Canada

---------------
(1) All percentages are given as of July 10, 1997, based on 24,813,009 shares of Common Stock outstanding.

(2) The voting and dispositive powers with respect to the shares of Common Stock held by Hellman & Friedman Capital Partners, a California Limited Partnership, Hellman & Friedman Capital Partners International (BVI), APC Partners, L.P., and H&F Redwood Partners, L.P. (the "H&F Group") are indirectly controlled by Hellman & Friedman Capital Management, Inc., H&F Capital Management International, Inc., APC Administrators, Inc. and H&F Redwood Investors, Inc., respectively. A trust of which Mr. F. Warren Hellman is a trustee and a beneficiary owns all of the stock of each such corporation. As a result, Mr. Hellman could be deemed to beneficially own 100% of the 2,028,698 shares of the Common Stock of the Company owned by the H&F Group. Mr. Hellman disclaims such beneficial ownership. The address of Mr. Hellman is c/o Hellman & Friedman, One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

(3) These securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of Franklin Resources, Inc. ("FRI"). Such advisory contracts grant to such Adviser Subsidiaries all voting and investment power over the securities owned by such advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be the beneficial owner of these securities. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI and Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed to be the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, Charles B. Johnson and Rupert H. Johnson, Jr., and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of these securities. The information set forth in this footnote is based upon Amendment No. 4 to FRI's Schedule 13G, filed July 9, 1997.

(4) Based on Amendment No. 2 to Pioneering Management Corporation's Schedule 13G, filed January 3, 1997.

(5) Based on Amendment No. 6 to Primecap Management Company's Schedule 13G, filed March 7, 1996.

(6) Certain Trimark mutual funds (the "Funds"), which are trusts organized under the laws of Ontario, Canada, are owners of record of these securities. Trimark Investment Management Inc. ("TIMI"), a corporation incorporated under the laws of Canada, is a manager and trustee of the Funds. TIMI is qualified to act as an investment adviser and manager of the Funds in the province of Ontario pursuant to a registration under the Securities Act (Ontario). Trimark Financial Corporation ("TFC") is a corporation incorporated under the laws of Ontario, Canada, which owns 100% of the voting equity securities of TIMI, and consequently, TFC may be deemed to be the beneficial owner of these securities. The information set forth in this footnote is based upon Amendment No. 4 to TFC's Schedule 13G, filed February 12, 1996.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the SEC and the NYSE concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. Based solely on a review of the copies of such reports furnished to the Company and written representations from certain reporting persons, the Company believes that all such filing requirements were complied with in a timely manner during the past fiscal year.

                          PROPOSAL NO. 2 -- THE MERGER

     At the Annual Meeting, the Shareholders will be asked to approve and adopt the following resolution with respect to Proposal No. 2:

          RESOLVED, that the Agreement and Plan of Merger, dated as of April 13, 1997, by and among the Company, NOL and Sub, and the transactions contemplated thereby, including the Merger, as described in the Proxy Statement for this Annual Meeting, are hereby approved and adopted.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

                 PROPOSAL NO. 3 -- RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

     The Board has selected Arthur Andersen LLP to serve as the Company's independent auditors for fiscal year 1997. Arthur Andersen LLP have served as the Company's independent auditors since 1983. While it is not required to do so, the Board is submitting the selection of that firm to the Shareholders for ratification in order to ascertain the Shareholders' views. If ratification is not provided, the Board will reconsider its selection.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP.

                         MARKET PRICES OF COMMON STOCK

     The Common Stock is listed and traded on the NYSE and the PSE under the symbol "APL." The following table sets forth the range of quarterly high and low sale prices for the Common Stock since January 1, 1995.

                                                                             HIGH       LOW
                                                                             -----     -----
1997:
  First Quarter............................................................  $24 3/8   $21
  Second Quarter...........................................................  $31 1/8   $18
  Third Quarter (through July 18, 1997)....................................  $31 3/8   $30 5/16
1996:
  First Quarter............................................................  $24       $20 1/8
  Second Quarter...........................................................  $29 1/8   $22 3/4
  Third Quarter............................................................  $26 3/8   $21 1/4
  Fourth Quarter...........................................................  $24 3/8   $21
1995:
  First Quarter............................................................  $24 1/2   $21
  Second Quarter...........................................................  $24 3/4   $21 7/8
  Third Quarter............................................................  $31 3/4   $23 1/4
  Fourth Quarter...........................................................  $29 3/4   $21 3/4

     On April 11, 1997, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing price of the Common Stock as reported on the NYSE Composite Tape was $21.50 and the high and low sale prices as reported on the NYSE Composite Tape were $22.38 and $19.88, respectively. On July 18, 1997, the most recent trading day prior to the printing of this Proxy Statement, the reported closing price of the Common Stock on the NYSE Composite Tape was $30 5/8. Shareholders are urged to obtain current information with respect to the price of the Common Stock.

     Quarterly cash dividends were declared and paid on the Common Stock totalling $.40 per share in 1995 and 1996, and $.10 per share in each of the first three quarters of 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Set forth below is certain summary historical consolidated financial information of the Company. The summary financial information for the five years ended December 27, 1996 is derived from the Company's audited consolidated financial statements. The summary financial information for the 14 week periods ended April 4, 1997 and April 5, 1996 is derived from the Company's unaudited consolidated financial statements. More comprehensive financial information is included in the Company's Annual Report on Form 10-K for the year ended December 27, 1996 and Quarterly Report on Form 10-Q for the quarterly period ended April 4, 1997, and the financial information that follows is qualified by reference to such documents and all of the financial statements and related notes contained therein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                         YEAR ENDED                                    14 WEEKS ENDED
                          ------------------------------------------------------------------------   -------------------
                          DECEMBER 27,   DECEMBER 29,   DECEMBER 30,   DECEMBER 31,   DECEMBER 25,   APRIL 4,   APRIL 5,
 INCOME STATEMENT DATA        1996           1995           1994           1993           1992         1997       1996
                          ------------   ------------   ------------   ------------   ------------   --------   --------
                                                                                                     (UNAUDITED)
Revenues................     $2,739         $2,896         $2,794         $2,606         $2,516       $  679     $  726
Expenses................      2,598          2,828          2,671          2,473          2,376          688        708
                             ------         ------         ------         ------         ------       ------     ------
Operating Income
  (Loss)................        141             68            123            133            140           (9)        18
Interest Expense, net...        (37)           (15)           (13)           (11)           (26)          (9)       (11)
Gain on Sale of
  Investment............         --             --             --              9              8           --         --
                             ------         ------         ------         ------         ------       ------     ------
Income (Loss) before
  Taxes.................        104             53            110            131            122          (18)         7
Tax Expense (Benefit)...         34             23             36             51             44           (8)         3
                             ------         ------         ------         ------         ------       ------     ------
Income before Cumulative
  Effect of Accounting
  Change................         70             30             74             80             78          (10)         4
Cumulative Effect on
  Prior Years of
  Changing the
  Accounting for
  Revenues and
  Expenses..............         --             --             --             --            (22)          --         --
                             ------         ------         ------         ------         ------       ------     ------
Net Income (Loss).......     $   70         $   30         $   74         $   80         $   56       $  (10)    $    4
                             ======         ======         ======         ======         ======       ======     ======
Earnings (Loss) per
  share, fully
  diluted...............     $ 2.67         $ 0.99         $ 2.30         $ 2.50         $ 1.69       $(0.40)    $ 0.15
Dividends per share.....     $ 0.40         $ 0.40         $ 0.40         $ 0.30         $ 0.30       $ 0.10     $ 0.10

 BALANCE SHEET DATA, AS   DECEMBER 27,   DECEMBER 29,   DECEMBER 30,   DECEMBER 31,   DECEMBER 25,   APRIL 4,   APRIL 5,
           OF                 1996           1995           1994           1993           1992         1997       1996
                          ------------   ------------   ------------   ------------   ------------   --------   --------
Working Capital.........     $  226         $   65         $  206         $   51         $  (16)      $  191     $  197
Total Assets............      1,880          1,879          1,664          1,454          1,436        1,832      1,926
Long-term Debt and
  Capital Lease
  Obligations...........        696            687            386            267            242          691        736
Redeemable Preferred
  Stock.................         --             --             75             75             75           --         --
Stockholders' Equity....        503            469            541            475            397          492        471

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC (File No. 1-8544) are incorporated into this Proxy Statement by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 27, 1996;

          2. Amendment No. 1 to the Company's Annual Report on Form 10-K/A, filed April 18, 1997;

          3. The Company's Quarterly Report on Form 10-Q for the quarterly period ended April 4, 1997;

          4. The Company's Current Report on Form 8-K, filed July 18,1997;

          5. The Company's Current Report on Form 8-K, filed July 18,1997;

          6. The Company's Current Report on Form 8-K, filed June 25, 1997;

          7. The Company's Current Report on Form 8-K, filed April 14, 1997; and

          8. Amendment to the Company's Current Report on Form 8-K dated May 2, 1996, filed July 16, 1996.

     All documents or reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Company will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person and by first-class mail within one business day of receipt of such request, a copy of the Company's 1996 Annual Report to Shareholders and any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: Tom Meier, Assistant Treasurer, APL Limited, 1111 Broadway, Oakland, California 94607, telephone number (510) 272-8000.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matters other than those set forth in the Notice of Annual Meeting of Shareholders that may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board, except that shares represented by proxies which have been voted "AGAINST" the Merger Agreement will not be used to vote "FOR" adjournment of the meeting for the purpose of allowing additional time for soliciting additional votes "FOR" the Merger.

                         PROPOSALS OF SECURITY HOLDERS

     The Company will hold a 1998 Annual Meeting of Shareholders only if the Merger is not consummated prior thereto. In the event of such a meeting, to be considered for presentation at the 1998 Annual Meeting of Shareholders, a Shareholder proposal must be received at the offices of the Company not later than March 23, 1998.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF APRIL 13, 1997

                                     AMONG

                         NEPTUNE ORIENT LINES LIMITED,

                              NEPTUNE U.S.A., INC.

                                      AND

                                  APL LIMITED

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----

                                         ARTICLE I
                                        The Merger
 SECTION 1.01    The Merger........................................................     A-1
 SECTION 1.02    Closing...........................................................     A-1
 SECTION 1.03    Effective Time of the Merger......................................     A-1
 SECTION 1.04    Effect of the Merger..............................................     A-1
                                        ARTICLE II
                                 The Surviving Corporation
 SECTION 2.01    Articles of Incorporation.........................................     A-2
 SECTION 2.02    By-laws...........................................................     A-2
 SECTION 2.03    Board of Directors; Officers......................................     A-2

                                        ARTICLE III
                                   Conversion of Shares
 SECTION 3.01    Merger Consideration..............................................     A-2
 SECTION 3.02    Dissenting Shares.................................................     A-2
 SECTION 3.03    Payment...........................................................     A-3
 SECTION 3.04    No Further Rights.................................................     A-3
 SECTION 3.05    Closing of the Company's Transfer Books...........................     A-4

                                        ARTICLE IV
                       Representations and Warranties of the Company
 SECTION 4.01    Organization and Qualification; Subsidiaries......................     A-4
 SECTION 4.02    Charter and By-Laws...............................................     A-4
 SECTION 4.03    Capitalization....................................................     A-4
 SECTION 4.04    Authority Relative to this Agreement..............................     A-5
 SECTION 4.05    No Conflict; Required Filings and Consents........................     A-5
 SECTION 4.06    SEC Reports and Financial Statements..............................     A-6
 SECTION 4.07    Disclosure Documents..............................................     A-6
 SECTION 4.08    Litigation........................................................     A-7
 SECTION 4.09    Absence of Certain Changes or Events..............................     A-7
 SECTION 4.10    Employee Benefit Plans............................................     A-7
 SECTION 4.11    ERISA.............................................................     A-7
 SECTION 4.12    Taxes.............................................................     A-8
 SECTION 4.13    Compliance with Applicable Laws...................................     A-8
 SECTION 4.14    Voting Requirements...............................................     A-9
 SECTION 4.15    Certain Approvals.................................................     A-9
 SECTION 4.16    Rights Agreement..................................................     A-9
 SECTION 4.17    Brokers...........................................................     A-9
 SECTION 4.18    Environmental Matters.............................................     A-9
 SECTION 4.19    Insurance.........................................................     A-9
 SECTION 4.20    Vessels...........................................................     A-9
 SECTION 4.21    Maritime Security Program Subsidy and Construction Differential        A-9
                 Subsidy...........................................................
 SECTION 4.22    Capital Construction Fund.........................................    A-10

                                                                                       PAGE
                                                                                       ----

                                         ARTICLE V
                  Representations and Warranties of Parent and Merger Sub
 SECTION 5.01    Organization and Qualification....................................    A-10
 SECTION 5.02    Authority Relative to this Agreement..............................    A-10
 SECTION 5.03    No Conflict; Required Filings and Consents........................    A-10
 SECTION 5.04    Disclosure Documents..............................................    A-11
 SECTION 5.05    Financing.........................................................    A-11
 SECTION 5.06    Parent Not an Interested Stockholder or an Acquiring Person.......    A-11
 SECTION 5.07    Brokers...........................................................    A-11

                                        ARTICLE VI
                                         Covenants
 SECTION 6.01    Conduct of Business of the Company................................    A-11
 SECTION 6.02    Shareholder Meeting; Proxy Material...............................    A-13
 SECTION 6.03    Access to Information.............................................    A-13
 SECTION 6.04    Reasonable Best Efforts...........................................    A-14
 SECTION 6.05    Consents..........................................................    A-14
 SECTION 6.06    Public Announcements..............................................    A-15
 SECTION 6.07    Employee Benefit Arrangements.....................................    A-15
 SECTION 6.08    Stock Options and Stock Plans.....................................    A-15
 SECTION 6.09    Indemnification...................................................    A-16
 SECTION 6.10    Corporate Presence................................................    A-16
 SECTION 6.11    Maritime Transactions.............................................    A-17
 SECTION 6.12    No Solicitation...................................................    A-17
 SECTION 6.13    Notification of Certain Matters...................................    A-17
 SECTION 6.14    Redemption of Rights; Amendment of By-Laws........................    A-18
 SECTION 6.15    Voting of Shares..................................................    A-18
 SECTION 6.16    State Takeover and Environmental Laws.............................    A-18
 SECTION 6.17    Capital Construction Fund.........................................    A-18

                                        ARTICLE VII
                         Conditions to Consummation of the Merger
 SECTION 7.01    Conditions to the Obligations of Each Party.......................    A-18
 SECTION 7.02    Conditions to the Obligations of Parent and Merger Sub............    A-19
 SECTION 7.03    Conditions to the Obligations of the Company......................    A-19

                                       ARTICLE VIII
                              Termination; Amendments; Waiver
 SECTION 8.01    Termination.......................................................    A-19
 SECTION 8.02    Effect of Termination.............................................    A-20
 SECTION 8.03    Fees and Expenses.................................................    A-20
 SECTION 8.04    Amendment.........................................................    A-21
 SECTION 8.05    Extension; Waiver.................................................    A-21

                                        ARTICLE IX
                                       Miscellaneous
 SECTION 9.01    Non-Survival of Representations and Warranties....................    A-21
 SECTION 9.02    Entire Agreement; Assignment......................................    A-21
 SECTION 9.03    Validity..........................................................    A-21

                                                                                       PAGE
                                                                                       ----
 SECTION 9.04    Notices...........................................................    A-21
 SECTION 9.05    Governing Law.....................................................    A-22
 SECTION 9.06    Descriptive Headings..............................................    A-22
 SECTION 9.07    Counterparts......................................................    A-22
 SECTION 9.08    Parties in Interest...............................................    A-22
 SECTION 9.09    Certain Definitions...............................................    A-22
 SECTION 9.10    Specific Performance; Consent to Jurisdiction.....................    A-23
 SECTION 9.11    Appointment of Agent for Service of Process.......................    A-23
 SECTION 9.12    Guarantee.........................................................    A-23

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 13, 1997, by and among NEPTUNE ORIENT LINES LTD, a corporation organized under the laws of Singapore ("Parent"), NEPTUNE U.S.A., INC., a corporation organized under the laws of the State of Delaware and an indirect wholly-owned subsidiary of Parent ("Merger Sub"), and APL LIMITED, a corporation organized under the laws of the State of Delaware (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein; and

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Delaware and under the name "APL Limited."

     SECTION 1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Sections 7.01(a), (b) and (c), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

     SECTION 1.03 Effective Time of the Merger. The Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), which filing shall be made as soon as practicable on the Closing Date. When used in this Agreement, the term "Effective Time" shall mean the time at which such certificate is duly filed with the Secretary of State of Delaware or at such later time as is specified in the certificate of merger.

     SECTION 1.04 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by applicable Delaware law. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Merger Sub or the Company (the "Constituent Corporations") to be vested in the Surviving Corporation, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Constituent Corporations or otherwise to take any and all such action.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.01 Articles of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that Articles Fourth, Fifth, Sixth, Seventh, Eighth, Tenth, Fourteenth and Fifteenth of the Certificate of Incorporation of the Company shall be amended as set forth in Annex A.

     SECTION 2.02 By-laws. The By-laws of the Company as in effect immediately prior to the Effective Time (as amended in accordance with Section 6.14) shall be the By-laws of the Surviving Corporation, until, subject to Section 6.09, thereafter changed or amended as provided therein or by applicable law.

     SECTION 2.03 Board of Directors; Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                              CONVERSION OF SHARES

     SECTION 3.01 Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of the Company or Merger Sub:

          (a) All shares of common stock, $0.01 par value, of the Company ("Common Shares"), and the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of October 27, 1991 between the Company and the First National Bank of Boston, as Rights Agent (the "Rights Agreement"), which are held by Parent, the Company or any wholly-owned subsidiary of Parent (including Merger Sub) or the Company shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. The Common Shares together with, to the extent applicable, the Rights are referred to herein collectively as the "Shares".

          (b) Each issued and outstanding Share, other than those to which the first sentence of Section 3.01(a) applies and other than any Dissenting Shares (as defined in Section 3.02) shall be converted into and represent the right to receive $33.50 in cash, without interest thereon; (such amount of cash being referred to herein as the "Merger Consideration").

          (c) Each issued and outstanding share of common stock, $.01 par value, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

     SECTION 3.02 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each Share outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Share in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Share in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

     SECTION 3.03  Payment.

          (a) Pursuant to an agreement in form and substance reasonably acceptable to the Company to be entered into prior to the Effective Time among Parent and a disbursing agent selected by Parent and reasonably acceptable to the Company (the "Disbursing Agent"), at the Effective Time, Parent or Merger Sub shall make available to the Disbursing Agent the aggregate amount of cash to which holders of Shares shall be entitled pursuant to Section 3.01(b).

          (b) As soon as practicable after the Effective Time, Parent shall cause the Disbursing Agent to send a notice and a letter of transmittal to each holder of certificates formerly evidencing Shares (other than certificates formerly representing Shares to be cancelled pursuant to
     Section 3.01(a) and certificates representing Dissenting Shares) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such certificates for exchange into the Merger Consideration for each Share so represented, and that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery to the Disbursing Agent of the certificates for the Shares and a duly executed letter of transmittal and any other required documents of transfer. Each holder of certificates theretofore evidencing Shares, upon surrender thereof to the Disbursing Agent together with such letter of transmittal (duly executed) and any other required documents of transfer, shall be entitled to receive in exchange therefor the Merger Consideration with respect to each such Share. Upon such surrender, the Disbursing Agent shall promptly deliver the Merger Consideration (less any amount required to be withheld under applicable law) in accordance with the instructions set forth in the related letter of transmittal, and the certificates so surrendered shall promptly be cancelled. Until surrendered, certificates formerly evidencing Shares (other than Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the Merger Consideration per Share or, in the case of Dissenting Shares, the fair value of such Dissenting Shares. No interest shall accrue or be paid on any cash payable upon the surrender of certificates which immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Shares in accordance with applicable provisions of the DGCL).

          (c) If the Merger Consideration is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Consideration that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

          (d) Unless otherwise required by applicable law, any portion of the aggregate Merger Consideration which remains undistributed to holders of Shares one year after the Effective Time shall be delivered to Parent, and any holders of Shares who have not theretofore complied with the provisions of this Article III shall thereafter look only to the Surviving Corporation as general creditors for payment of any Merger Consideration to which they are entitled pursuant to this Article III. Neither Parent nor the Disbursing Agent shall be liable to any holder of Shares for any cash held by Parent or the Disbursing Agent for payment pursuant to this Article III delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 3.04 No Further Rights. From and after the Effective Time, all of the Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and holders of certificates theretofore evidencing Shares shall cease to have any rights as shareholders of the Company, except as provided herein or by law.

     SECTION 3.05 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter. In the event that, after the Effective Time, certificates for Shares are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration for each Share represented as provided in Section 3.03, subject to applicable law in the case of Dissenting Shares.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub that except as disclosed in the SEC Reports (as defined herein) filed, or in the disclosure statement (the "Company Disclosure Statement") delivered to Parent, prior to the execution of this Agreement:

     SECTION 4.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's significant subsidiaries (within the meaning of Regulation S-X under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including without limitation any subsidiary that owns a C-10 or C-11 Vessel (as defined herein) (the "Significant Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of the Significant Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary.

     SECTION 4.02 Charter and By-Laws. The Company has heretofore made available to Parent and Merger Sub a complete and correct copy of the charter and the By-Laws, each as amended to the date hereof, of the Company.

     SECTION 4.03 Capitalization. The authorized capital stock of the Company consists of 60,000,000 Common Shares and 5,000,000 shares of Preferred Stock, $.01 par value, of which 500,000 shares have been designated as shares of Series A Junior Participating Preferred Stock ("Junior Participating Preferred Stock") and 2,000,000 shares have been designated as 9% Series D Convertible Preferred Stock ("Convertible Preferred Stock"). As of the close of business on April 4, 1997, 24,598,652 Common Shares were issued and outstanding, and there were no Common Shares held in treasury and no shares of Convertible Preferred Stock or Junior Participating Preferred Stock issued and outstanding. The Company has no shares reserved for issuance, except that, as of December 31, 1996, there were 5,671,958 Common Shares reserved for issuance (of which as of April 4, 1997, 4,012,720 were subject to outstanding Options (as defined herein) and bonus share, premium share and phantom stock awards and dividend equivalent rights under the Stock Bonus Plan) pursuant to the Option Plans and the Stock Bonus Plan (as such terms are defined in Section 6.08) and 500,000 shares of Junior Participating Preferred Stock reserved for issuance upon exercise of the Rights. Since April 4, 1997, the Company has not issued any shares of capital stock except pursuant to the exercise of Options (as defined herein) outstanding as of such date or pursuant to the Stock Bonus Plan. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options or pursuant to the Stock Bonus Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Significant Subsidiaries issued and outstanding. Except as set forth above or for the Rights and except for the Merger, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Significant Subsidiaries, obligating the Company or any of its Significant Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Significant Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Significant Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement or the Rights Agreement and except for the Company's obligations in respect of the Options under the Option Plans, there are no outstanding contractual obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of its Significant Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all of the shares of the Company's Significant Subsidiaries are owned by the Company or by a subsidiary of the Company, in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"), except such as would not have a Material Adverse Effect on the Company.

     SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the transactions contemplated hereby by the holders of the Common Shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company (the "Company Board ") and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Common Shares then outstanding). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     SECTION 4.05  No Conflict; Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will
     (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the comparable organizational documents of any of its Significant Subsidiaries, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or its Significant Subsidiaries, or by which any of them or any of their respective properties or assets are bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of its Significant Subsidiaries (any of the foregoing referred to in clause
     (ii) or this clause (iii) being a "Violation") pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation ("Contracts"), including without limitation material collective bargaining Contracts and other material Contracts with unions ("Union Contracts"), material alliance Contracts with other shipping companies ("Alliance Contracts"), material Contracts with MarAd (as defined herein) ("MarAd Contracts"), material Contracts relating to the provision of or access to rail service ("Rail Contracts"), and material Contracts allowing the use by the Company or its Vessels of any port terminal ("Terminal Contracts") to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound or affected. As of the date hereof, the Company is not in material breach of its obligations under any Union Contract, Alliance Contract, MarAd Contract, Rail Contract, Terminal Contract or Contract relating to indebtedness for money borrowed.

          (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger pursuant to the DGCL, (iii) certain state takeover and environmental statutes, (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act ") and any requirements of any foreign or supranational Antitrust Laws (as hereinafter defined), (v) Consents of any Governmental Entity that become applicable as a result of the specific regulatory status of Parent, Merger Sub or any of their affiliates, if any, (vi) the filing of notification with the Committee on Foreign Investment in the United States ("CFIUS ") under Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 (the "Exon Florio Amendment"); (vii) approvals of United States government departments and agencies, including but not limited to the Maritime Administration, United States Department of Transportation ("MarAd ") and the United States Coast Guard, set forth on
     Section 4.05(b) of the Company Disclosure Statement (the "Maritime Approvals"), and (viii) compliance with Sections 4, 5 and 6 of the Shipping Act of 1984 (the "Shipping Act ") with respect to the agreements related to the "Charter Transactions" (as defined in Section 4.05(b) of the Company Disclosure Statement), to the extent any such agreement is required to be filed by Sections 4 and 5 of the Shipping Act.

     SECTION 4.06  SEC Reports and Financial Statements.

          (a) The Company has filed with the Securities and Exchange Commission (the "SEC ") all forms, reports, schedules, registration statements and definitive proxy statements (the "SEC Reports") required to be filed by the Company with the SEC since January 1, 1995. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated balance sheets as of December 27, 1996 and December 29, 1995 and the related consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended December 27, 1996 (including the related notes and schedules thereto) of the Company contained in the Form 10-K for the year ended December 27, 1996 included in the SEC Reports present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes.

     SECTION 4.07  Disclosure Documents.

          (a) The proxy statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed (or if amended or supplemented, when and as so amended or supplemented), comply in all material respects with the applicable requirements of the Exchange Act.

          (b) At the time of filing the Company Proxy Statement (or if amended or supplemented, at the time of the filing of such amendment or supplement) with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
     Section 4.07(b) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

     SECTION 4.08 Litigation. As of the date hereof, there is no (i) suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or (ii) judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries, in each case that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.09 Absence of Certain Changes or Events. Except as contemplated by this Agreement, from December 31, 1996 until the date hereof, the Company has conducted its business only in the ordinary course, and there has not been (i) any change that would have a Material Adverse Effect on the Company, other than
(x) changes relating to or arising from general economic, market or financial conditions or generally affecting the industries, markets or trade lanes in which the Company operates or (y) changes relating to or arising from the consummation or disclosure of this Agreement or any transaction contemplated by this Agreement or by the Company Disclosure Statement, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or property) with respect to any of the Company's capital stock, except for the regular quarterly dividend on the Common Shares not in excess of $0.10 per Common Share with a record and payment date in accordance with recent practice, (iii) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on the Company, (iv) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by GAAP or (v) any increase in the compensation payable or which would become payable by the Company and its subsidiaries to the officers or key employees of the Company and its subsidiaries (taken as a whole), other than as provided in agreements entered into prior to the date hereof between the Company or its subsidiaries and such officers or employees (copies of which have been made available to Parent prior to the date hereof), or any amendments to any Company Benefit Plans (as defined herein).

     SECTION 4.10 Employee Benefit Plans. Section 4.10 of the Company Disclosure Statement lists all bonus, deferred compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts and all other employee benefit plans or contracts (including without limitation any "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA") and plans or agreements which cover employees or former employees of the Company and its subsidiaries and contain applicable "change of control" or similar provisions), other than those that are not material to the Company and its subsidiaries as a whole (the "Company Benefit Plans"). True and complete copies of all Company Benefit Plans (other than multiemployer plans and plans primarily covering foreign employees) have been made available to Parent. As of the date hereof, since January 1, 1996, there have been no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under such Company Benefit Plans, which have not been finally resolved, settled or otherwise disposed of, nor is there any default, or any condition which, with notice or lapse of time or both, would constitute such a default, under any such Company Benefit Plans, by the Company or its subsidiaries or, to the best knowledge of the Company, any other party thereto, other than disputes, grievances, arbitration, litigation, proceedings, defaults or conditions which, alone or in the aggregate, would not have a Material Adverse Effect on the Company.

     SECTION 4.11 ERISA. All Company Benefit Plans which are subject to ERISA have been administered in accordance, and are in compliance, with the applicable provisions of ERISA. Each Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, other than multiemployer plans ("Pension Plan") and which is intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service for "TRA" (as defined in Rev. Proc. 93-39) and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of the Company or its subsidiaries, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). There have not been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company Benefit Plans which could subject the Company, its subsidiaries or Parent to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Neither the Company nor any of its subsidiaries has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any multiemployer plan which has resulted in, or is reasonably expected to result in, any withdrawal liability to the Company or any of its subsidiaries with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate for a single-employer plan of such ERISA Affiliate within the 12-month period ending on the date hereof. All contributions required to be made under the terms of any Pension Plan or single-employer plan of an ERISA Affiliate have been timely made. No Pension Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code. Under each Pension Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of
Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan. All Company Benefit Plans covering foreign Employees comply in all material respects with applicable local law. Except as set forth in Section 4.11 of the Company Disclosure Statement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or employee of the Company, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     SECTION 4.12 Taxes. (i) All material Tax Returns (as defined below) have been duly filed and are complete and accurate in all material respects, (ii) all Taxes (as defined below) shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the United States federal and California state income Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the California state taxing authority through 1991 or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) as of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled, and
(v) as of the date hereof, no waivers of statutes of limitation have been given by or requested in writing with respect to any Taxes. "Tax Returns" shall mean all reports and returns required to be filed on or before the Closing Date (taking into account any extension of time within which to file) with respect to the Taxes of the Company including, without limitation, consolidated, combined or unitary tax returns of any group of companies of which the Company is a member. "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the Company, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     SECTION 4.13 Compliance with Applicable Laws. To the best knowledge of the Company, the Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses substantially as now conducted (the "Compliance Permits"). To the best knowledge of the Company, the Company and its subsidiaries are in substantial compliance with applicable laws and the terms of the Compliance Permits. To the best knowledge of the Company, the business operations of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     SECTION 4.14 Voting Requirements. The affirmative vote of the holders of at least a majority of the total number of votes entitled to be cast by the holders of the Common Shares outstanding as of the record date for the Company Shareholder Meeting (as defined herein) is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the transactions contemplated by this Agreement (including the Merger).

     SECTION 4.15 Certain Approvals. The Company Board has taken appropriate action such that, assuming the accuracy of Parent's representations in Section
5.06 of this Agreement, the provisions of Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement. The Company Board has approved the transactions contemplated by this Agreement for purposes of Article Sixth and Article Eighth of the Company's Certificate of Incorporation.

     SECTION 4.16 Rights Agreement. Assuming the accuracy of Parent's representation in Section 5.06 of this Agreement, neither the execution and the delivery of this Agreement nor consummation of the transactions contemplated hereby will result in a "Distribution Date" (as defined in the Rights Agreement).

     SECTION 4.17 Brokers. Except for the engagement of J.P. Morgan & Company, a copy of the engagement letter with which has been provided to Parent, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     SECTION 4.18 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, as of the date hereof: (i) to the best knowledge of the Company no real property currently or formerly owned or operated by the Company or any current subsidiary is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation under any Environmental Law; (ii) no judicial or administrative proceeding is pending or to the best knowledge of the Company threatened relating to liability for any off-site disposal or contamination; and (iii) the Company and its subsidiaries have not received any claims or notices alleging liability under any Environmental Law, and the Company has no knowledge of any circumstances that could result in such claims. "Environmental Law" means any applicable domestic or foreign federal, state or local law, regulation, order, decree, or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substance or the protection of the environment. "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law. None of the items set forth on Section 4.18 of the Company Disclosure Statement is, at the date hereof, reasonably likely to result in a net cost to the Company and its subsidiaries in excess of $5 million.

     SECTION 4.19 Insurance. Each of the Company and its subsidiaries maintains such policies of maritime, property, casualty, worker's compensation, general liability and other insurance, or has self insured and established reserves, as are appropriate and as are comparable in amounts and scope to such policies maintained by similarly situated businesses or as required by applicable law or Contracts.

     SECTION 4.20 Vessels. Schedule 4.20 accurately lists all vessels having a size in excess of 4,000 twenty-foot equivalent units ("Vessels") owned by the Company or any of its subsidiaries. As of the date of this Agreement, each of the Vessels is (i) in good running order and repair, and is sufficiently tackled, appareled, furnished, equipped, and seaworthy and in good operating condition, ordinary wear and tear and depreciation excepted, and (ii) in such condition as will entitle each Vessel to the highest classification and rating for a vessel of the same age and type of the American Bureau of Shipping.

     SECTION 4.21 Maritime Security Program Subsidy and Construction Differential Subsidy. (a) Each of the five C-10 Vessels and at least four of the C-11 Vessels at the date hereof owned and operated by the Company or its subsidiaries will, following the consummation of the transactions contemplated by Item A of Section 4.05(b) of the Company Disclosure Statement, meet all of the requirements necessary in order to be eligible to receive payments from MarAd pursuant to the Maritime Security Act of 1996 and the relevant MSP Operating Agreement (or pursuant to the Operating-Differential Subsidy and related agreements), except to the extent that (x) the MSP Operating Agreement with respect to such Vessel has been terminated in accordance with its terms or (y) such C-11 Vessel has not yet been registered as a U.S. flag vessel.

     (b) The transactions contemplated by Section 4.05(b) of the Company Disclosure Statement will not have a Material Adverse Effect on the Company.

     (c) As of May 1, 1997, the aggregate unamortized CDS will be $2,214,588 for the four Pacesetter Vessels.

     SECTION 4.22 Capital Construction Fund. As of the date hereof, the fund (the "Capital Construction Fund") established pursuant to the Maritime Administration Capital Construction Fund Agreement (Contract No. MA/CCF-306), dated as of December 8, 1976, between the Assistant Secretary of Commerce for Maritime Affairs and American President Lines, Ltd., and Addenda Nos. 1-22 thereto, consists of an investment of not greater than $65 million in the Company's trade accounts receivable.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     SECTION 5.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Singapore and each material subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a direct or indirect wholly-owned subsidiary of Parent. Parent and each of its material subsidiaries (including Merger Sub) has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary.

     SECTION 5.02 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and Merger Sub and by each stockholder of Merger Sub and no other corporate proceedings on the part of Parent, Merger Sub or any other affiliate of Parent are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     SECTION 5.03  No Conflict; Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or Merger Sub, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub, or any of their subsidiaries, or by which any of them or any of their respective properties or assets are bound or affected, or (iii) result in a Violation pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub, or any of their subsidiaries, is a party or by which any of their respective properties or assets are bound or affected.

          (b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger pursuant to the DGCL, (iii) notifications required by certain state takeover and environmental statutes, (iv) compliance with the HSR Act and any requirements of any foreign or supranational Antitrust Laws and filings under the Exon-Florio Amendment and (v) Consents required to be obtained by the Company.

     SECTION 5.04 Disclosure Documents. The information with respect to Parent and its subsidiaries that Parent furnishes to the Company in writing, specifically for use in the Company Proxy Statement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time of filing the Company Proxy Statement (or if amended or supplemented, at the time of the filing of such amendment or supplement) with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time.

     SECTION 5.05 Financing. Parent or Merger Sub has all funds necessary to consummate the Merger and the transactions contemplated hereby and to pay related fees and expenses.

     SECTION 5.06  Parent Not an Interested Stockholder or an Acquiring
Person. As of the date of this Agreement, neither Parent nor any of its affiliates is an "Interested Stockholder" as such term is defined in Section 203 of the DGCL, Article Sixth of the Company's Certificate of Incorporation or Article Eighth of the Company's Certificate of Incorporation or an "Acquiring Person" as such term is defined in the Rights Agreement.

     SECTION 5.07 Brokers. Neither Parent nor Merger Sub, nor any of their respective subsidiaries, officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement with respect to which the Company is or might be liable if the Merger contemplated hereby is not consummated.

                                   ARTICLE VI

                                   COVENANTS

     SECTION 6.01 Conduct of Business of the Company. The Company agrees to consult and cooperate with Parent prior to the Effective Time in order to facilitate planning and execution of the integration of operations of the Company and Parent from and after the Effective Time. Except with the prior written consent of Parent or as contemplated by this Agreement or the Company Disclosure Statement, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of its subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of its customers, employees, unions and others having business relationships with it. In addition, except as otherwise contemplated by this Agreement or the Company Disclosure Statement, the Company will not, and will not permit any of its Significant Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

          (a) adopt any amendment to its charter or By-Laws or comparable organizational documents or the Rights Agreement;

          (b) except for issuances of capital stock of the Company's subsidiaries to the Company or a wholly-owned subsidiary of the Company, issue, reissue or sell, or authorize the issuance, reissuance or sale of
     (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares (and the related Rights) in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or the issuance of Common Stock (and the related Rights) pursuant to the Stock Bonus Plan, or (ii) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof;

          (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property) in respect of any of its capital stock other than between any of the Company and any of its wholly-owned subsidiaries, except for (x) the regular quarterly dividend on the Common Shares not in excess of $0.10 per Common Share with a record and payment date in accordance with recent practice, and (y) the redemption of the Rights;

          (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

          (e) except for (i) increases in the ordinary course consistent with past practice in salary, wages and benefits granted to grade 13 or below employees of the Company or its subsidiaries, (ii) entry into termination and severance agreements in the ordinary course consistent with past practice in accordance with the severance policy described in Section 4.09 of the Company Disclosure Statement, or (iii) increases in salary, wages and benefits to employees of the Company or its subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business, increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of its subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or other key employee of the Company or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;

          (f) acquire, sell, lease or dispose of any vessel;

          (g) acquire, sell, lease or dispose of any assets (other than vessels) or securities which are material to the Company and its subsidiaries taken as a whole, or enter into any commitment to do any of the foregoing or enter into any other material commitment or transaction, outside the ordinary course of business consistent with past practice other than transactions between a wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company;

          (h) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company;

          (i) neither the Company nor any of its subsidiaries shall (i) settle or compromise any material claims or litigation (other than any settlement or compromise not involving payments by the Company, net of insurance, in excess of $500,000), or (ii) except in the ordinary course of business, modify, amend or terminate any of its material Contracts or Permits or waive, release or assign any other material rights or claims;

          (j) neither the Company nor any subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business;

          (k) grant any lien on any Vessel in respect of borrowed money; and

          (l) agree in writing or otherwise to take any of the foregoing actions.

     SECTION 6.02  Shareholder Meeting; Proxy Material.

          (a) The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a meeting of its shareholders (the "Company Shareholder Meeting") as promptly as reasonably practicable after the date on which the definitive Company Proxy Statement has been mailed to the Company's shareholders for the purpose of considering and taking action upon the Merger and this Agreement. Subject to the fiduciary duties of the Company Board, the Company Board will recommend that holders of Common Shares vote in favor of the approval of this Agreement at the Company Shareholder Meeting.

          (b) In connection with such meeting, the Company (i) will as promptly as practicable prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to the fiduciary duties of the Company Board, will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting. The Company will provide Parent with a copy of the preliminary proxy statement and all modifications thereto prior to filing or delivery to the SEC and will consult with Parent in connection therewith. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and will supply Parent with copies of all written correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. If at any time prior to the Company Shareholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Company Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement.

     SECTION 6.03 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Parent and Merger Sub and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations, as to which the Company will use reasonable efforts to obtain waivers or to make non-applicable to Parent or Merger Sub, and the preservation of attorney client and work product privileges) during normal business hours and upon reasonable notice, to the offices and other facilities and to the books and records of the Company and its subsidiaries, as will permit Parent and Merger Sub to make inspections of such as either of them may reasonably require and will cause the Company Representatives and the Company's subsidiaries to furnish Parent, Merger Sub and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent and Merger Sub may from time to time reasonably request. Unless otherwise required by law, Parent and Merger Sub will, and will cause the Parent Representatives to, hold any such information in confidence until the Effective Time or such time as such information otherwise becomes publicly available through no wrongful act of Parent, Merger Sub or the Parent Representatives. In the event of termination of this Agreement for any reason, Parent and Merger Sub will, and will cause the Parent Representatives to, return to the Company all copies of written information furnished by the Company or any of the Company Representatives to Parent or Merger Sub or the Parent Representatives and destroy all memoranda, notes and other materials prepared by Parent, Merger Sub or the Parent Representatives based upon or including the information furnished by the Company or any of the Company Representatives to Parent or Merger Sub or the Parent Representatives (and Parent will certify to the Company that such destruction has occurred). In addition, Parent will comply with the terms of the Confidentiality Agreement (as hereinafter defined), which the parties hereby agree will terminate as of the Effective Time.

     SECTION 6.04 Reasonable Best Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

     In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or Merger Sub or any of their respective subsidiaries, should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Company Proxy Statement, the discovering party will promptly inform the other party of such event or circumstance.

     SECTION 6.05  Consents.

          (a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

          (b) (i) In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority ("Antitrust Laws"). The obligation to use such reasonable best efforts shall not require Parent to agree to hold separate or to divest any of the businesses, product lines or assets of Parent or any of its affiliates or of any of the Company, its subsidiaries or affiliates, or take any other action that would have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent and the Company taken as a whole.

          (ii) In furtherance and not in limitation of the foregoing, each of the Company, Merger Sub and Parent shall use its reasonable best efforts to obtain the Maritime Approvals and to otherwise resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any shipping or maritime laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority ("Maritime Laws"). If the Maritime Approvals have not been obtained, Parent shall take such action or make such commitments or agreements to take action in the future (and shall consent to the Company taking such action or making such commitments or agreements) as may be required by the applicable government or governmental or multinational authority (including, without limitation, MarAd or the Federal Maritime Commission) in order to obtain the Maritime Approvals or to resolve such objections as such government or authority may have; provided, however, that no such action, commitment or agreement shall be required to be taken or made if it would have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent and the Company, taken as a whole.

          (c) Any party hereto shall promptly inform the others of any material communication from MarAd, the Federal Maritime Commission, the United States Federal Trade Commission, the Department of Justice, the European Economic Area, CFIUS or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent and the Company will consult and cooperate with one another with respect to (and prior to) any understandings, undertakings or agreements (oral or written) which are proposed to be made or entered into with MarAd, the Federal Maritime Commission, the Federal Trade Commission, the Department of Justice, the European Economic Area, CFIUS or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement and no such understandings, undertaking or agreements shall be made or entered into without prior consultation with Parent.

          (d) (i) (A) In the event that any filings are required pursuant to Sections 4 or 5 of the Shipping Act in connection with the Charter Transactions, the Company shall, after consultation with Parent, make such filings as soon as practicable (and in no event later than ten business days after finalization of all documentation related to such transactions).
     (B) Neither Parent nor (except as set forth above) the Company (or any of their affiliates) shall enter into any other agreement related to this Agreement or the transactions contemplated hereby that would require filing under Section 4 or 5 of the Shipping Act ("Additional Shipping Act Agreements") without the prior written consent of the other. In the event that any such agreement is entered into (with such consent) it shall be filed as soon as practicable (and in no event later than 10 business days) thereafter pursuant to Sections 4 and 5 of the Shipping Act.

          (ii) Parent and the Company shall each promptly, and in any event within 10 days after execution and delivery of this Agreement, make all filings or submissions as are required under the HSR Act or any other Antitrust Laws or the Exon-Florio Amendment.

     SECTION 6.06 Public Announcements. So long as this Agreement is in effect, Parent, Merger Sub and the Company agree to use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

     SECTION 6.07  Employee Benefit Arrangements.

          (a) Parent agrees that the Company will honor and, from and after the Effective Time, Parent will cause the Surviving Corporation to honor, (i) each Employee Benefit Arrangement that is set forth in the Company Disclosure Statement and (ii) each other Employee Benefit Arrangement to which the Company or any of its subsidiaries is presently a party, in the case of clause (ii), to the extent that any benefit has accrued thereunder as of the Effective Time.

          (b) Parent will cause the Surviving Corporation to take such actions as are necessary so that, for a period of at least two years from the Effective Time, employees of the Company and its subsidiaries (excluding employees covered by collective bargaining agreements) will be provided cash compensation, employee benefit (including without limitation indemnification arrangements and directors' and officers' insurance) and incentive compensation and similar plans and programs as will provide compensation and benefits which in the aggregate are no less favorable than those provided to such employees as of the date hereof; provided, however, that it is understood that after the Effective Time no party hereto will have any obligation to issue shares of capital stock of any entity pursuant to any such plan or program and that any substitute plan or program may be based on criteria other than stock performance.

          (c) Nothing in this Section 6.07 shall require any party hereto to retain any employee (other than pursuant to agreements existing at the Effective Time).

     SECTION 6.08  Stock Options and Stock Plans.

          (a) The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, (i) each outstanding option to purchase Common Shares (an "Option") granted under the Company's 1989 Stock Incentive Plan or the Company's 1992 Directors Stock Option Plan (collectively, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option which is then outstanding shall be cancelled and (iii) in consideration of such cancellation, and except to the extent that Parent or the Merger Sub and the holder of any such Option otherwise agree, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (B) the number of Common Shares subject thereto (such payment to be net of applicable withholding taxes).

          (b) The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, (i) all Common Shares granted under any Option Plan or under the Company's 1995 Stock Bonus Plan (the "Stock Bonus Plan") (including without limitation "Premium Shares" under the Stock Bonus Plan), whether or not then vested or subject to restrictions, shall become fully vested and free of restrictions and (ii) all "Phantom Shares" under the Stock Bonus Plan shall be cancelled and, in consideration of such cancellation, the Company shall pay to the holders of such Phantom Shares the product of the Merger Consideration and the number of Phantom Shares held by such holder.

     SECTION 6.09  Indemnification.

          (a) Parent agrees that all rights to indemnification now existing in favor of any employee, agent, director or officer of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective charters or By-Laws, in an agreement between an Indemnified Party and the Company or one of its subsidiaries, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Parent also agrees to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Notwithstanding the foregoing two sentences, Parent shall have no obligation to indemnify or pay expenses of such Indemnified Party to the extent that the Company or the relevant insurer shall have actually paid or satisfied (and eliminated any liability of such Indemnified Party with respect to) such applicable indemnification obligation or expense reimbursement within 5 business days (or such shorter period as may be required so that such Indemnified Party suffers no legal disadvantage) of the date that such obligation of such Indemnified Party became due. Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing or otherwise in respect of the indemnity and other obligations provided for in this Section 6.09.

          (b) Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than two years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this
     Section 6.09(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     SECTION 6.10 Corporate Presence. For a period of at least three years after the Effective Time, Parent shall cause the Surviving Corporation to retain a substantial corporate presence in the Oakland, California area.

     SECTION 6.11  Maritime Transactions.

          (a) Subject to receipt of the Approvals described in Section 4.05(b) of the Company Disclosure Statement, the Company shall, on or prior to the Effective Time, (i) consummate and effectuate the transfers, agreements, trusts and charters set forth in item A of Section 4.05(b) of the Company Disclosure Statement, (ii) transfer or terminate the Company's contracts and agency agreements relating to the Ready Reserve Force as set forth in item B of Section 4.05(b) of the Company Disclosure Statement, (iii) terminate (and/or transfer under a structure similar to that described in item A of Section 4.05 of the Company Disclosure Statement) the Company's ODS Agreement (and, if terminated, reasonably contemporaneous with such termination, commence operations under a minimum of five of the Company's MSP Operating Agreements) as set forth in item C of Section 4.05(b) of the Company Disclosure Statement and (iv) with respect to certain of the Company's Pacesetter Vessels that are subject to Construction Differential Subsidy Agreements, consummate and effectuate, at the Company's election, one of the transactions set forth in items D.1, D.2 or D.3 of Section 4.05(b) of the Company Disclosure Statement, in each case set forth in clauses (i) through (iv) above, on terms and conditions and involving agreements and obligations of the Company and/or its subsidiaries as determined by the Company after consultation with Parent.

          (b) The Company shall, on or prior to the Effective Time, at its election and on terms and conditions and involving agreements and obligations of the Company and/or its subsidiaries as determined by the Company, either (i) sell or otherwise transfer to an entity that is a 75%-owned citizen under Section 2 of the 1916 Shipping Act the barges that are chartered to Trailer Marine Transport Corporation pursuant to a Bareboat Charter Party dated as of January 14, 1985 or (ii) terminate such Bareboat Charter Party with respect to such barges.

     SECTION 6.12 No Solicitation. The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or its subsidiaries or acquisition of all or substantially all of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than Parent, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement and the Company will immediately cease or cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that the Company may, in response to an unsolicited proposal with respect to an Acquisition Transaction from a third party that a nationally recognized investment banking firm retained by the Company advises, and the Company Board determines, may reasonably be expected to result in a transaction that is more favorable to the Company and its stockholders than the transactions contemplated hereby, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understanding, in each case only if the Company Board deems it necessary to do so in the exercise of its fiduciary obligations after consultation with outside counsel. The Company will notify Parent promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. The Company also will promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company to return all confidential information heretofore furnished to such person by or on behalf of the Company.

     SECTION 6.13 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     SECTION 6.14  Redemption of Rights; Amendment of By-Laws.  The Company will
(a) redeem all outstanding Rights at a redemption price of $0.01 per Right (or otherwise make such Rights inapplicable to the Merger) and (b) delete or amend
Section 3 of Article VII of the Company's By-Laws to permit the unrestricted acquisition of Common Shares by Merger Sub pursuant to the Merger and in accordance with this Agreement, in each case effective no later than immediately prior to the Effective Time. Prior to such redemption (or other action) and deletion or amendment, Parent will provide the Company with reasonable assurances that the Merger will be consummated.

     SECTION 6.15 Voting of Shares. Parent agrees to vote all Common Shares beneficially owned by it, if any, in favor of adoption of this Agreement at the Company Shareholder Meeting.

     SECTION 6.16 State Takeover and Environmental Laws. The Company shall, upon the request of and in cooperation with Merger Sub, take all reasonable steps to (a) obtain, grant or have granted such approvals pursuant to and otherwise act to eliminate or minimize the effects on, or assist in any challenge by Merger Sub to the validity or applicability to, the transactions contemplated by this Agreement, including the Merger, of any state takeover law and (b) obtain, grant or have granted any approvals applicable to the transactions contemplated by this Agreement, including the Merger, under any applicable state environmental law.

     SECTION 6.17 Capital Construction Fund. The Company agrees to use its reasonable efforts, following consultation with Parent and subject to Parent's reasonable objections, to spend or invest the Capital Construction Fund prior to the Effective Time in order to minimize any adverse tax consequences to such fund or the Company as a result of the Merger and maximize the value of such fund to the Company.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company) of the following conditions:

          (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the outstanding Common Shares of the Company in accordance with the DGCL;

          (b) any (i) waiting period under (x) the HSR Act relating to the Merger and (y) Sections 4, 5 and 6 of the Shipping Act relating to the Charter Transactions or to any Additional Shipping Act Agreements shall have expired and (ii) waiting periods or, if applicable, review periods of Governmental Authorities, under the Exon Florio Amendment and any foreign or supranational Antitrust Laws shall have expired;

          (c) the Maritime Approvals shall have been obtained; and

          (d) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction, provided, however, that the parties shall comply with Sections 6.04 and 6.05 and shall further use their reasonable best efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted, unless such action would have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent and the Company, taken as a whole.

     SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or waiver by Parent) of the following conditions:

          (a) the representations and warranties of the Company set forth in this Agreement shall be true when made and (except for representations and warranties made as of a specific date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except for any failures to be true that, in the aggregate, do not have a Material Adverse Effect on the Company; the Company shall have performed its covenants and agreements under this Agreement in all material respects; and Parent and Merger Sub shall have received a certificate of the Chief Executive Officer or a Vice President of the Company to the foregoing effect;

          (b) except as contemplated by this Agreement, including the Company Disclosure Statement, no change shall have occurred, since the date of this Agreement, that would have a Material Adverse Effect on the Company, other than (x) changes relating to or arising from general economic, market or financial conditions or generally affecting the industries, markets or trade lanes in which the Company operates or (y) changes relating to or arising from the consummation or disclosure of this Agreement or any transaction contemplated by this Agreement; and

          (c) there shall not have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on the Singapore Stock Exchange or the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks or other lending institutions in the United States or Singapore, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Singapore, or (iv) or in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof.

     SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction (or waiver by the Company) of the condition that the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true when made and (except for representations and warranties made as of a specific date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except for any failures to be true that, in the aggregate, do not have a Material Adverse Effect on Parent; Parent and Merger Sub shall have performed their covenants and agreements under this Agreement in all material respects; and the Company shall have received certificates of the Chief Executive Officer or a Vice President of Parent and Merger Sub to the foregoing effect.

                                  ARTICLE VIII

                        TERMINATION; AMENDMENTS; WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a) by the mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if the Company Shareholder Meeting (including as it may be adjourned from time to time) shall have concluded without the Company having obtained the required shareholder approval of this Agreement and the transactions contemplated hereby;

          (c) by Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

          (d) by either the Company or Parent, if the Merger has not been consummated by January 31, 1998, provided, however, that the party seeking to terminate the Agreement shall not have breached its obligations under this Agreement in any material respect;

          (e) by Parent, at any time prior to the Effective Time, by action of the Board of Directors of Parent, (i) upon a material breach of this Agreement on the part of the Company which has not been cured and which would cause the condition set forth in Section 7.02(a) of this Agreement to be incapable of being satisfied by January 31, 1998, or (ii) if the Company Board shall have withdrawn or modified in a manner adverse to Parent or Merger Sub its recommendation of this Agreement or the Merger (which for these purposes shall be deemed to have been made as of the date hereof), or shall have resolved to do any of the foregoing; or

          (f) by the Company, at any time prior to the Effective Time, by action of the Company Board, (i) upon a material breach of this Agreement on the part of Parent or Merger Sub which has not been cured and which would cause the condition set forth in Section 7.03 of this Agreement to be incapable of being satisfied by January 31, 1998, or (ii) if a third party, including any group, shall have made a proposal in respect of an Acquisition Transaction that a nationally recognized investment banking firm retained by the Company advises, and the Company Board determines, may reasonably be expected to result in a transaction that is more favorable to the Company and its stockholders than the transactions contemplated hereby.

     SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of this Section 8.02, Section 8.03 and the last sentence of Section 6.03, which shall survive any such termination. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement.

     SECTION 8.03  Fees and Expenses.

          (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (b) In the event (i) Parent shall have terminated this Agreement pursuant to Section 8.01(e)(ii) and (x) ten business days shall have elapsed from the withdrawal or modification in a manner adverse to Parent or Merger Sub of the Company Board's recommendation of this Agreement and the Merger (except if the Company Board shall have taken any of the actions set forth in clause (y) below), without such recommendation being reinstated in full prior to such termination or (y) the Company Board shall have advised shareholders to reject this Agreement and the Merger or to tender shares to, or accept or vote for an agreement relating to an Acquisition Transaction with, any person other than Parent (or affiliates thereof) or (ii) the Company shall have terminated this Agreement pursuant to Section 8.01(f)(ii), then the Company shall promptly, but in no event later than two days after the date of request (in accordance with the terms hereof) therefor, reimburse Parent for the documented fees and expenses of Parent and Merger Sub related to this Agreement, the transactions contemplated hereby and any related financing (subject to a maximum of $2,000,000), which amount shall be payable in same day funds and pay Parent a termination fee of $25,000,000, which amount shall be payable in same day funds. The Company acknowledges that the agreements contained in this
     Section 8.03(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the expense reimbursement or the termination fee due pursuant to this Section 8.03(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount due (accruing from the day after such amount was due and payable pursuant to the terms hereof until the date of payment) at the three month T-bill rate as disclosed in the Wall Street Journal on the date such payment was required to be made.

     SECTION 8.04 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Sections 3.03, 6.07, 6.08, 6.09 and 6.10 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

     SECTION 9.02  Entire Agreement; Assignment.

          (a) This Agreement (including the documents and the instruments referred to herein) and the letter agreement dated February 12, 1997 (the "Confidentiality Agreement"), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

         If to Parent or Merger Sub:

         Neptune Orient Lines Limited
         456 Alexandra Road, #06-00 NOL Building
         Singapore 119962, Republic of Singapore
         Attention: President
         with a copy to:

         Sullivan & Cromwell
         28th Floor
         Nine Queen's Road, Central
         Hong Kong
         Attention: Robert G. DeLaMater, Esq.

         If to the Company:

         APL Limited
         1111 Broadway
         Oakland, California 94607
         Attention: President

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Attention: Daniel A. Neff, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 6.07, 6.08, 6.09 and 6.10, as to which the third parties who benefit from such sections are intended third party beneficiaries, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09  Certain Definitions.  As used in this Agreement:

          (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (b) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is used in Section 13(d)(3) of the Exchange Act);

          (c) the term "subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity;

          (d) the term "Material Adverse Effect on the Company," as used in this Agreement, means any change in or effect on the business, operations or financial condition of the Company or any of its subsidiaries that is materially adverse to the Company and its subsidiaries taken as a whole or would materially adversely affect the ability of the Company to consummate the transactions contemplated hereby;

          (e) the term "Material Adverse Effect on Parent," as used in this Agreement, means any change in or effect on the business, operations or financial condition of Parent or any of its subsidiaries that would be materially adverse to Parent and its subsidiaries taken as a whole or would materially adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; and

          (f) the phrase "Material Adverse Effect on Parent and the Company, taken as a whole" as used in this Agreement, means any change in or effect on the business, operations or financial condition of Parent or the Company, or any of their respective subsidiaries, that is materially adverse to Parent, the Company and their subsidiaries, taken as one combined enterprise, or would materially adversely affect the ability of Parent or the Company to consummate the transactions contemplated hereby.

     SECTION 9.10 Specific Performance; Consent to Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the Northern District of California, any California state court located in the Northern District of California or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Federal District Court for the Northern District of California, any California state court located in the Northern District of California and any Delaware state court, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal District Court for the Northern District of California, a California state court located in the Northern District of California or a Delaware state court.

     SECTION 9.11 Appointment of Agent for Service of Process. Parent hereby consents to service of process upon it by mailing or delivering such service to its agent, NOL (USA), Inc. (the "Agent"), located at 80 Grand Avenue, No. 700, Oakland, California 94612, USA, and authorizes and directs its Agent to accept such service.

     SECTION 9.12 Guarantee. Parent hereby guarantees the due performance by Merger Sub of all of the Merger Sub's obligations incurred in connection with the Merger, this Agreement and the transactions contemplated hereby.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                          NEPTUNE ORIENT LINES LIMITED

                                          By: /s/ H.R. HOCHSTADT
                                            ------------------------------------
                                            Name: H.R. Hochstadt
                                            Title: Chairman

                                          NEPTUNE U.S.A., INC.

                                          By: /s/ LUA CHENG ENG
                                            ------------------------------------
                                            Name: Lua Cheng Eng
                                            Title: Director

                                          APL LIMITED

                                          By: /s/ TIMOTHY J. RHEIN
                                            ------------------------------------
                                            Name: Timothy J. Rhein
                                            Title: President & Chief
                                                  Executive Officer

                                                                      APPENDIX B

                                                                [JP MORGAN LOGO]
J.P. Morgan Securities Inc.

                 April 13, 1997
60 Wall Street
New York NY
10260-0060       The Board of Directors
                 APL Limited
                 1111 Broadway
                 Oakland, CA 94607-5500

                 Attention: Tim Rhein
                            Chief Executive Officer & President

                 Ladies and Gentlemen:

                 You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of APL Limited (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with an indirect wholly-owned subsidiary of Neptune Orient Lines Ltd (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of April 13, 1997 (the "Agreement"), among the Company, the Buyer and Neptune U.S.A., Inc. (the "Merger Subsidiary"), the Company will become a wholly-owned subsidiary of the Buyer, and stockholders of the Company will receive $33.50 for each share of Common Stock, par value $0.01 per share, of the Company held by them.

                 In arriving at our opinion, we have reviewed (i) the Agreement;
                 (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) current and historical market prices of the common stock of the Company; (iv) the audited financial statements of the Company for the fiscal year ended December 31, 1996, and the unaudited financial statements of the Company for the period ended February 28, 1997; (v) certain internal financial analyses and forecasts prepared by the Company and its management; and (vi) the terms of other business combinations that we deemed relevant. In addition, we have held discussions with certain members of the Management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

                 In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. We have also assumed that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

                 Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

                 We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. We have also acted as co-manager on the Company's $150 million senior notes issuance in 1993 and advised on the Company's sale of its Domestic Distribution Services unit and on the Company's share repurchases, including Dutch Auction, targeted and open market repurchases. Our affiliate Morgan Guaranty Trust Company of New York is the agent bank for the Company's revolving credit facility and has entered into interest rate hedge contracts with the Company.

                 The credit facility may remain outstanding after consummation of the Merger. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

                 On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.

                 This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

                 Very truly yours,

                 J.P. MORGAN SECURITIES INC.

                 By: /s/ ROBERT SROKA
                     -------------------------
                     Name: Robert Sroka
                     Title: Managing Director

                                                                      APPENDIX C

                     SECTION 262 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

sec.262. Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                              [FORM OF PROXY CARD]

                                     APL LIMITED
P                                   1111 BROADWAY
                              OAKLAND, CALIFORNIA 94607
R            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         The undersigned hereby appoints Timothy J. Rhein, Maryellen B. Cattani
O and Timothy J. Windle, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and
X vote all the shares of the common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual
Y Meeting to be held on August 28, 1997, or at any adjournment or postponement thereof, (1) as specified below on the matters listed and more fully described in the Notice of Annual Meeting and Proxy Statement of said meeting, receipt of which is acknowledged, and (2) in their discretion on such procedural matters, including without limitation potential adjournments of the Annual Meeting, and such other matters as may properly come before the meeting or any adjournment or postponement thereof.

         The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, shares will be voted FOR the election of the director nominees and FOR Proposals 2 and 3. Specific choices may be made on the reverse side of this Proxy.

                                                                SEE REVERSE SIDE
                    (Continued and to be signed on reverse side)

 [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

 1. ELECTION OF DIRECTORS

                     [ ] FOR                   [ ] WITHHELD

   NOMINEES:              Charles S. Arledge      Timothy J. Rhein        Barry L. Williams
                          F. Warren Hellman       Forrest N. Shumway


                         [ ] --------------------------------------
                             for all nominees except as noted above

 2. APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER

           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

 3. RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT
    AUDITORS

           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

                            MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [ ]

                            THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3 UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED.

                            PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATE NAME, PLEASE SIGN IN FULL CORPORATE NAME BY AN AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

                            ---------------------------------       --------------  , 1997
                            Signature                               Date

                            ---------------------------------       --------------  , 1997
                            Signature                               Date

 PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.